As filed with the Securities and Exchange Commission on April 26, 2010.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4/S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITALGLOBE, INC.
*And the Subsidiary Guarantors listed below
(Exact name of registrant as specified in its charter)

Delaware	4899	31-1420852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industries Classification Code Number)	(I.R.S. Employer Identification No.)
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503
(Address, including zip code, and telephone number, including area code, of registration’s principal executive officer)
J. Alison Alfers, Esq.
General Counsel
DigitalGlobe, Inc.
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503
(303) 684-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Richard B. Aftanas, Esq.
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of Registration
Registered	Registered	Security	Price(1)	Fee(1)
10.5% Senior Secured Notes due 2014	$355,000,000	100%	$355,000,000	$25,312
Guarantees related to the 10.5% Senior Secured Notes due 2014	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Names of Additional Registrants*	Formation	Number	Number

DG Consents Sub, Inc.	Delaware	4899	20-1657629
DigitalGlobe International, Inc	Colorado	4899	26-2190635

*	Addresses and telephone numbers of principal executive offices are the same as those of DigitalGlobe, Inc. described above.

EXPLANATORY NOTE

This Registration Statement covers the registration of 10.5% Senior Secured Notes due 2014 of DigitalGlobe Inc. and related guarantees to be offered in exchange for the outstanding 10.5% Senior Secured Notes due 2014 and related guarantees. This Registration Statement also covers the registration of market making transactions by Morgan Stanley & Co. Incorporated in such notes. The complete prospectus relating to the exchange offer (the “prospectus”) follows immediately after this Explanatory Note. Following the prospectus are pages relating solely to such market making transactions (the “market making prospectus”), including an alternate front cover page, an alternate “Use of Proceeds” section and an alternate “Plan of Distribution” section. All other sections of the prospectus other than “Summary of The Exchange Offer” and “The Exchange Offer” will be included in the market making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2010

PRELIMINARY PROSPECTUS

Offer to Exchange up to
$355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014
(CUSIP Nos. 25389M AB5 and U25385 AA0)
for
$355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014
(CUSIP No.     )
that have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by the
subsidiary guarantors listed on the first page of this prospectus.

The exchange offer will expire at 5:00 p.m.,
New York City time, on          , 2010, unless extended.

•	We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “exchange notes,” for a like principal amount of our outstanding 10.5% Senior Secured Notes due 2014, which we refer to as the “original notes.” The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	The terms of the exchange notes are substantially identical to the terms of the original notes in all material respects, except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

•	We will accept for exchange any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2010, unless extended.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of original notes for exchange notes generally will not be a taxable event for U.S. federal income tax purposes.

•	The notes will not be listed on any securities exchange, quotation system or PORTAL.

See “Risk Factors” beginning on page 10 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010

Subsidiary Guarantors

DG Consents Sub, Inc.
DigitalGlobe International, Inc.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Investor Relations
DigitalGlobe, Inc.
1601 Dry Creek Drive Suite 260
Longmont, CO 80503
(303) 684-4000

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer. No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

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FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss or reduction of any of our primary contracts; the loss or impairment of our satellites; loss or damage to the content contained in our ImageLibrary; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition that may reduce our market share or cause us to lower our prices; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company; and other important factors, all as described more fully in our filings with the SEC, including this prospectus.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the related notes and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our common stock. In this prospectus, “DigitalGlobe,” “the company,” “we,” “us” and “our” refer to DigitalGlobe, Inc. and its consolidated subsidiaries.

Our Company

We are a leading global provider of commercial high-resolution earth imagery products and services. Our products and services support a wide variety of uses, including defense, intelligence and homeland security applications, mapping and analysis, environmental monitoring, oil and gas exploration, and infrastructure management. Our principal customers include U.S. and foreign defense and intelligence agencies and a wide variety of commercial customers, such as internet portals, companies in the energy, telecommunications, utility and agricultural industries, and U.S. and foreign civil government agencies. The imagery that forms the foundation of our products and services is collected daily via our three high-resolution imagery satellites and managed in our content archive, which we refer to as our ImageLibrary. We believe our ImageLibrary is the largest, most up-to-date and comprehensive archive of high resolution earth imagery commercially available; as of March 31, 2010, containing more than 1 billion square kilometers of imagery, with new imagery added every day. With the addition of our WorldView-2 satellite, commissioned on January 4, 2010, we expect our collection capacity to expand to more than 500 million square kilometers per year.

Products and Services

We offer earth imagery products and services that are comprised of imagery from our three-satellite constellation, and aerial imagery that we acquire from third party suppliers. We process our imagery to varying levels according to the customer’s specifications and deliver our products using the distribution method that best suits our customers needs. Customers can purchase satellite or aerial images that are archived in our ImageLibrary. Customers can also order imagery content by placing custom orders, which require tasking of our satellites, for a specific area of interest, or as a bundle of imagery and data for a region or type of location, such as cities, ports and harbors or airports. For example, CitySphere, an ImageLibrary product, that features color imagery for 300 of the world’s largest cities that is refreshed on a routine basis.

Customers specify how they want the imagery content they are purchasing from us to be produced. We deliver our satellite imagery content at three processing levels: (i) basic imagery with the least amount of processing; (ii) standard imagery with radiometric and geometric correction; and (iii) ortho-rectified imagery with radiometric, geometric, and topographic correction. All of our aerial imagery is delivered as ortho-rectified imagery.

We also use enhanced processing to produce mosaic and stereo imagery products. The mosaic process takes multiple imagery scenes, collected at different times and dates, and merges them into a single seamless imagery product. We use specialized collection and enhanced processing to produce stereo imagery products. Stereo imagery products consist of two images collected from two different viewpoints along the satellite orbit track that are produced as basic products, but can be viewed in stereo (3D) using specialized software. Stereo imagery products are used for the creation of digital elevation maps, for the more accurate creation of 3D maps and flight simulations.

We offer a range of on- and off-line distribution options designed to enable customers to easily access and integrate our imagery into their business operations and applications, including desktop software applications, web services that provide for direct on-line access to our ImageLibrary, File Transfer Protocol (FTP), and physical media such as CD, DVD, and hard drive. We offer an additional distribution option through our Direct Access Program (DAP) that allows certain customers, approved by the U.S. government, to task and downlink data directly from our WorldView-1 and WorldView-2 satellites within their regional area of interest. DAP is designed to meet the enhanced information and operational security needs of a select and limited number of defense and intelligence customers and certain commercial customers. To date we have signed four customer contracts for our DAP.

We sell our products and services through a combination of direct and indirect channels, a global network of resellers, strategic partners, direct enterprise sales and web services.

Customers

We have two reportable segments, defense and intelligence, and commercial. In 2009, we generated 81.9% of our revenue from defense and intelligence customers and 18.1% and of our revenue from commercial customers.

Recent Developments

S. Scott Smith, Senior Vice President and Chief Operating Officer for DigitalGlobe, resigned from the company effective as of April 16, 2010 to pursue another professional opportunity.

Summary of the Exchange Offer

On April 28, 2009, we completed the private placement of $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, dated as of April 28, 2009, in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered	Up to $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014, that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The form and terms of these exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

The exchange offer	We are offering to exchange up to $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may tender original notes only in denominations of principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes as soon as practicable after the expiration of the exchange offer. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $355,000,000 aggregate principal amount of original notes outstanding. The $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014 were offered under an indenture dated April 28, 2009.

Expiration date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend the exchange offer in our sole and absolute discretion. By tendering your original notes, you represent that:

• you are neither our “affiliate” (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us for our own account;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no such interest has been paid, from April 28, 2009. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer — Procedures for Tendering.”

Special procedures for beneficial holders	If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed delivery procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of original notes and delivery of exchange notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

Regulatory requirements	Following the effectiveness of the registration statement covering the exchange offer with the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of not exchanging original notes	If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will retain no rights under the registration rights agreement.

We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, however, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer — Registration Rights Agreement.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of “note” or “notes” in this prospectus, we are referring to the original notes and the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Issuer	DigitalGlobe, Inc.

Exchange Notes Offered	$355.0 million aggregate principal amount of 10.5% Senior Secured Notes due 2014.

Maturity Date	The exchange notes will mature on May 1, 2014.

Interest	The exchange notes will bear interest payable in cash at a rate of 10.5% per annum.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2009.

Original Issue Discount	Because the “stated redemption price at maturity” of the exchange notes exceeds their “issue price” by more than the statutory de minimis threshold, the exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Certain Material United States Federal Income Tax Consequences”) of an exchange note will be required to pay U.S. federal income tax on accrual of original issue discount of the exchange notes. See “Certain Material United States Federal Income Tax Consequences.”

Guarantees	The exchange notes will be unconditionally and fully guaranteed, jointly and severally, by all of our existing and certain of our future domestic subsidiaries. Each guarantor’s guarantee will be a senior secured obligation of that guarantor and will rank pari passu in right of payment with all future senior indebtedness of the guarantor. If we cannot make payments on the exchange notes when they are due, the guarantors must make the payments instead.

Collateral	The exchange notes and the guarantees will be secured by a first-priority security interest in substantially all of the assets of the company and the guarantors. The collateral will exclude certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other permitted liens, leasehold interests in real property, vehicles and other assets subject to certificates of title, certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed to by the parties and as more fully set forth in the security agreements. See “Description of the Exchange Notes — Collateral Arrangements.” See the term “Shared Collateral Debt” under “Description of the Exchange Notes — Certain Definitions.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior secured obligations and will be:

• effectively senior in right of payment to all of our and each guarantor’s unsecured and unsubordinated obligations, to the extent of the value of the collateral owned by us or such guarantor (and, to the extent of any unsecured remainder after payment of the value of the collateral, rank equally in right of payment with our unsecured and unsubordinated indebtedness);

• equally and ratably, with respect to the collateral, with our and each guarantor’s future permitted secured obligations that constitute shared collateral debt;

• senior in right of payment to our and each guarantor’s subordinated debt; and

• effectively junior in right of payment to all indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Optional Redemption	We may redeem some or all of the exchange notes at any time and from time to time on or after May 1, 2012, at the redemption prices set forth in this prospectus. In addition, at any time prior to May 1, 2012, we may redeem up to 35% of the aggregate principal amount at maturity of the exchange notes with the net cash proceeds of certain equity offerings at 110.5% of their principal amount at maturity plus accrued and unpaid interest. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If a change of control occurs, we must give holders of the exchange notes an opportunity to sell us their exchange notes at a purchase price of 101% of the accreted value of such exchange notes, plus accrued and unpaid interest to, but not including, the date of purchase. The term “Change of Control” is defined under “Description of the Exchange Notes — Certain Definitions.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and our subsidiaries to:

• incur additional indebtedness;

• pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

• make certain investments;

• sell certain assets;

• create liens;

• enter into sale and leaseback transactions;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into a new or different line of business; and

• enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes— Certain Covenants.”

If the exchange notes are assigned a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P and no default or event of default has occurred and is continuing, certain covenants will be suspended. If both ratings should subsequently decline to below Baa3 and BBB-, the suspended covenants will be reinstituted. For more details, see the “Description of the Exchange Notes — Certain Covenants — Covenant Suspension.” The security documents creating the security interests in the collateral include certain covenants relating to the collateral.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before making any investment decision. The risk factors generally have been separated into three groups: (i) risks relating to our business; (ii) risks relating to the exchange notes; and (iii) risks relating to the exchange offer. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company and the exchange offer. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the following risk factors may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to Our Business

The loss or reduction in scope of any one of our primary contracts will materially reduce our revenue. The majority of our revenue is derived from contracts with U.S. government agencies that can be terminated at any time.

Approximately 82.7% of our revenue for the year ended December 31, 2009 was derived from our top five customers, including the National Geospatial-Intelligence Agency (NGA), which accounted for approximately 75.0% of our revenue for the year ended December 31, 2009. These contracts may be terminated in the future, or may not be renewed or extended, and the loss of any one of these customers would materially reduce our revenue.

Our contracts with U.S. government agencies are subject to risks of termination or reduction in scope due to changes in U.S. government policies, priorities or funding level commitments to various agencies. U.S. government agencies can terminate or suspend our contracts at any time with or without cause. Although our U.S. government contracts generally involve fixed annual minimum commitments, such commitments are subject to annual Congressional appropriations and, as a result, U.S. government agencies may not continue to fund these contracts at current or anticipated levels. In addition, although we anticipate that the U.S. government agencies will continue to purchase earth imagery from us after the scheduled expiration of our contract under the NextView program in June 2010, we cannot assure you that those purchases will continue at current levels or at all, or that there will not be gaps between the expiration of this agreement and entry into any new agreement. If U.S. government agencies terminate, significantly reduce in scope or suspend any of their contracts with us, or change their policies, priorities, or funding levels, these actions would have a material and adverse effect on our business, financial condition and results of operations.

Changes in U.S. government policy regarding use of commercial data providers, or material delay or cancellation of the planned U.S. government EnhancedView program may have a material adverse effect on our revenue and our ability to achieve our growth objectives.

Current U.S. government policy encourages the use by the U.S. government of commercial data providers to support U.S. national security objectives. We are considered by the U.S. government to be a commercial data provider. U.S. government policy is subject to change and any change in policy away from supporting the use of commercial data providers to meet U.S. government imagery needs could materially affect our revenue and our ability to achieve our growth objectives.

EnhancedView is a large U.S. government procurement that is intended to serve as the follow-on program to the NextView program, in which we currently participate. Our revenue under the NextView program accounted for 75.0% of our total revenue in 2009. The EnhancedView procurement is in the proposal evaluation stage.

Interruption or failure of our infrastructure could hurt our ability to effectively perform our daily operations and provide our products and services, which could damage our reputation and harm our operating results.

The availability of our products and services depends on the continuing operation of our satellite operations infrastructure, information technology and communications systems. Any downtime, damage to or failure of our systems could result in interruptions in our service, which could reduce our revenue and profits. Our systems are vulnerable to damage or interruption from floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. We do not currently maintain a back-up data center from which we can continue to collect, process and deliver imagery in the event of the loss of our primary capabilities. In the event we are unable to collect, process and deliver imagery from our primary facility in Longmont, Colorado, our daily operations and operating results would be materially and adversely affected. In addition, our ground station centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of any of the foregoing could result in lengthy interruptions in our services and/or damage our reputation, which could have a material adverse effect on our financial condition and results of operations.

If our satellites fail to operate as intended, our ability to collect imagery and market our products and services successfully could be materially and adversely affected.

Our satellites employ advanced technologies and sensors that are exposed to severe environmental stresses in space that could affect our satellites’ performance. Hardware component problems in space could lead to deterioration in performance or loss of functionality of a satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that may negatively impact a satellite’s performance. Exposure of our satellites to an unanticipated catastrophic event, such as a meteor shower or a collision with space debris, could reduce the performance of, or completely destroy, the affected satellite.

We cannot assure you that our QuickBird, WorldView-1 and WorldView-2 satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies could significantly hinder its performance, which could materially affect our ability to collect imagery and market our products and services successfully.

If we suffer a partial or total loss of a deployed satellite, we would need a significant amount of time and would incur substantial expense to replace that satellite. We may experience other problems with our satellites that may reduce their performance. During any period of time in which a satellite is not fully operational, we may lose most or all of the revenue that otherwise would have been derived from that satellite. In addition, we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. Our inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue.

We are highly dependent upon our ImageLibrary and our failure or inability to protect and maintain the earth imagery content stored in our ImageLibrary could have a material adverse effect on our business, financial condition and results of operations.

Our operations depend upon our ability to maintain and protect our earth imagery content and our ImageLibrary against damage that may be caused by fire and other natural disasters, power failures, telecommunications failures, terrorist attacks, unauthorized intrusion, computer viruses, equipment malfunction or inadequacy, firewall breach or other events. The satellite imagery content we collect is downloaded directly to our Longmont, Colorado facility and then stored in our ImageLibrary for sale to customers. Our aerial imagery is collected and processed by our aerial suppliers and then delivered to us to be uploaded to our ImageLibrary. We back up our imagery and permanently store it with a third party data storage provider. Notwithstanding precautions we have taken to protect our ImageLibrary, there can be no assurance that a natural disaster or other event would not result in a prolonged interruption in our ability to provide access to or deliver imagery from our ImageLibrary to our clients. The temporary or permanent loss or disruption of access to our ImageLibrary could impair our ability to supply current and future customers with imagery content, have a negative impact on our revenue and cause harm to our reputation. Any impairment in our ability to supply our customers with imagery content could affect our ability to retain or attract customers, which would have a material adverse effect on our business, financial condition and results of operations.

The market may not accept our imagery products and services. You should not rely upon our historic growth rates as an indicator of future growth.

Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenue from sales of imagery products and services produced from our QuickBird, WorldView-1 and WorldView-2 satellites and other content sources. The commercial sale of high-resolution earth imagery is a relatively new industry. Consequently, it is difficult to predict the ultimate size of the market and the acceptance by the market of our products and services. Our business strategy and projections rely on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.

We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our commercial high-resolution earth imagery products and services depends on a number of factors, including the quality, scope, timeliness, sophistication, price, and the availability of substitute products and services. Lack of significant market acceptance of our offerings, or other products and services that utilize our products and services, delays in acceptance, failure of certain markets to develop or our need to make significant investments to achieve acceptance by the market would negatively affect our business, financial condition and results of operations.

We may not continue to grow in line with historical rates, or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund other liquidity needs and our prospects, financial condition and results of operations could be materially and adversely affected.

We face competition that may cause us to have to reduce our prices or to lose market share.

Our products and services compete with satellite and aerial imagery and related products and services offered by a range of private and government providers. Our current or future competitors may have greater financial, personnel and other resources than we have. Our major existing competitors include GeoEye, SPOT Image, ImageSat International N.V. and the National Remote Sensing Agency, Department of Space (Government of India), plus numerous aggregators of imagery and imagery-related products and services, including Google and Microsoft. In addition, we compete against aerial providers of high-resolution imagery, whose offerings provide certain benefits over satellite-based imagery, including better resolution. The value of our imagery may also be diluted by earth imagery that is available free of charge.

The U.S. government and foreign governments also may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on commercial suppliers. In addition, such governments could sell earth imagery from their satellites in the commercial market and thereby compete with our imagery products and services. These governments could also subsidize the development, launch and operation of imagery satellites by our current or future competitors.

SPOT Image has announced plans to launch two high-resolution satellites, one in 2010 and the other in 2011. Our competitors, including GeoEye and SPOT Image, or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products and services with more attractive features than our products and services. The emergence of new remote imaging technologies could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites or other imagery content sources with more advanced capabilities and technologies than ours, or offer services at lower prices than ours, our business and results of operations could be harmed. From time to time, we have experienced decreases in the average sales prices of some of our products and services. Due to competitive pricing pressures, new product introductions by us or our competitors, or other factors, the average selling price of our products and services may further decrease. If we are unable to offset decreases in our average selling prices by increasing our sales volumes or by adjusting our product mix, our revenue and operating margins may decline and our financial position may be harmed.

Changes in U.S. or foreign laws and regulations could have a material adverse effect on our operations and financial condition.

Our industry is highly regulated due to the sensitive nature of satellite technology. We cannot assure you that the laws and regulations governing our business and operations, including the distribution of satellite imagery, will not change in the future. Our business and operating results may be materially and adversely affected if we are required to alter our business operations to comply with such changes or if our ability to sell our products and services on a global basis is reduced or restricted due to increased U.S. or foreign government regulation.

Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.

Approvals.  Our business requires licenses from the DoC, through NOAA. Under our NOAA licenses, the U.S. government reserves the right to interrupt service or limit our ability to distribute satellite images when foreign policy or U.S. national security interests are affected. In addition, the NOAA has the right to review and approve the terms of certain of our agreements with international customers, including our DAP customers. We currently have the necessary approvals for our existing international customers. However, such reviews in the future could delay or prohibit us from executing new international agreements. The inability to get approvals for DAP customers could materially affect our ability to establish and grow our DAP business. In addition, should we not get approvals in a timely manner our products and services may not be competitive.

Export Approvals.  The ground station equipment and related technology that is purchased by certain of our DAP customers is controlled under the ITAR. We, or our suppliers, must obtain export licenses from the DoS, and in some cases from foreign government agencies, in order to export ground station equipment and related technology to our DAP customers. Export licenses can take up to three months or longer to be processed and neither the DoS nor any corresponding foreign government agency are obligated to approve any license application. Our inability or the inability of our suppliers to get required export approvals for equipment and technology supporting DAP could materially affect our ability to establish and grow our DAP business.

FCC Approvals.  Our operation of satellites and ground station centers also requires licenses from the FCC. The FCC regulates the construction, launch and operation of our satellites, the use of satellite frequency spectrum and the licensing of our ground station centers located within the United States. We are also subject to the FCC’s rules and regulations and the terms of our licenses, which require us to comply with various operating conditions and requirements. The current licenses of our satellites expire in 2012 and those of our ground station centers expire in 2019 and 2021. While the FCC generally renews licenses routinely, there can be no assurance that our licenses will be renewed at their expiration dates on favorable terms or without adverse conditions. Failure to renew these licenses could have a material and adverse affect on our ability to generate revenue and conduct our business as currently expected.

International Registration and Approvals.  The use of satellite frequency spectrum internationally is subject to the rules and requirements of the ITU. Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to ground station centers within such countries. The FCC has coordinated the operations for each of our satellites pursuant to the ITU requirements.

Coordination of our satellites with other satellite systems is required by the ITU to help prevent harmful frequency interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations.

Our foreign DAP customers are responsible for securing necessary licenses and operational authority to use the required spectrum in each country into which we will downlink high resolution commercial earth imagery. If such customers are not successful in obtaining the necessary approvals, we will not be able to distribute real-time imagery to those customers. Our inability to offer real-time access service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

Global economic conditions may adversely impact our business, operating results or financial condition.

Disruption and volatility in global financial markets may lead to increased rates of default and bankruptcy, and may negatively impact consumer spending levels. These macroeconomic developments could adversely affect our business, operating results, or financial condition. Current or potential customers, including foreign governments, may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

We are dependent on foreign resellers for our international revenue. If these resellers fail to market or sell our products and services successfully, our business would be harmed.

We rely on foreign regional resellers to market and sell a significant portion of our products and services in the international market. We have intensified our efforts to further develop our operations in overseas markets. Our foreign resellers may not have the skill or experience to develop regional commercial markets for our imagery products and services, or may have competing interests that negatively affect their sales of our products and services. If we fail to enter into reseller agreements on a timely basis or if our foreign regional resellers fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations.

We depend on third parties to provide us with aerial imagery. If we are unable to obtain aerial imagery at sufficient resolution or on commercially reasonable terms, our ability to supplement our content library may be harmed, which could have a material adverse effect on our business, financial condition and results of operations.

We do not own planes or other similar aircraft and therefore depend on a network of aerial imagery suppliers to provide us with aerial imagery to include in our ImageLibrary. Aerial imagery is collected and processed by our aerial suppliers and then delivered to us to be uploaded into our ImageLibrary. Without this service, the comprehensiveness of our ImageLibrary could be diminished or our ImageLibrary could become outdated. An inability to successfully provide our customers with access to a comprehensive, up-to-date and diverse content library that meets their needs on commercial terms that make our services cost-effective to them could limit the scope and variety of our products and services and potentially affect the quality of our services. An inability to reach mutually acceptable commercial arrangements with our current aerial suppliers, or find new aerial providers to supply us with aerial imagery on commercially reasonable terms, could result in our inability to maintain or expand our customer base, which could have a material adverse effect on our business, financial condition and results of operations.

Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets, which could adversely affect our revenue.

In 2009, approximately 15.6% of our revenue was derived from international sales, and we intend to continue to pursue international contracts. International operations are subject to certain risks, such as:

•	changes in domestic and foreign governmental regulations and licensing requirements;

•	deterioration of relations between the United States and a particular foreign country;

•	increases in tariffs and taxes and other trade barriers;

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under some of our existing contracts, more expensive for foreign customers; and

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.

These risks are beyond our control and could have a material and adverse effect on our business.

We depend upon our ability to attract, train and retain employees. Our inability to do so, or the loss of key personnel, would seriously harm our business.

Because of the specialized nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical, sales, marketing and managerial personnel. The loss of one or more of our senior executive officers could result in the loss of knowledge, experience and technical expertise within the satellite imagery sector, which would be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the commercial high-resolution earth imagery industry is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. The loss of the services of any member of our senior management or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Satellites have limited operational lives and are expensive to replace. Loss of, or damage to, a satellite may require us to seek additional financing from outside sources, which we may be unable to obtain on favorable terms, if at all.

We determine a satellite’s useful life, or its expected operational life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses, estimated remaining fuel or other causes. The expected ends of the operational lives of our currently in-orbit satellites are as follows:

Expected End of
Satellite	Operational Life

QuickBird	Q2 2012
WorldView-1	Q2 2018
WorldView-2	Q1 2021

The expected operational lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. The failure of satellite components could cause damage to or loss of the use of a satellite before the end of its expected operational life. Electrostatic storms or collisions with other objects could also damage our satellites. We cannot assure you that each satellite will remain in operation until the end of its expected operational life. Furthermore, we expect the performance of each satellite to decline gradually near the end of its expected operational life. We can offer no assurance that QuickBird, WorldView-1 or WorldView-2 will maintain their prescribed orbits or remain operational.

We anticipate using funds generated from operations to fund the construction and launch of any future satellites. If we do not generate sufficient funds from operations, we may need to obtain additional financing from outside sources to deploy any future satellites. If we do not generate sufficient funds from operations and cannot obtain financing, we will not be able to deploy any future satellites or be able to replace any of our operating satellites at the end of their operational lives. We cannot assure you that we will be able to generate sufficient funds from operations or raise additional capital on favorable terms or on a timely basis, if at all, to develop or deploy additional high-resolution satellites.

Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.

We currently maintain $40.0 million, $220.0 million and $230.0 million of one-year in-orbit operations insurance coverage for QuickBird, WorldView-1 and WorldView-2, respectively, $50.0 million of three-year in-orbit insurance coverage for WorldView-1 with one year remaining and $68.0 million of three-year in-orbit insurance for our WorldView-2 satellite. We intend to continue this coverage to the extent it remains available at acceptable premiums. This insurance is not sufficient to cover the cost of an equivalent high-resolution satellite. Any insurance proceeds received in connection with a partial or total loss of QuickBird, WorldView-1 or WorldView-2 may not be sufficient to cover the replacement cost, if we choose to do so, for such a high-resolution satellite. In addition, this insurance will not protect us against all losses to our satellites due to specified exclusions, deductibles and material change limitations, and it may be difficult to insure against certain risks, including a partial deterioration in satellite performance.

The price and availability of insurance have fluctuated significantly since we began offering commercial services in 2001. Although we intend to maintain insurance for all of our operating satellites, any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including the availability of insurance in the market, the cost of available insurance, and the redundancy of our operating satellites. Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. Higher premiums on insurance policies will increase our costs and consequently reduce our operating income by the amount of such increased premiums. If the terms of in-orbit insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain or we may not be able to obtain insurance at all. Even if obtained, our in-orbit operations insurance will not cover any loss in revenue incurred as a result of a partial or total satellite loss.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of December 31, 2009, our total indebtedness was $343.5 million, which represented 41.7% of our total capitalization. Our substantial amount of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. Our indebtedness could have several consequences, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	restricting us from making strategic acquisitions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

The indenture governing the notes contains a number of restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions.

Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the indenture governing our notes could result in a default under the indenture, which could cause all of our existing indebtedness to be immediately due and payable. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

We expect that the price of our common stock will fluctuate substantially.

The market price of our common stock has been, and is likely to continue to be, volatile. Factors that could contribute to the volatility of our stock include:

•	termination or expiration of one or more of our key contracts, or a change in scope or purchasing levels under one or more of our contracts;

•	failure of our satellites to operate as designed;

•	loss or damage to any of our satellites;

•	changes in U.S. or foreign governmental regulations or in the status of our regulatory approvals, clearances or future applications;

•	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in the availability of insurance;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	success of competitive products and services;

•	changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders or the incurrence of additional debt;

•	investors’ general perception of us, including any perception of misuse of sensitive information;

•	changes in general global economic and market conditions;

•	changes in industry conditions; and

•	changes in regulatory and other dynamics.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the technology sector, which have often been unrelated to their operating performance or prospects for future operations. These broad fluctuations may adversely impact the market price of our common stock. Future market movements may materially and adversely affect the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and by-laws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our amended and restated certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include: the existence of a classified board of directors; limitations on the removal of directors; advance notice requirements for stockholder proposals and director nominations; the inability of stockholders to act by written consent or to call special meetings; the ability of our board of directors to make, alter or repeal our by-laws; and provisions that permit the redemption of stock from foreign stockholders where necessary, in the judgment of our board of directors, to protect our licenses and registrations.

We do not currently intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors.

Risks Relating to the Exchange Notes

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the exchange notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt, including future shared collateral debt, is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the exchange notes will not prevent us from incurring obligations that do not constitute indebtedness under the agreement.

We may not be able to generate sufficient cash to service the exchange notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the exchange notes or our other indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance the exchange notes or our other indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the indenture governing the exchange notes and existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The exchange notes are secured only to the extent of the value of the assets that have been granted as security for the exchange notes.

The collateral has not been appraised in connection with this offering. As of December 31, 2009, the aggregate book value of the collateral was approximately $1,116.5 million. The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral and the commercial remote sensing industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the collateral separate from the sale of our business operations may not be feasible or of significant value.

Provisions in contracts to which we or our restricted subsidiaries are parties may prohibit us or our restricted subsidiaries from granting security interests in certain assets. In addition, the granting of security interests in our contract rights may require consent from the other contract parties. Similarly, prior approval of the FCC, DoS, ITU and DoC will be required in order for any remedies to be exercised against our assets that would constitute or result in any assignment of our FCC, DoS, ITU and DoC licenses or any change of control of us or our restricted subsidiaries. We are not required under the indenture to seek any such government approvals, and we do not intend to do so. It may be difficult and time consuming or even impossible to obtain the approvals necessary to sell the collateral.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of collateral be “commercially reasonable.” If a court were to determine that any aspect of the trustee’s exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the exchange notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

A portion of the collateral consists of an interest in U.S. government contracts.

A significant portion of the collateral consists of contracts with the U.S. government, including NGA. If an event of default occurs under the indenture, the collateral agent will have no ability to require the U.S. government agencies that are parties to those contracts to make payments under those contracts directly to the collateral agent. Under applicable federal laws, U.S. governmental agencies are not required to make payments under a government contract directly to a secured party unless the secured party has filed various notices with the U.S. government stating that it has been granted a security interest in that contract and such notices have been accepted and approved. We are not required under the indenture to make any such government filings, and we do not intend to do so. As a result, following an event of default under the indenture, NGA may continue to make payments under government contracts included in the collateral directly to us, and not to the collateral agent. We cannot assure you that, once received by us, those amounts will be available to pay principal or interest on the exchange notes.

The imposition of certain permitted liens could adversely affect the value of the collateral.

The collateral securing the exchange notes is subject to liens permitted under the terms of the indenture governing the exchange notes, whether arising on or after the date the original notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The collateral that will secure the exchange notes may also secure future indebtedness and other obligations of the company and the guarantors to the extent permitted by the indenture and the security documents. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the exchange notes and the guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the exchange notes and the guarantees. So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the collateral, our control over the collateral may be diminished.

There are certain categories of property that are excluded from the collateral.

Certain categories of assets are excluded from the collateral securing the exchange notes and the guarantees. Excluded assets include certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other permitted liens, leasehold interests in real property, vehicles and other assets subject to a certificate of title (but not including proprietary technology or satellite assets), certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed to by the parties and as more fully set forth in the security documents. See “Description of the Exchange Notes.” If an event of default occurs and the exchange notes are accelerated, the exchange notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

To the extent that the claims of the holders of the exchange notes and the holders of the other indebtedness and obligations secured by the collateral exceed the value of the assets securing the exchange notes and such other indebtedness and obligations, those claims will rank equally with the claims of the holders of unsecured and unsubordinated creditors. As a result, if the value of the assets pledged as security for the exchange notes, and such other indebtedness and obligations is less than the value of the claims of the holders of the exchange notes, and such other indebtedness and obligations, the claims of the holders of the exchange notes may not be satisfied in full before the claims of our unsecured creditors are paid.

The exchange notes are structurally subordinated to claims of creditors of future non-guarantor subsidiaries.

The exchange notes are structurally subordinated to indebtedness and other liabilities of potential subsidiaries in the future that are not guarantors under the exchange notes. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any future non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

There may not be sufficient collateral to pay all or any of the exchange notes, especially if we incur additional secured indebtedness as permitted under the exchange notes, which will dilute the value of the collateral securing the exchange notes.

Under the terms of the indenture governing the exchange notes we also are permitted in the future to incur additional indebtedness and other obligations that may share in the liens on the collateral securing the exchange notes. Any additional obligations secured by a lien on the collateral (whether senior to or equal with the lien of the exchange notes) will dilute the value of the collateral. See the term “Shared Collateral Debt” under “Description of the Exchange Notes — Certain Definitions.”

The proceeds from the sale of all such collateral may not be sufficient to satisfy the amounts outstanding under the exchange notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

There are circumstances other than repayment or discharge of the exchange notes under which the collateral securing the exchange notes and note guarantees will be released automatically, without the consent of the trustee or the noteholders.

Under the terms of the security documents, the liens securing the exchange notes may generally be released pursuant to directions from the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of indebtedness and other obligations representing the shared collateral debt, including the exchange notes, unless such release involves all or substantially all of the collateral, in which case such release will require the consent of all of the holders of the exchange notes. The notes represent the only shared collateral debt currently outstanding. However, the exchange notes may not at all times represent a majority of the shared collateral debt. Accordingly, a substantial portion of the collateral may be released without the consent of the holders of the exchange notes or the trustee under the indenture governing the exchange notes.

In addition, all collateral sold or otherwise disposed of in accordance with the terms of the shared collateral debt will automatically be released from the lien securing the exchange notes and the other shared collateral debt. Accordingly, any such sale or other disposition in a transaction that does not violate the asset disposition covenant of the indenture governing the exchange notes may result in a release of the collateral subject to such sale or disposition. See “Description of the Exchange Notes — Limitation on Asset Sales.”

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or other disposition of such guarantor or the sale or disposition of all or substantially all of such guarantor’s assets.

Your right to enforce remedies under the security documents will be limited by the voting provisions of security documents.

A collateral agent (directly or through co-agents or sub-agents) will hold, and will be entitled to enforce, all liens on the collateral on behalf of the holders of the shared collateral debt, including the holders of the exchange notes. Under the terms of the security documents, the collateral agent will generally pursue remedies and take other action related to the collateral pursuant to the direction of the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of the indebtedness and other obligations representing the shared collateral debt, including the exchange notes. The notes represent the only shared collateral debt currently outstanding. However, the exchange notes may not at all times represent a majority of the shared collateral debt. Accordingly, holders of the shared collateral debt, other than holders of the exchange notes, may have a right to control all remedies and the taking of other actions related to the collateral without the consent of the holders of the exchange notes or the trustee under the indenture governing the exchange notes.

The collateral is subject to casualty risks.

The indenture governing the exchange notes requires us to maintain insurance on certain of our satellites at specified levels. We cannot assure you that we will be able to obtain or maintain such insurance coverage with reasonable premium costs or at all. See “Description of the Exchange Notes — Certain Covenants — Required Insurance.” In addition, we maintain insurance covering our other assets at levels we consider commercially reasonable. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that any insurance proceeds we receive will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to replace the collateral or to satisfy all of our obligations under the exchange notes.

Even if we receive insurance proceeds following any loss, prior to the first anniversary of the launch of WorldView-2, the indenture governing the exchange notes requires us to offer to repurchase the exchange notes with the proceeds from any loss of our satellites rather than reinvesting such amounts in our business. If such proceeds are not sufficient to repurchase all of the exchange notes, or if not all holders of exchange notes accepted the offer, we would still be obligated to comply with the covenants under the indenture but we would be unable to apply such amounts to our business. See “Description of the Exchange Notes — Certain Covenants — Required Insurance.”

Rights of holders of exchange notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the exchange notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes against third parties.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their accreted value plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the exchange notes unless we are able to obtain financing. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the exchange notes.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the exchange notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “Description of the Exchange Notes — Repurchase of Notes upon a Change of Control.”

Rights of holders of exchange notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the exchange notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and any guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes, the incurrence of any guarantees of the notes that were entered into upon issuance of the original exchange notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture governing the notes and the granting of liens to secure the notes and the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes, any guarantee or any of the liens securing the exchange notes and the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes, incurring its guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In addition, the court may avoid and set aside the liens securing the collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

U.S. Holders will be required to pay United States federal income tax on accrual of original issue discount on the exchange notes.

Because the “stated redemption price at maturity” of the exchange notes exceeds their “issue price” by more than the statutory de minimis threshold, the exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Certain Material United States Federal Income Tax Consequences”) of a note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain Material United States Federal Income Tax Consequences.”

There is no current public market for the exchange notes and a market may not develop.

The exchange notes are a new issue of securities for which there is currently no public trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the exchange notes;

•	your ability to sell the exchange notes; or

•	the price at which you might be able to sell the exchange notes.

Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of any of the exchange notes on any securities exchange or for inclusion of any of the exchange notes in any automated quotation system. As a result, it may be difficult for you to find a buyer for the exchange notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the sale of the original notes on April 28, 2009, we entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we agreed to use commercially reasonable efforts to (i) file a registration statement with the SEC relating to the exchange offer, (ii) cause the registration statement to become effective and (iii) consummate the exchange offer on or prior to the 456th calendar day following the issue date.

The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if we fail to comply with such filing effectiveness and offer consummation requirements. See “— Registration Rights Agreement” below for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline.

The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the registration statement in which this prospectus is included and is available from us upon request. See “Where You Can Find More Information.”

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on          , 2010. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $355.0 million in aggregate principal amount of the original notes is outstanding. The original notes were issued under an indenture dated April 28, 2009. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2010 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. In the event of any such extension, we would delay acceptance for exchange of any original notes by giving oral or written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to U.S. Bank Trust National Association, as the exchange agent, at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “— Exchange Agent.”

In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, or DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•	the holder is not an affiliate of ours (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, any purchaser of original notes who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery;

(1) stating the name and address of the holder of original notes and the amount of original notes tendered;

(2) stating that the tender is being made; and

(3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer;

•	a change in applicable law prohibits the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement as soon as practicable.

Exchange Agent

We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery To:

U.S. Bank Trust National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance

For Information Call:
(800) 934-6802

By Facsimile Transmission
(for eligible Institutions only):
Attn: Specialized Finance
(651) 495-8158

Confirm by Telephone:
(800) 934-6802

All other questions should be addressed to DigitalGlobe, Inc., 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its original notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement in which this prospectus is included and is available from us upon request. See “Where You Can Find More Information.”

We agreed with the initial purchasers of the original notes, for the benefit of the holders, to file with the SEC a registration statement, or Exchange Offer Registration Statement, with respect to the exchange notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the original notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

If any changes in law or if applicable interpretations of the SEC staff do not permit us to effect the exchange offer, or if for any reason the exchange offer is required but not consummated within 456 calendar days after the issue date of the original notes or in certain other circumstances, we will, at our cost, use our commercially reasonable efforts to (i) as promptly as reasonably practicable, and in any event on or prior to the 30th calendar day after such filing obligation arises, but in no event earlier than the 456th calendar day after the issue date of the original notes file with the SEC a shelf registration statement (the “Shelf Registration Statement”) covering resales of the notes, (ii) cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th calendar day after such filing, and (iii) keep effective the Shelf Registration Statement until two years after the issue date of the original notes (or such shorter period that will terminate when either all the notes covered thereby have been sold pursuant thereto, when notes covered thereby become freely transferable without the need to be sold pursuant to the Shelf Registration Statement or in certain other circumstances).

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

	Year Ended December 31,
	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	1.9x	3.0x	1.4x	0.6x	(1.1	)x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

The selected consolidated financial information set forth below for each of the years ended December 31, 2005, 2006, 2007, 2008 and 2009 has been derived from our audited consolidated financial statements. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Year Ended December 31,
	2005	2006	2007(1)	2008	2009
	(In millions, except per share data)

Revenue	$65.4	$106.8	$151.7	$275.2	$281.9
Income (loss) before income taxes	(28.7)	9.9	37.9	91.9	78.4
Net income (loss)	(28.7)	9.2	95.8	53.8	47.4
Earnings per share:
Basic	$(0.75)	$0.24	$2.21	$1.24	$1.07
Diluted	$(0.75)	$0.24	$2.18	$1.22	$1.06
Total assets	574.2	759.3	907.5	980.2	1,140.5
Long-term debt	200.0	230.0	230.0	274.6	343.5
Stockholders’ equity	124.7	234.9	344.6	402.3	479.5
Adjusted EBITDA(2)	$22.4	$55.1	$83.2	$174.8	$169.4

(1)	The 2007 results include the operations for GlobeXplorer LLC, or GlobeXplorer, subsequent to the acquisition that occurred in January 2007.

(2)	Adjusted EBITDA is defined as net income or loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt and non-cash stock compensation expense.

Reconciliation of net income to Adjusted EBITDA is presented below:

	2005	2006	2007	2008	2009

Net income (loss)	$(28.7)	$9.2	$95.8	$53.8	$47.4
Depreciation and amortization	39.8	46.0	46.8	75.7	74.4
Interest (income) expense, net	(1.9)	(3.1)	(4.1)	3.0	(0.1)
Loss on disposal of assets	1.2	0.1	—	—	—
Restructuring	0.7	—	—	—	—
Loss on derivative instrument	—	—	—	—	1.8
Loss from early extinguishment of debt	11.0	—	—	—	7.7
Income tax expense (benefit)	—	0.7	(57.9)	38.1	31.0
Non-cash stock compensation expense	0.3	2.2	2.6	4.2	7.2

Adjusted EBITDA	$22.4	$55.1	$83.2	$174.8	$169.4

Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP) in the United States and may not be defined similarly by other companies. Adjusted EBITDA should not be considered an alternative to net income, as an indication of financial performance, or as an alternative to cash flow from operations as a measure of liquidity. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ours.

Adjusted EBITDA is a measure used in internal operating reports by management and the board of directors to evaluate the performance of our operations and is also used by analysts, investment banks and lenders for the same purpose. Adjusted EBITDA is a measure of our current period operating performance, excluding charges for capital, depreciation related to prior period capital expenditures and items which are generally non-cash, non-core or non-recurring in nature.

We believe that the elimination of certain non-cash, non-core or non-recurring items enables a more consistent measurement of period-to-period performance of our operations, as well as a comparison of our operating performance to companies in our industry. We believe this measure is particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, our QuickBird satellite, which we are currently depreciating, cost significantly less than our WorldView-1 or WoldView-2 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellite.

Adjusted EBITDA excludes interest (income) expense, net income tax expense (benefit) and loss on early extinguishment of debt because these items are associated with our capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements. Adjusted EBITDA excludes non-cash stock compensation expense and loss on derivative instrument, because these items are not related to our primary operations.

We use Adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on this measure as our only measure of operating performance. Adjusted EBITDA should not be considered a substitute for other measures or financial performance reported in accordance with GAAP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading global provider of commercial high-resolution earth imagery products and services. Our products and services support a wide variety of uses, including defense, intelligence and homeland security applications, mapping and analysis, environmental monitoring, oil and gas exploration, and infrastructure management. Our principal customers include U.S. and foreign defense and intelligence agencies and a wide variety of commercial customers, such as internet portals, companies in the energy, telecommunications, utility and agricultural industries, and U.S. and foreign civil government agencies. The imagery that forms the foundation of our products and services is collected daily via our three high-resolution imagery satellites and managed in our content archive, which we refer to as our ImageLibrary. We believe our ImageLibrary is the largest, most up-to-date and comprehensive archive of high resolution earth imagery commercially available; containing more than 900 million square kilometers of imagery, with new imagery added every day. With the addition of our WorldView-2 satellite, commissioned on January 4, 2010, we expect our collection capacity to expand to more than 500 million square kilometers per year.

Products and Services

We offer earth imagery products and services that are comprised of imagery from our three-satellite constellation, and aerial imagery that we acquire from third party suppliers. We process our imagery to varying levels according to the customer’s specifications and deliver our products using the distribution method that best suits our customers needs. Customers can purchase satellite or aerial images that are archived in our ImageLibrary. Customers can also order imagery content by placing custom orders, which require tasking of our satellites, for a specific area of interest, or as a bundle of imagery and data for a region or type of location, such as cities, ports and harbors or airports. For example, CitySphere, an ImageLibrary product, that features color imagery for 300 of the world’s largest cities that is refreshed on a routine basis.

Customers specify how they want the imagery content they are purchasing from us to be produced. We deliver our satellite imagery content at three processing levels: (i) basic imagery with the least amount of processing; (ii) standard imagery with radiometric and geometric correction; and (iii) ortho-rectified imagery with radiometric, geometric, and topographic correction. All of our aerial imagery is delivered as ortho-rectified imagery.

We also use enhanced processing to produce mosaic and stereo imagery products. The mosaic process takes multiple imagery scenes, collected at different times and dates, and merges them into a single seamless imagery product. We use specialized collection and enhanced processing to produce stereo imagery products. Stereo imagery products consist of two images collected from two different viewpoints along the satellite orbit track that are produced as basic products, but can be viewed in stereo (3D) using specialized software. Stereo imagery products are used for the creation of digital elevation maps, for the more accurate creation of 3D maps and flight simulations.

We offer a range of on- and off-line distribution options designed to enable customers to easily access and integrate our imagery into their business operations and applications, including desktop software applications, web services that provide for direct online access to our ImageLibrary, File Transfer Protocol (FTP), and physical media such as CD, DVD, and hard drive. We offer an additional distribution option through our DAP that allows certain customers, approved by the U.S. government, to task and download data directly from our WorldView-1 and WorldView-2 satellites within their regional area of interest. DAP is designed to meet the enhanced information and operational security needs of a select and limited number of defense and intelligence customers and certain commercial customers. To date we have signed four customer contracts for our DAP.

We sell our products and services through a combination of direct and indirect channels, a global network of resellers, strategic partners, direct enterprise sales and web services.

Our QuickBird satellite was launched on October 18, 2001 and we successfully commissioned QuickBird into FOC in February 2002. In January 2003, we entered into the ClearView agreement with NGA, under which we agreed to provide a minimum of $72.0 million of QuickBird imagery products and services to the U.S. government over a three-year period, with two one-year extensions at NGA’s option. In January 2006, NGA exercised the first option to extend the ClearView agreement for one year with an additional $36.0 million minimum purchase commitment.

In September 2003, we entered into the NextView agreement with NGA, under which we agreed to provide a minimum of $531.0 million of imagery products and services from our WorldView-1 satellite. Of this amount, $266.0 million was paid between September 2003 and November 2007, the date WorldView-1 became operational, and was used to offset the construction costs of the satellite. The remaining $265.0 million commitment was to be paid upon the delivery of imagery once WorldView-1 achieved FOC. While NGA has committed to spend these funds to purchase our products and services, actual spending of the funds is ultimately dependent on annual government appropriations of available funds. We recognize revenue under the NextView contract at the time services under the contract are provided as described in Note 2 to the consolidated financial statements included elsewhere in this prospectus. The pre-FOC payments were accounted for as deferred revenue until WorldView-1 became operational in November 2007. The deferred revenue is being recognized ratably over the current estimated life of the WorldView-1 satellite as a proxy for the estimated customer relationship life, or 10.5 years.

In February 2007, the ClearView agreement was merged with the NextView agreement to include delivery of imagery from the QuickBird satellite, which, together with sales of images from WorldView-1 after its commissioning in November 2007, generated $73.2 million of revenue in 2007, $157.9 million of revenue in 2008 and $159.2 million of revenue in 2009. In January 2008, we amended the NextView agreement from image-based ordering to a service level agreement, or SLA, and increased the amount we are to receive under the NextView agreement from $265.0 million to $311.0 million. Under the SLA, we are obligated to make substantially all of the image tasking capacity of our WorldView-1 satellite available to NGA, as well as to meet certain service requirements related to the operational performance of our WorldView-1 satellite and related ground systems. In the event that we do not meet the service level requirements, NGA is granted an allowance of up to $0.8 million of the total $12.5 million monthly fee, which NGA can use to extend the SLA period or apply to any new agreement between the parties. Any revenue deferred related to this allowance will be recognized when earned in future periods. In 2009, we deferred $0.4 million of SLA revenue as a result of underperformance against the SLA performance requirements. However, our performance against these requirements has not had a significant adverse impact on our revenue from, or relationship with, NGA. Our commitment to provide a substantial portion of the WorldView-1 satellite imaging capacity to NGA under the NextView agreement limits our ability to provide tasking services from WorldView-1 to other customers, but does not materially limit our ability to sell collected imagery to other customers from our ImageLibrary. Our revenue from NGA under the NextView agreement is derived from sales of WorldView-1 imagery products under the SLA, as well as from non-SLA orders for imagery products and services. Historically, NGA has purchased more than the contracted amounts stipulated in the ClearView and NextView agreements.

We receive a significant majority of our revenue under the NextView agreement, which is scheduled to expire on June 30, 2010. If NGA does not exercise its option to extend the SLA beyond June 2010, our revenue, net income, and liquidity would be materially and negatively impacted.

Our NextView agreement with the U.S. government is scheduled to expire on June 30, 2010. The U.S. government has six additional options, each to extend the agreement for an additional month, with the last option term expiring on December 31, 2010. Although we expect the U.S. government to extend the agreement, we cannot assure you that the U.S. government will continue to purchase earth imagery from us at similar levels. Regardless of whether or not this agreement is extended or renewed, all of our contracts with U.S. government agencies are subject to risks of termination or reduction in scope due to changes in U.S. government policies, priorities or Congressional funding level commitments to various agencies. Pursuant to the contract terms, U.S. government agencies can terminate or suspend our contracts at any time with or without cause. The U.S. government accounted for approximately 75% of our consolidated revenue for the year ended December 31, 2009. We believe that existing cash and cash equivalents as of December 31, 2009 plus anticipated cash flow will be sufficient to fund anticipated operations and capital expenditures through 2010. If the U.S. government were not to renew or extend our NGA agreement at similar levels, we believe we would be able to maintain operations with existing cash and cash equivalents through 2010, however, if necessary we could reduce operating expenses and/or defer capital expenditures.

In January 2007, we acquired GlobeXplorer for $21.3 million, net of cash acquired. This acquisition broadened our customer portfolio, expanded our product offerings to include aerial and other satellite imagery content and added web-based distribution capabilities.

We conduct our business through two segments: (i) defense and intelligence and (ii) commercial. We have organized our business into these two segments because we believe that customers in these two groups are functionally similar in terms of their areas of focus and purchasing habits. Our imagery products and services are comprised of imagery that we process to varying levels according to the customer’s specifications. We deliver our products and services using the distribution method that best suits our customers’ needs. Customers acquire our imagery either by placing a tasking order for our satellites to collect data to their specifications or purchasing images that are archived in our ImageLibrary.

Revenue

Our principal source of revenue is the licensing of our earth imagery products and services to end users and resellers.

Revenue from defense and intelligence customers accounted for 68.2%, 80.8% and 81.9% of our total revenue in 2007, 2008 and 2009, respectively. Revenue from commercial customers accounted for 31.8%, 19.2% and 18.1% of our total revenue in 2007, 2008 and 2009, respectively. Growth in defense and intelligence revenue as a percentage of total revenue was due to increases in NGA purchases under the ClearView and NextView agreements, including the start of deliveries of imagery products and services from our WorldView-1 satellite to NGA in late 2007. Funding for U.S. government purchases of our imagery products and services is subject to annual appropriation of funds by Congress. Should appropriated funds fall below current levels, we could experience a decrease in our defense and intelligence revenue trend. We generated approximately 76.4%, 83.8% and 84.4% of our revenue in the Americas and 23.6%, 16.2% and 15.6% of our revenue outside of the Americas in 2007, 2008 and 2009, respectively. We generated approximately 68.9% of our revenue from paid tasking and 31.1% from our ImageLibrary for the year ended December 31, 2009 (treating all of the revenue from the SLA under the NextView agreement as paid tasking and excluding amortized revenue).

During the fourth quarter of 2009, a DAP customer’s ground terminal was commissioned and we began generating revenue from providing satellite access time to WorldView-1 to this customer. We will not recognize revenue from a DAP customer until we commission into operation the ground terminal and can provide contractually specified access to our operational satellites. The success of DAP will depend on our ability to secure contracts with potential customers and on our ability to obtain U.S. government approval for contracts with these customers. As described in “Risk Factors — Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan,” our failure to obtain approval from the U.S. government for future DAP customers could limit our sales and negatively affect our defense and intelligence revenue.

Defense and Intelligence Revenue

Our defense and intelligence segment consists of customers who are principally defense and intelligence agencies of U.S. or foreign governments. The U.S. government, through NGA, purchases our imagery products and services under the NextView agreement on behalf of various entities within the U.S. government, including the military commands, the CIA, State Department and other government agencies. We also sell to other U.S. defense and intelligence customers including defense and intelligence contractors who provide an additional outlet for our imagery by providing value-added services to our imagery to deliver a final end product to a customer.

Our defense and intelligence customers focus on image quality, including resolution, frequency of area revisit and coverage, as well as ensuring availability of a certain amount of our capacity as they integrate our products and services into their operational planning. Our customers in this segment typically operate under contracts with purchase commitments, through which we receive monthly, or quarterly payments in exchange for delivering specific orders to the customer. Our revenue from our defense and intelligence customers has historically been largely from tasking orders, with a smaller portion from sales of imagery from our ImageLibrary. We believe this trend will continue. In 2009, we generated approximately 80.5% of our defense and intelligence revenue from paid tasking and 19.5% from our ImageLibrary (treating all of the revenue from the SLA under the NextView agreement as paid tasking and excluding amortized revenue).

In 2008 and 2009, we sold to our defense and intelligence customers both directly and through resellers, with 96.8% and 96.7% of our defense and intelligence revenue coming from direct sales and 3.2% and 3.3% from resellers.

In 2008 and 2009, $207.1 million, or 93.1%, and $214.4 million, or 92.8%, respectively, of our defense and intelligence revenue was generated within the United States and Canada, and $15.3 million, or 6.9%, and $16.6 million, or 7.2%, respectively, was generated from international defense and intelligence customers. In 2008 and 2009, our top five defense and intelligence customers accounted for 97.6% and 96.7%, respectively, of our defense and intelligence revenue. NGA was our only customer that accounted for more than 10% of our revenue in 2008 and 2009. NGA accounted for approximately 73.9% and 75.0%, respectively, of our revenue for the year ended December 31, 2008 and 2009, respectively.

Commercial Revenue

Our commercial business consists of both traditional customers, primarily civil governments, and energy, telecommunications, utility and agricultural companies that use our content for mapping, monitoring, analysis and planning activities, and customers that add our content to enhance and expand the information products and services that they develop and sell to the commercial market. We call this second type of customer an integrated information customer.

Most of our traditional commercial customers purchase our imagery products and services on an as-needed basis, either from the ImageLibrary or by placing tasking orders. By contrast, some of our integrated information customers prefer contracts to maintain access to our imagery archive, or purchase subscriptions to access our ImageLibrary. The majority of revenue from the commercial segment has historically been generated from sales of imagery from our ImageLibrary, with a smaller proportion from tasking orders. We believe this trend will continue in 2010. For the twelve months period ended December 31, 2009, we generated approximately 22.7% of our commercial revenue from paid tasking and 77.3% from our ImageLibrary.

Our commercial customers are located throughout the world. We sell to these customers both directly and through resellers, with 58.6% and 56.6%, respectively of our commercial revenue coming from resellers and 41.4% and 43.4%, respectively, coming from direct sales in 2008 and 2009.

In 2008 and 2009, $27.6 million, or 52.3% and $23.6 million, or 46.4%, respectively, of our commercial revenue was generated in the Americas and $25.2 million or 47.7% and $27.3 million, or 53.6%, respectively, was generated outside of the Americas. In 2008 and 2009, our top five commercial customers accounted for 39.7% and 48.3%, respectively, of our commercial revenue. None of these customers accounted for more than 10% of our revenue in 2008 or 2009. We believe that we will have additional opportunities in some of the countries with developing economies, such as China, India and Russia, and, as a result, we expect that sales long-term growth in our commercial segment will be higher outside of the Americas.

Expenses

Most of our revenue has come from the sale of products and services comprised of imagery from QuickBird and, since November 2007, WorldView-1. Given that most of the operating costs of a satellite are related to the pre-operation capital expenditures required to build and launch a satellite, there is no significant direct relationship between our cost of revenue and changes in our revenue. Our cost of revenue consists primarily of the cost of personnel, as well as the cost of operations directly associated with operating our satellites, retrieving information from the satellites, and processing the data retrieved. In 2007, we acquired an aerial imagery library when we purchased GlobeXplorer. Costs of acquiring the aerial imagery are amortized on an accelerated basis as a cost of revenue.

Our selling, general and administrative expenses consist primarily of labor, benefits, travel, rent, insurance, utilities and related overhead costs, third-party consultant payments, sales commissions and marketing expenses. Our selling, general and administrative expenses have been increasing in total in recent years, and we expect the increase in costs to continue, as we expand our sales and administrative resources to accommodate our revenue growth, increase capacity for product sales and distribution, and incur costs related to being a public company. As a result, we expect that our selling, general and administrative expenses as a percent of revenue will increase in the near term. As we expand our worldwide presence, we also expect an increase in travel, selling and administrative expenses.

Depreciation and amortization consist primarily of depreciation of our satellites and other operating assets. In 2007, we began recording amortization of intangible assets as a result of the GlobeXplorer acquisition. In November 2007 when WorldView-1 reached FOC, we began depreciating this asset. WorldView-2 became operational on January 4, 2010. Our future earnings will be impacted as we begin depreciating the satellite, which will increase our depreciation expense.

Our interest charges consist primarily of interest payments on borrowings used to finance satellite construction and are capitalized as a cost of our satellite construction. During 2009, all interest incurred was capitalized to our satellite that was under construction. With the successful completion of WorldView-2, interest capitalization will be allocated to the remaining assets under construction. The completion of our satellite construction will impact our earnings by increasing our interest expense now that WorldView-2 is operational, because we may no longer capitalize all of the interest on our debt.

We had net operating losses through 2005 and accumulated a deferred tax asset related to those losses. The accumulated deferred tax assets had a full valuation allowance recorded against it. In 2007, we removed the valuation allowance previously recorded against certain of our net deferred tax assets, based on a determination that it is more likely than not that we will be able to fully use the related deferred tax assets in future years. In 2007, 2008 and 2009, taxable income was substantially offset by the utilization of our net operating loss carryforwards.

With the release of our valuation allowance in 2007, our 2008 income tax expense increased. However, we will not make federal tax payments, other than alternative minimum tax payments, until we fully utilize our net operating loss carryforwards, which is expected to occur during 2011.

Results of Operations

For the Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following tables summarize our historical results of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008, and our expenses as a percentage of revenue for the periods indicated:

	Year Ended December 31,		Change
	2008	2009	$	Percent
	(In millions)

Historical results of operations:
Defense and intelligence revenue	$222.4	$231.0	$8.6	3.9%
Commercial revenue	52.8	50.9	(1.9)	(3.6)

Total revenue	275.2	281.9	6.7	2.4
Cost of revenue excluding depreciation and amortization	28.5	31.1	2.6	9.1
Selling, general and administrative	76.1	88.6	12.5	16.4
Depreciation and amortization	75.7	74.4	(1.3)	(1.7)

Income from operations	94.9	87.8	(7.1)	(7.5)
Loss from early extinguishment of debt	—	(7.7)	(7.7)	*
Loss on derivative instruments	—	(1.8)	(1.8)	*
Interest income (expense), net	(3.0)	0.1	3.1	*

Income before income taxes	91.9	78.4	(13.5)	(14.7)
Income tax expense	(38.1)	(31.0)	7.1	18.6

Net income	$53.8	$47.4	$(6.4)	(11.9)%

*	Not meaningful.

	Year Ended
	December 31,
	2008	2009

Expenses as a percentage of revenue:
Total revenue	100.0%	100.0%
Cost of revenue excluding depreciation and amortization	10.4	11.0
Selling, general and administrative	27.7	31.4
Depreciation and amortization	27.4	26.4

Income from operations	34.5	31.2
Loss from early extinguishment of debt	—	(2.7)
Loss on derivative instruments	—	(0.6)
Interest income (expense), net	(1.1)	—

Income before income taxes	33.4	27.9
Income tax expense	(13.8)	(11.0)

Net income	19.6%	16.9%

We continued to experience overall growth in revenue year over year through the continued strength of the domestic defense and intelligence revenue. NGA value added projects beyond those contained within the SLA primarily related to web services and 3D imagery produced growth of $6.7 million. Projects and orders under the SLA increased by $1.3 million in 2009. The growth in NGA was offset by $0.7 million decrease in state and local government agencies, primarily due to the weakened economy and cutbacks in spending at the state and local government level. International defense and intelligence revenue increased $1.3 million in 2009 due to growth within Europe with existing customers. In the fourth quarter, one of our DAP customer facilities became operational, and we recognized revenue by providing access to our WorldView-1 satellite.

Commercial revenue in the Americas had a decrease of $4.0 million. This decline was a result of reduced volume of orders from our reseller network in North and South America. International commercial revenue increased by $2.1 million in 2009 as a result of growth in revenue from Japan and Asia.

We continued to invest in our people and infrastructure, leading to an increase in both cost of revenue and selling, general and administrative costs in absolute terms and as a percent of our total revenue.

Increases in cost of revenue were realized related to increases in production, satellite operations and information technology costs. The $2.6 million increase in expenses is primarily attributable to (i) $1.1 million increase in the amortization of purchased aerial imagery, (ii) $0.8 million increase in expenses resulting from operating equipment and facilities costs, and (iii) $0.5 million in increased labor costs, including stock compensation and bonus accrual. Cost of revenue grew 0.6% as a percentage of revenue in 2009.

The $12.5 million increase in selling, general and administrative costs was attributable to (i) $7.4 million in labor, travel and related benefit costs, (ii) $3.0 million increase in stock compensation as a result of a grant given at the time of the IPO and stock option grants for new board members, (iii) $1.5 million sales commissions to third party consultants, (iv) $0.7 million related to software licenses and hardware costs, (v) increase in bad debt of $0.6 million. These increases were offset by a decrease in consulting and professional services of $1.8 million. Sales, general and administrative expenses increased 3.7% as a percentage of revenue.

Depreciation and amortization decreased by $1.3 million due to a decrease of $1.4 million related to extending the life of the QuickBird satellite. Depreciation will increase upon commissioning of the WorldView-2 satellite.

The loss from early extinguishment of debt for 2009 was $7.7 million due to our issuance of senior secured notes with a face value of $355.0 million in April 2009 and repayment in full of our senior credit facility and our senior subordinated notes. The early extinguishment of debt represents the expensing of the deferred financing costs of $5.9 million related to the senior credit facility and senior subordinated notes, and includes a prepayment penalty of $1.8 million related to the senior subordinated notes.

Due to an amendment made to our senior secured debt in the first quarter of 2009, our swap arrangements became ineffective for accounting purposes and a $1.8 million loss was recorded through earnings. In April 2009, in connection with the repayment of our senior secured notes, our swap was terminated.

The change from interest expense to interest income is primarily due to all interest expense being capitalized in 2009. Due to the fact that our total costs incurred on WorldView-2 exceed our outstanding debt, whereas only a portion of our interest was capitalized in 2008 based on our spending level on the satellite and other projects. Upon operational commissioning of WorldView-2, most of our interest will no longer be capitalized and interest expense will increase. We expect to expense most of our interest expense until we commence construction of another satellite, of which there is no current plan.

The decrease in income tax expense is primarily due to a decrease in pre-tax income. We performed an analysis of our projected 2009 operating results to determine an effective overall tax rate of 40% to be applied for the year. In addition, in the second quarter of 2008 we made an out-of-period adjustment, which resulted in an increase in income tax expense of $1.4 million. In connection with the preparation of the second quarter income tax provision and the 2007 federal income tax return, we became aware of certain adjustments that should have been made to release of the valuation allowance that was recorded in the fourth quarter of 2007. The net operating loss carry forward recorded as a deferred tax asset as of December 31, 2007, and related income tax benefit for the year ended December 31, 2007 should have been reduced by $1.4 million, due to tax basis and related tax depreciation differences.

For the Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following tables summarize our historical results of operations for the year ended December 31, 2008 compared to the year ended December 31, 2007 and our expenses as a percentage of revenue for the periods indicated:

	Year Ended
	December 31,		Change
	2007	2008	$	Percent
		(In millions)

Historical results of operations:
Defense and intelligence revenue	$104.3	$222.4	$118.1	$113.2%
Commercial revenue	47.4	52.8	5.4	11.4

Total revenue	151.7	275.2	123.5	81.4
Cost of revenue excluding depreciation and amortization	22.1	28.5	6.4	29.0
Selling, general and administrative	49.0	76.1	27.1	55.3
Depreciation and amortization	46.8	75.7	28.9	61.8

Income from operations	33.8	94.9	61.1	180.8
Interest income (expense), net	4.1	(3.0)	(7.1)	*

Income before income taxes	37.9	91.9	54.0	142.5
Income tax expense (benefit)	57.9	(38.1)	(96.0)	*

Net income	$95.8	$53.8	$(42.0)	$(43.8)%

*	Not meaningful.

	Year Ended
	December 31,
	2007	2008

Expenses as a percentage of revenue:
Total revenue	100.0%	100.0%
Cost of revenue excluding depreciation and amortization	14.6	10.4
Selling, general and administrative	32.3	27.7
Depreciation and amortization	30.8	27.4

Income from operations	22.3	34.5
Interest income (expense), net	2.7	(1.1)

Income before income taxes	25.0	33.4
Income tax expense	38.2	(13.8)

Net income	63.2%	19.6%

Revenue for the year ended December 31, 2008 increased by $123.5 million, or 81.4%, to $275.2 million from $151.7 million from the year ended December 31, 2007, primarily due to growth in domestic, which includes the U.S. and Canada, defense and intelligence revenue. The $118.1 million growth in defense and intelligence revenue for the year ended December 31, 2008 is primarily due to an increase in sales to NGA under the SLA. Domestic defense and intelligence, including NGA, increased by $115.3 million to $207.1 million from $91.8 million for the year ended December 31, 2007. The increase in NextView revenue of approximately $84.7 million is due to the first full year of operation of WorldView-1. The increase is also attributable to an increase of $8.2 million in revenue from special imagery projects in addition to revenue under the SLA. This increase includes $22.3 million of non-cash pre-FOC deferred revenue related to pre-WorldView-1 launch payments made by NGA pursuant to the NextView contract that was recognized during 2008.

International defense and intelligence revenue increased $2.8 million, or 22.4%, to $15.3 million from $12.5 million from the year ended December 31, 2007, primarily due to increased revenue from Asia.

Commercial revenue increased by $5.4 million, or 11.4%, to $52.8 million, primarily due to increased international revenue. Domestic commercial revenue increased $0.7 million, or 2.6%, to $27.6 million from $26.9 million from the year ended December 31, 2007 was primarily due to growth in revenue from Central and South America. International commercial revenue increased $4.6 million, or 22.1%, to $25.2 million from $20.6 million from the year ended December 31, 2007, primarily due to growth in revenue from China, India and Europe.

Cost of revenue for the year ended December 31, 2008 increased by $6.4 million, or 29.0%, to $28.5 million from $22.1 million for the year ended December 31, 2007. The increase in expenses is due to the fact that we were no longer deferring certain contract costs and increased operation costs due to a full year of WorldView-1 operation. The increase in expenses is attributable to (i) a $2.6 million increase in the amortization of the aerial imagery library, (ii) $2.1 million related to subcontracted project costs, (iii) an increase in labor costs, stock compensation and bonus expense of $1.5 million, and (iv) an increase in consulting costs of $0.2 million.

Selling, general and administrative expenses for the year ended December 31, 2008 increased by $27.1 million, or 55.3%, to $76.1 million from $49.0 million from the year ended December 31, 2007. The increase is driven by (i) $11.8 million of increased expenses from compensation, travel and related costs resulting from increased headcount, (ii) an increase of $6.0 million in satellite insurance expense related to the first full year of WorldView-1 coverage, (iii) an increase in consulting expenses of $3.8 million, (iv) an increase of $3.5 million in bonus and stock compensation expense, and (v) an increase in marketing expenditures of $0.7 million. Although these expenses grew slower than our revenue in 2008, we believe that these investments were necessary to support the growth of the business.

Depreciation and amortization for the year ended December 31, 2008 increased by $28.9 million, or 61.8%, to $75.7 million from $46.8 million from the year ended December 31, 2007. Depreciation expense increased by $28.9 million for the year ended December 31, 2008 due to a full year of depreciation expense related to the operation of WorldView-1. The increase in WorldView-1 depreciation of $39.5 million was offset by a decrease of $11.1 million related to the extension of the depreciable operational life of QuickBird from March 2009 to November 2010 and $0.5 million of depreciation of other fixed assets acquired during the year. The assessment, performed in January 2008, of the estimated useful life of the QuickBird satellite led to an extension of the useful depreciable operational life of QuickBird, primarily attributable to the reduced consumption of fuel compared to previous estimates. The assessment performed in the third quarter of 2008 did not result in a change to the estimated life of QuickBird.

Interest income (expense), net, for the year ended December 31, 2008 decreased by $7.1 million to $3.0 million of net interest expense from $4.1 million of net interest income for the year ended December 31, 2007. We had interest expense in 2008 of $3.9 million and interest income of $0.9 million. The change from interest income to interest expense is primarily due to lower average cash balances and lower average interest rate returns on cash balances during 2008 as compared to 2007. Prior to the fourth quarter of 2007, when the WorldView-1 satellite became operational, all interest on our debt was being capitalized to the WorldView-1 satellite. Prior to the fourth quarter of 2008, $16.2 million of our interest expense was capitalized. During the fourth quarter of 2008, the amount of capitalized costs for the WorldView-2 satellite exceeded the total value of our outstanding debt and thereafter all interest on our debt was capitalized to the WorldView-2 satellite.

Income tax expense for the year ended December 31, 2008 increased by $96.0 million to $38.1 million from a tax credit of $57.9 million for the year ended December 31, 2007. The increase is primarily due to the tax benefit in 2007 of $57.9 million reflecting the release of our valuation allowance as we determined that it was more likely than not, that we would utilize a certain portion of our net operating loss carry-forwards. Further, an increase in pre-tax income for the year ended December 31, 2008 compared to year ended December 31, 2007 resulted in higher income tax expense. During 2008, we utilized some of our deferred tax assets. When our deferred tax assets are fully utilized, we will pay cash taxes on our net income. We applied the estimated tax rate for the 2008 year to the quarterly results of operations. A portion of the increase is also due to an out-of-period adjustment that was made during the second quarter of 2008, which resulted in an increase in income tax expense of $1.4 million during the second quarter of 2008. In connection with the preparation of the second quarter income tax provision and the 2007 federal income tax return, we became aware of certain adjustments that should have been made to prior to the release the valuation allowance that was recorded in the fourth quarter of 2007. The net operating loss carryforward recorded as a deferred tax asset as of December 31, 2007 and related income tax benefit for the year ended December 31, 2007 should have been reduced by $1.4 million, due to tax basis and related tax depreciation differences. Prior to the fourth quarter of 2007, we held a full valuation allowance against our deferred tax related to net operating losses and only recognized alternative minimum tax expense.

Liquidity and Capital Resources

We believe that the combination of funds currently available to us and funds expected to be generated from operations will be adequate to finance our operations and development activities for the next twelve months. The NextView agreement is scheduled to expire on June 30, 2010. The U.S. government has six additional options to extend the agreement for an additional month, with the last option term expiring on December 31, 2010. Although we expect the US government to extend the contract, we cannot assure you that the U.S. Government will continue to purchase earth imagery from us at similar levels. Regardless of whether or not this contract is extended or renewed, all of our contracts with the U.S. government agencies are subject to risks of termination or reduction in scope due to changes in U.S. government policies, priorities or Congressional funding level commitments to various agencies Pursuant to the contract terms, U.S. Government agencies can terminate or suspend our contracts at any time with or without cause. The U.S. Government accounted for approximately 75% of our consolidated revenue for the year ended December 31, 2009. We believe that existing cash and cash equivalents as of December 31, 2009 plus anticipated cash flow will be sufficient to fund anticipated operations and capital expenditures through 2010. If the US Government were not to renew or extend our contract at similar levels, we believe we would be able to maintain operations with existing cash and cash equivalents through 2010, however, if necessary we could reduce operating expenses and/or defer capital expenditures.

In April 2009, we issued $341.8 million accreted value of our senior secured notes and used $280.3 million of the net proceeds to repay in full our senior credit facility and senior subordinated notes and used the remaining balance for transaction costs and general corporate purposes. The note transaction resulted in net proceeds to us after giving effect to the debt repayment, increased cash interest expense and an extension of debt maturities. As of the issuance date of the senior secured notes, we estimated that our cumulative spending on the WorldView-2 satellite exceeded the accreted value of our debt. Therefore, we capitalized all of the interest expense, including the accretion of the debt discount and amortization of debt issue costs on the notes to the WorldView-2 satellite until we reached commissioning of the satellite in early 2010.

In summary, our cash flows were:

	2007	2008	2009
	(In millions)

Net cash provided by operating activities	$80.1	$144.4	$143.3
Net cash used in investing activities	(157.8)	(143.5)	(191.1)
Net cash provided by (used in) financing activities	$(2.4)	$37.0	$84.0

In 2009, cash flows provided by operating activities decreased by $1.1 million from 2008. Our net income decreased $6.4 million as compared to 2008, driven by growth in operating expenses at a faster rate than our revenue growth. This lower net income resulted in a decrease in utilization of deferred tax assets, specifically net operating losses. Due to our debt refinancing in the second quarter of 2009, these decreases were offset by a $5.3 million non-cash charge related to the write off of debt financing fees and increased amortization related to our aerial image library.

Cash flows used in investing activities increased by $47.6 million in 2009 due to an increase in capital expenditures of $24.8 million as compared to 2008. This increase was primarily due to the costs related to the launch and commissioning of our WorldView-2 satellite, including costs related to insuring the WorldView-2 satellite launch. We had modestly higher non-satellite capital expenditures related to increased storage and distribution assets necessary to manage our imagery data. Investing activities increased $21.4 million from 2008 as a result of entering into letters of credit to secure future delivery of products and services under DAP contracts.

Cash flows from financing activities increased $47.0 million from 2008 as a result of $60.9 million raised in our second quarter 2009 Senior Secured Notes offering and $19.0 million from our IPO also in the second quarter 2009.

In 2008, cash flow from operating activities increased by $64.3 million primarily driven by the first year of operation under the NextView SLA. The increase was largely driven by the decrease in net income, offset by the change in deferred income taxes. In 2007, we released the valuation allowance associated with the deferred tax assets and recorded a benefit of $57.9 million. In 2008, we began recording income tax expense. In addition, in 2008, we recorded an increase in non-cash recognition of deferred revenue of $22.3 million related to the full year of amortization of pre-FOC payments received from NGA and an increase in depreciation expense of $28.9 million primarily due to the first full year of depreciation of the WorldView-1 satellite.

In 2008, cash flows used in investing activities decreased by $14.3 million from 2007. Construction in progress additions decreased due to the completion and launch of the WorldView-1 satellite in September 2007.

In 2008, cash provided by (used in) financing activities increased by $39.4 million. The increase is due to issuance of $40.0 million of senior subordinated notes in February 2008 with net proceeds of $38.5 million.

Senior Credit Facility and Senior Subordinated Notes

In April 2009, we repaid in full our $230.0 million senior credit facility and our senior subordinated notes with the proceeds from the issuance of our senior secured notes.

Senior Secured Notes

On April 28, 2009, we issued $355.0 million principal amount of our senior secured notes. Gross proceeds of $341.8 million were used to repay our senior credit facility and senior subordinated notes in full and pay fees and expenses associated with the transaction. The remaining proceeds will be used for general corporate purposes. The senior secured notes mature on May 1, 2014. The senior secured notes are guaranteed by our subsidiaries and secured by nearly all of our assets, including the shares of capital stock of our subsidiaries, and the QuickBird, WorldView-1 and WorldView-2 satellites in operation. The senior secured notes bear interest at the rate of 10.5% per annum. Interest is payable semi-annually on May 1 and November 1 of each year.

We may redeem some or all of the senior secured notes after May 1, 2012, at a redemption price equal to 105.25% of their principal amount at maturity through May 1, 2013 and 100% thereafter plus, in each case, accrued and unpaid interest. In addition, at any time on or prior to May 1, 2012, we may redeem up to 35% of the aggregate principal amount of the senior secured notes with the net cash proceeds of certain equity offerings at 110.5% of the principal amount at maturity plus accrued and unpaid interest. In the event of certain change of control events, we must give holders of the senior secured notes an opportunity to sell us their notes at a purchase price of 101% of the accreted value of such notes, plus accrued and unpaid interest.

The indenture governing the senior secured notes contains a number of significant restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions. The credit market turmoil could negatively impact our ability to obtain future financing or to refinance our outstanding indebtedness.

Off-Balance Sheet Arrangements, Contractual Obligations, Guaranty and Indemnification Obligations

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2009.

Contractual Obligations

We have various contractual obligations impacting our liquidity. The following represents our contractual obligations as of December 31, 2009:

	Payments Due by Period
		Less Than 1	1-3	3-5	More Than 5
	Total	Year	Years	Years	Years
	(In millions)

Operating leases	$17.0	$3.3	$7.5	$4.8	$1.4
Senior secured notes excluding interest payments	355.0	—	—	355.0	—
Interest payments for senior secured notes	167.8	37.3	74.6	55.9	—
Contractual obligations	48.5	13.0	28.6	6.9	—

Total	$588.3	$53.6	$110.7	$422.6	$1.4

Payments due on our senior secured notes totaled $355.0 million due at maturity date of May 2014, excluding interest. Interest expense is due semi-annually in May and November. Contractual obligations are remaining amounts due on long term contracts. Our operating leases are primarily for office space in the United States. We generally believe leasing office space is more cost-effective than purchasing real estate.

Guaranty and Indemnification Obligations

We enter into agreements in the ordinary course of business with resellers and others. Most of these agreements require us to indemnify the other party against third-party claims alleging that one of our products infringes or misappropriates a patent, copyright, trademark, trade secret or other intellectual property right. Certain of these agreements require us to indemnify the other party against claims relating to property damage, personal injury or acts or omissions by us, our employees, agents or representatives. In addition, from time to time we have made guarantees regarding the performance of our systems to our customers.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of GAAP that require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements. We believe that the policies set forth below may involve a higher degree of judgment and complexity in their application than our other accounting policies and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. Our significant accounting policies are presented within Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

Our principal source of revenue is the licensing of earth imagery products and services for end users and resellers. Revenue is recognized when an arrangement exists, the solution has been delivered to our customers, the fee is fixed or determinable and the collection of funds is reasonably assured. We have a limited number of agreements with multiple deliverables that we review to determine whether any or all of the deliverables can be separated from one another. If separable, revenue is allocated to the various deliverables based on their relative fair value and recognized for each deliverable when the revenue recognition criteria for that specific deliverable are achieved.

All direct costs are expensed as a cost of revenue. An allowance for doubtful accounts receivable is provided for at the end of each period, based upon management’s assessment of the collectibility of outstanding accounts receivable.

Our revenue is generated from: (i) licenses of imagery; (ii) subscription services; and (iii) the recognition of deferred revenue. We recognize revenue from each of our revenue sources as follows:

•	Licenses. Revenue from sales of imagery licenses is recognized when the images are physically delivered to the customer or, in the case of electronic delivery, when the customer is able to directly download the image off of our system. Revenue is recognized net of authorized contractually agreed discounts.

•	Subscriptions. We have several products and services that allow customers to access imagery on-line and manipulate the imagery before delivery. Customers pay for the subscription at the beginning of the subscription period. The subscription revenue is recorded as deferred revenue and recognized ratably over the subscription period. In addition, we have other arrangements in which the customer pays for their subscription to one of our web-based products by prepaying for a set number of product accesses (for instance each time users click on an image of their home). Each time a product is accessed, a portion of the customer’s prepayment is earned. These prepayments are recorded as deferred revenue when received and the revenue is recognized based on the number of times the product is accessed. Revenue is recognized net or authorized contractually agreed discounts.

•	Subscription-Type Arrangements. We enter into subscription-type arrangements with customers whereby a bundle of services and/or multiple deliverables are contracted for delivery over a specified period of time. Revenue from this type of arrangement is recognized either ratably over the term of the arrangement or periodically throughout the term based on proportional performance.

•	Service Level Agreements. We recognize service level agreement revenue net of any allowances resulting from failure to meet certain stated monthly performance metrics. Net revenue is recognized each month because the fee for each month is fixed and non-refundable and is for a defined and fixed level of service each month.

•	Deferred Revenue. Our deferred revenue is composed of payments received in advance of recognition of revenue, the majority of which relate to the following types of arrangements: (i) prepayments from NGA; (ii) the DAP; and (iii) subscription arrangements. All fees received in connection with direct access facility construction have been recorded as deferred revenue and all costs incurred have been recorded as deferred contract costs. Upon commencement of DAP operations deferred revenue and related deferred contract costs will be amortized into the income statement over the estimated customer relationship period.

In connection with the initial contract under the DAP, in 2005 we received an upfront payment of $10.0 million from Hitachi Software. The upfront payment is included in deferred revenue and will be recognized to revenue over the estimated customer relationship period (WorldView-2 life) upon commencement of the DAP operations. We will be evaluating the estimated customer relationship period when events suggest the period may have changed or at least on an annual basis, and may make adjustments to the amortization period if a change to the estimated life of the relationship is made.

The following additional recognition policies have been applied for significant contracts.

NGA paid us $266.0 million to partially offset the cost of the construction and launch of WorldView-1. These payments were recorded as deferred revenue when received. When WorldView-1 reached FOC in November 2007, we began recognizing the deferred revenue on a straight line basis over the estimated useful life of WorldView-1, which we use as a proxy for the estimated customer relationship period of 10.5 years. We will be evaluating the estimated customer relationship period when events suggest the period may have changed or at least on an annual basis, and may make adjustments to the amortization period if a change to the estimated life of the relationship is made.

Occasionally, we enter into contracts with customers that are required to be deferred over a period of time. If the contract does not have a specified contractual life, we make an assessment as to the likely term of the remaining period of the contractual relationship with the customer. A review of the contractual relationship is performed by management quarterly, and, as such, the potential amortization of the deferred revenue may be adjusted as appropriate.

Accounting for Stock Options

We apply the fair value recognition provisions of stock-based compensation expense and measures stock compensation at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period.

In order to determine the fair value of our common stock on the date of grant for purposes of calculating the fair value of our stock option grants, we utilize the most recent publicly traded stock price on the grant date.

Since our common stock has not been publicly traded long enough to substantiate a history of volatility, we established a peer group of comparable publicly traded companies and utilized their reported cash operating earnings and revenue multiples as of each valuation date. At each valuation date, we reviewed the companies that comprise the peer group and, from time to time have changed the composition of the peer group, based on changes to our business or the business of the comparable companies and other factors outside of our control, such as mergers and consolidations.

At each stock option grant date, we utilized the peer group data to calculate our expected volatility. Expected volatility was based on comparable companies’ four-year history for options granted prior to 2009, and five-year history for options granted during 2009. Expected term and forfeiture rate were based on existing employee exercise patterns and our historical pre-vested forfeiture experience. The risk-free rate was based on an average of the yields of the treasury note with a maturity corresponding to the expected option life assumed at the grant date.

Changes to the underlying assumptions, including increased forfeiture rates, may have a significant impact on the underlying value of the stock options, which could have a material impact on our financial statements. As of December 31, 2009, there was a total of $10.8 million of unrecognized expense, which will be recognized over a weighted average period of 2.7 years.

Property and Equipment

Property and equipment are recorded at cost. The cost of our satellite includes capitalized interest cost incurred during the construction and development period. In addition, capitalized costs of our satellite and related ground systems include internal direct labor costs incurred in the construction and development, as well as depreciation costs related to assets which support the construction and development of our satellite and related ground systems. Ground systems are placed into service when they are ready for their intended use. While under construction, the costs of our satellites are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resulting loss would be charged to expense in the period in which such loss were to occur. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure.

We capitalize certain internal and external software development costs incurred to develop software for internal use. We expense the costs of developing computer software until the software has reached the application development stage and capitalize all costs incurred from that time until the software is ready for its intended use, at which time amortization of the capitalized costs begins. Determination of when the software has reached the application development stage is based upon completion of conceptual designs, evaluation of alternative designs and performance requirements. Costs of major enhancements to internal use software are capitalized while routine maintenance of existing software is charged to expense as incurred. The determination of when the software is in the application development stage and the ongoing assessment of the recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain factors, including, but not limited to estimated economic life and changes in software and hardware technology.

Internal use capitalized software costs are amortized on a product-by-product basis over their expected useful life, which is generally three to five years. Software costs that are directly related to a satellite are capitalized with the satellite and amortized over the satellites useful life. Amortization expense related to capitalized software costs, exclusive of software costs amortized as part of the cost of our satellites, was $8.1 million, $7.2 million and $7.5 million, for the years ended December 31, 2007, 2008 and 2009, respectively.

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, such as three to seven years for computer equipment and seven to ten and one half years for most other assets, including the satellite and ground stations. Leasehold improvements and assets used pursuant to capital-lease obligations are amortized on a straight-line basis over the shorter of their useful lives or lease terms; such amortization is included in depreciation expense. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

Asset Valuation and Estimated Useful Lives

Asset valuation includes assessing the recorded value of certain assets, including accounts receivable, goodwill, capitalized contract and related satellite costs and other intangible assets. We use a variety of factors to assess valuation, depending upon the asset. Accounts receivable are evaluated based upon the creditworthiness of our customers, historical experience, the age of the receivable and current market and economic conditions. Should current market and economic conditions deteriorate or if our other assumptions are not met, our actual bad debt experience could exceed our estimate.

We capitalize interest, an allocated portion of launch insurance premiums, contract costs and internal direct labor costs incurred in, and depreciation costs related to assets that support the construction and development of our satellites and related ground systems. Once a satellite is operational, we depreciate the asset over the expected operational life. Changes in the estimates of the operational life of the asset are reflected in subsequent periods as adjustments to future depreciation expenses.

Following each launch, and at least annually thereafter, we review the expected operational life of our satellites. We determine a satellite’s expected operational life using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The expected operational lives of our satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels and other components, levels of solar radiation, the durability of various satellite components and the orbits in which the satellites are placed.

Other intangible assets are evaluated based upon the expected period during which the asset will be utilized, forecasted cash flows, changes in technology and customer demand. Changes in judgments on any of these factors could materially impact the value of the asset. The fair value of our reporting units is based upon a discounted cash flow analysis, which is used to determine if we have a goodwill impairment. The analysis considers estimated revenue and expense growth rates. The estimates are based upon our historical experience and projections of future activity, considering customer demand, changes in technology and a cost structure necessary to achieve the related revenue. Changes in judgments on any of these factors could materially impact the value of the asset.

In determining the purchase price allocation in connection with the GlobeXplorer acquisition, we obtained projected financial results from GlobeXplorer, adjusted those projections based on our knowledge of the market and then valued GlobeXplorer with a discounted cash flow model using those projections, an appropriate weighted cost of capital as a discount factor and an appropriate terminal multiple of earnings before interest, taxes, depreciation and amortization. After our initial valuation, we allocated the purchase price by performing a discounted cash flow valuation of GlobeXplorer’s business, the value of customer relationships, the value of the core technology and the value of certain relationships with prior management.

Income Taxes

The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed each year. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in enacted tax laws is recognized as an adjustment to the tax provision or benefit in the period of enactment. The overall change in deferred tax assets and liabilities during the period is equal to the deferred tax expense or benefit for the period. The carrying value of deferred tax assets may be reduced by a valuation allowance if, based upon the judgmental assessment of available evidence, it is deemed more likely than not that some or all of the deferred tax assets will not be realizable.

As of December 31, 2009, there are no income tax positions for which the unrecognized tax benefits will significantly increase or decrease during the next twelve months. Tax years still open for examination by federal and major state agencies as of December 31, 2009 are 1996 through 2009. Federal and state agencies may disallow research tax carryforwards, net operating loss carryforwards and other carryforwards previously claimed.

As of December 31, 2009, we had federal and state net operating loss carryforwards of $214.8 million and $189.1 million, respectively, available to offset future federal and state taxable income. If not used, the net operating loss carryforwards will expire at various times during the period from 2010 to 2029. Under Section 382 of the Internal Revenue Code of 1986, or the Code, in general, an aggregate increase of more than 50% in the percentage ownership in value of our stock by 5% or greater stockholders (including public groups) over a running three-year period constitutes an “ownership change” for federal income tax purposes. Such an ownership change may limit our ability to use, for both regular and alternative minimum tax purposes, any net operating loss carryforwards attributable to the periods prior to the ownership change. We believe that such ownership changes have occurred and may occur in the future to further limit the use of our net operating loss carryforwards. We also believe that any future ownership changes should not have a material adverse effect on the use of our existing net operating loss carryforwards. In 2009, we generated a taxable loss resulting from accelerated depreciation on the WorldView-2 satellite. Current tax legislation allows this loss to be carried back to prior years which will reduce prior years alternative minimum tax income to zero and will generate a refund of all previously paid alternative minimum tax.

Recently Adopted Accounting Standards

June 2009, the Financial Accounting Standards Board (FASB) established the FASB Accounting Standards Codification (Codification) as the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification did not have an impact on our Consolidated Financial Statements upon adoptions. Accordingly, our disclosures will explain accounting concepts rather than site specific topics of GAAP.

In May 2009, the FASB issued new accounting guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events, whether that evaluation date is the date of issuance or the date the financial statements were available to be issued, and alerts all users of financial statements that an entity has not evaluated subsequent events after that evaluation date in the financial statements being presented. The guidance is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The guidance became effective for us on April 1, 2009. The adoption of this guidance had no impact on our consolidated financial statements.

In April 2008, the FASB issued new accounting guidance which defines the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. We adopted this guidance on January 1, 2009 and the adoption did not have a material effect on the presentation or classification on the assets in the financial statements.

In March 2008, the FASB issued new accounting guidance that requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, this guidance requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. The requirements under this guidance must be applied as authoritative guidance for fiscal years and interim periods within these fiscal years, beginning after November 15, 2008. We have adopted this guidance effective January 1, 2009 and there was not a material effect on the presentation or classification of these activities in our financial statements.

In February 2008, FASB issued authoritative guidance that addresses fair value measurements for purposes of lease classification or measurement. In October 2008, the FASB issued additional authoritative guidance which clarifies the application of determining fair value when the market for a financial asset is inactive. Specifically, this guidance clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value.

In December 2007, the FASB issued new accounting guidance which expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. Further, the guidance also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, all acquisition costs are generally expensed as incurred, restructuring costs generally are expensed in periods subsequent to the acquisition date, changes in accounting for deferred tax asset valuation allowances be expensed after the measurement period, and acquired income tax uncertainties are expensed after the measurement period. The requirements under this guidance must be applied for years beginning after December 15, 2008 with early adoption prohibited. The adoption of this guidance will impact any of our future acquisitions.

In December 2007, the FASB issued further accounting guidance, which requires revenue generated and costs incurred by the parties in the collaborative arrangement be reported in the appropriate line in each company’s financial statement and not account for such arrangements on the equity method of accounting. Further, the guidance also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and the amount and income statement classification of collaboration transactions between the parties. The requirements under this guidance must be applied for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively (if practicable) to all prior periods presented for all collaborative arrangements existing as of the effective date. We adopted this guidance effective January 1, 2009 and the adoption did not have a material effect on our financial statement presentation.

New Accounting Pronouncements

In October 2009, the FASB issued new accounting guidance that enables vendors to account for products or services sold to customers (deliverables) separately rather than as a combined unit, as was generally required by past guidance. The revised guidance provides for two significant changes to the existing multiple element revenue arrangements guidance. The first change relates to the determination of when the individual deliverables included in a multiple element arrangement may be treated as separate units of accounting. The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The first change will likely result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral. Together, these changes are likely to result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance. This guidance also significantly expands the disclosures required for multiple-element revenue arrangements. The guidance is required to be adopted in fiscal years beginning on or after June 15, 2010; however, early adoption is permitted. We are currently evaluating the effects on the presentation, classification, and recognition of revenue arrangements that may be affected by this guidance.

In October 2009, the FASB issued new accounting guidance that changes the accounting model for revenue arrangements that include both tangible products and software elements so that tangible products containing software components and non software components that function together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue guidance. In addition, the guidance requires that hardware components of a tangible product containing software components always be excluded from the software revenue guidance. The guidance is required to be adopted in fiscal years beginning on or after June 15, 2010; however, early adoption is permitted. We are currently evaluating the effects on the presentation, classification, and recognition of revenue arrangements that may be affected by this guidance.

Seasonality

We do not expect seasonality to have a material impact on our business in the future.

BUSINESS

Overview

We are a leading global provider of commercial high-resolution earth imagery products and services. Our products and services support a wide variety of uses, including defense, intelligence and homeland security applications, mapping and analysis, environmental monitoring, oil and gas exploration, and infrastructure management. Our principal customers include U.S. and foreign defense and intelligence agencies and a wide variety of commercial customers, such as internet portals, companies in the energy, telecommunications, utility and agricultural industries, and U.S. and foreign civil government agencies. The imagery that forms the foundation of our products and services is collected daily via our three high-resolution imagery satellites and managed in our content archive, which we refer to as our ImageLibrary. We believe our ImageLibrary is the largest, most up-to-date and comprehensive archive of high resolution earth imagery commercially available; as of March 31, 2010, containing more than 1 billion square kilometers of imagery, with new imagery added every day. With the addition of our WorldView-2 satellite, commissioned on January 4, 2010, we expect our collection capacity to expand to more than 500 million square kilometers per year.

Products and Services

We offer earth imagery products and services that are comprised of imagery from our three-satellite constellation, and aerial imagery that we acquire from third party suppliers. We process our imagery to varying levels according to the customer’s specifications and deliver our products using the distribution method that best suits our customers needs. Customers can purchase satellite or aerial images that are archived in our ImageLibrary. Customers can also order imagery content by placing custom orders, which require tasking of our satellites, for a specific area of interest, or as a bundle of imagery and data for a region or type of location, such as cities, ports and harbors or airports. For example, CitySphere, an ImageLibrary product, features color imagery for 300 of the world’s largest cities that is refreshed on a routine basis.

Customers specify how they want the imagery content they are purchasing from us to be produced. We deliver our satellite imagery content at three processing levels: (i) basic imagery with the least amount of processing; (ii) standard imagery with radiometric and geometric correction; and (iii) ortho-rectified imagery with radiometric, geometric, and topographic correction. All of our aerial imagery is delivered as ortho-rectified imagery.

We also use enhanced processing to produce mosaic and stereo imagery products. The mosaic process takes multiple imagery scenes, collected at different times and dates, and merges them into a single seamless imagery product. We use specialized collection and enhanced processing to produce stereo imagery products. Stereo imagery products consist of two images collected from two different viewpoints along the satellite orbit track that are produced as basic products, but can be viewed in stereo (3D) using specialized software. Stereo imagery products are used for the creation of digital elevation maps, for the more accurate creation of 3D maps and flight simulations.

We offer a range of on- and off-line distribution options designed to enable customers to easily access and integrate our imagery into their business operations and applications, including desktop software applications, web services that provide for direct online access to our ImageLibrary, File Transfer Protocol (FTP), and physical media such as CD, DVD, and hard drive. We offer an additional distribution option through our Direct Access Program (DAP) that allows certain customers, approved by the U.S. government, to task and downlink data directly from our WorldView-1 and WorldView-2 satellites within their regional area of interest. DAP is designed to meet the enhanced information and operational security needs of a select and limited number of defense and intelligence customers and certain commercial customers. To date we have signed four customer contracts for our DAP.

We sell our products and services through a combination of direct and indirect channels, a global network of resellers, strategic partners, direct enterprise sales and web services.

Customers

We have two reportable segments, defense and intelligence, and commercial. In 2009, we generated 81.9% of our revenue from defense and intelligence customers and 18.1% and of our revenue from commercial customers.

Defense and Intelligence

Our single, largest defense and intelligence customer is the U.S. government. NGA serves as the primary U.S. government procurement agency for geospatial information and purchases imagery products and services under the NextView program on behalf of various agencies within the U.S. government, including defense, intelligence and law enforcement agencies. In January 2008, we amended the NextView agreement from an image-based ordering to a service level agreement, or SLA. Under the SLA, we are obligated to make substantially all the image tasking capacity of our WorldView-1 satellite available to NGA, as well as to meet certain service requirements related to the operational performance of our WorldView-1 satellite and related ground systems. The terms of the SLA provide for payment of $12.5 million per month, subject to the right of NGA to holdback an allowance of up to $0.8 million of the total $12.5 million monthly fee, which NGA can use to extend the SLA period or apply to any new agreement between the parties. Any revenue deferred related to this allowance will be recognized when earned in future periods. In June 2009, we signed an extension to the SLA through March 31, 2010 with an option for NGA to extend at the same level and on the same terms through December 31, 2010. In February 2010, we modified the SLA to allow NGA the option to extend the SLA on the same terms for three months from April 1, 2010 to June 30, 2010 with six additional options, each for a one month period, with the last option expiring in December 31, 2010.

In addition to the U.S. government, our other defense and intelligence customers include U.S. and foreign defense contractors, and certain foreign government defense, intelligence, and national security agencies. Our defense and intelligence customers use our products for several purposes, including mapping, monitoring, threat assessment, disaster response, and training. We sell to our defense and intelligence customers directly and through resellers. In 2009, defense and intelligence customers accounted for $231.0 million or 81.9% of our total revenue.

Commercial

Our commercial business consists of both traditional and integrated information customers. Our traditional customers are primarily civil governments, and energy, telecommunications, utility and agricultural companies who, like our defense and intelligence customers, use our content for mapping, monitoring, analysis and planning activities. Our integrated information customers, including web portals, personal navigation service providers, wireless handheld device manufacturers, wireless service providers and video game manufacturers, use our content to enhance and expand other location-based information products and services that they develop and sell to the commercial market.

Our commercial customers are located throughout the world. We sell to these customers directly and through resellers. Our commercial revenue is generated both through purchases of our products and services on an as-needed basis and through multiyear contracts. In 2009, commercial revenue accounted for $50.9 million or 18.1% of our total revenue.

Satellite and Ground System Operations

Our business operations consist primarily of our satellite constellation, related satellite control ground stations, and our image processing facilities.

The following table summarizes the primary characteristics of the satellites in our constellation:

	QuickBird	WorldView-1	WorldView-2

Best Ground Resolution	61-centimeters black and white 2.44-meter multi-spectral	50-centimeters black and white	46-centimeters black and white 1.84-meter multi- spectral
Annual Collection Capacity	63 million square kilometers	270 million square kilometers	150 million square kilometers
Revisit Time	2-3 days	1-2 days	1-2 days
Orbital Altitude	450 kilometers	496 kilometers	770 kilometers
Launch Date	October 2001	September 2007	October 2009
Original Design Life(1)	5.00 years	7.25 years	7.25 years
Expected End of Operational Life(2)	Q2 2012	Q2 2018	Q1 2021

(1)	The original design life is the minimum number of years, at a 75% probability, that a satellite is expected to operate based on our construction performance specifications.

(2)	Following actual launch, we determine a satellite’s expected operational life considering a calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The expected operational life of these satellites is affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual, environmental degradation of solar panels and other components, the durability of various satellite components and the orbit in which the satellite is placed.

Satellite Insurance

We currently maintain $40.0 million, $220.0 million and $230.0 million of one-year in-orbit operations insurance coverage for QuickBird, WorldView-1 and WorldView-2, respectively, $50.0 million of three-year in-orbit insurance coverage for WorldView-1 with one year remaining and $68.0 million of three-year in-orbit insurance for our WorldView-2 satellite. We intend to continue this coverage to the extent it remains available at acceptable premiums.

Ground Station Centers and Image Processing Facilities

We have one ground station center located in Norway and two ground station centers located in Alaska. In addition, we have an agreement with Kongsberg Satellite Services (KSAT) to utilize a ground station in Troll, Antarctica to supplement the data downlink capabilities of our other three stations. Each ground station center is strategically placed to maximize contact with our satellites on their orbital paths. QuickBird, WorldView-1 and WorldView-2 currently each orbit the earth and communicate with one of our ground station centers, including Troll, approximately 15 times per day. Accordingly, tasking and data downloading occurs approximately every 90 minutes. Our image processing facility at our Longmont, Colorado headquarters houses the hardware and software systems and personnel required to operate and control our satellites as well as process, store and distribute our imagery. Operational control of our satellites, and all data processing, storing and distribution, is managed exclusively from our facility in Longmont, Colorado.

Intellectual Property

We rely on licenses of certain intellectual property to conduct our business operations. Specifically, we license certain proprietary rights from third parties, such as BAE Systems Mission Solutions, Inc., Ball Aerospace and Technologies Corp., Harris Technical Services Corporation, MacDonald Dettwiler and Associates Ltd., Orbit Logic, the University of New Brunswick and Vexcel, Inc., to enable us to operate our satellites, ground station centers, collection systems and other various components of our systems. In addition, we actively pursue internal development of intellectual property, and as of December 31, 2009, we held one U.S. patent, and had two U.S. patent applications pending. As of December 31, 2009, we also held 15 U.S. trademark registrations, 48 foreign trademark registrations and four foreign pending trademark applications. Additional trademark registrations are pending.

Regulation

Operations

The satellite operations portion of our business is highly regulated. The Department of Commerce (DoC), pursuant to the 1992 Land Remote Sensing Policy Act, as amended, has the primary regulatory authority over our industry. The Department of Commerce delegated responsibility for satellite remote sensing operations to National Oceanic and Atmospheric Administration (NOAA). Each of our satellites is required to be individually licensed for operation by NOAA. We currently have licenses for our QuickBird, WorldView-1 and WorldView-2 satellites, which we refer to as the NOAA licenses. Our NOAA licenses require us to obtain prior approval from NOAA for any significant and substantial agreements, and generally require us to operate our satellite system in a manner that is consistent with U.S. national security and foreign policy objectives. In addition, the NOAA licenses allow the U.S. government to suspend our imaging activities in certain cases if deemed necessary for national security reasons. Provided we comply with the NOAA licenses, the NOAA licenses are valid for the operational life of the licensed satellite.

The launch of our satellites and the communication links, both uplink and downlink, are regulated by the Federal Communications Commission (FCC). FCC licenses must be obtained for each individual satellite. The FCC is the governmental agency with primary authority in the United States over the commercial use of satellite frequency spectrum. We currently have the requisite licensing authority from the FCC to operate our QuickBird, WorldView-1 and WorldView-2 satellites. The FCC has also granted licenses to operate ground stations for QuickBird, WorldView-1 and WorldView-2 in the cities of Fairbanks and Prudhoe Bay, Alaska. The FCC’s rules and regulations and terms of our licenses require that we comply with various operating conditions and requirements. Failure to comply with these or other conditions or requirements could lead to sanctions, up to and including revocation, cancellation or non-renewal of our licenses. In addition to the FCC’s requirements, our satellites must undergo the frequency coordination and registration process of the International Telecommunications Union (ITU).

Sales

Satellite imagery does not require an export license in order to be sold internationally. The ability to sell our imagery products and services may, however, be subject to any sanctions or embargoes imposed by the U.S. government against particular entities or individuals, against other countries or by foreign government regulation.

Sales of direct access to the satellites under our DAP program require separate U.S. government approvals from NOAA and the Department of State (DoS). NOAA must approve the agreement with the customer for us to provide the direct uplink and downlink, and we must obtain an export license from the DoS for the export of the equipment and related technology necessary to enable the access. The ground station equipment and related technology necessary to allow access to the satellites are controlled under the International Traffic in Arms Regulations (ITAR). The approval process for these sales takes approximately two to three months, and there is no obligation on the part of either NOAA or the DoS to approve any transaction. In addition to required U.S. government approvals, the export of equipment from Canada by our DAP equipment supplier, MacDonald Dettwiler & Associated Ltd., is subject to Canadian export license requirements. Our DAP customers may also be required to obtain additional approvals from the government of the country in which the ground station is to be operated.

Ownership

Any change in our ownership involving a transfer to foreign persons may increase U.S. government scrutiny and lead to more onerous requirements in connection with both export controls and security clearances. In addition, we are obligated under our NOAA licenses to monitor and report increases in foreign ownership and may be required to obtain an amendment to our licenses if the foreign ownership exceeds certain levels. A transfer to foreign ownership also could trigger other requirements including filings with, and review by, the Committee on Foreign Investment in the United States pursuant to the Exon-Florio provision. Depending on the country of origin and identity of foreign owners, other restrictions and requirements could arise.

Backlog

Total backlog was $252.4 million as of December 31, 2009. Total backlog includes $37.5 million under the NextView agreement, substantially all of which is expected to be recognized prior to March 31, 2010 when the NextView agreement is scheduled to expire. This represents payments under the SLA for capacity on WorldView-1 that is already committed to NGA. Total backlog also includes $214.9 million of firm orders, minimum commitments under signed customer contracts, remaining amounts under pre-paid subscriptions, amounts committed under DAP agreements and funded and unfunded task orders from our government customers. Of this amount, we expect that $56.9 million will be recognized in 2010. If the current SLA is extended or we enter into a new SLA, our backlog will be increased by the amount of payments under the SLA for capacity committed to NGA, which amounts will be recognized over the life of the new SLA. Backlog does not include the amounts that will be recognized if NGA exercises its option to extend the SLA to December 31, 2010.

In addition, there is $213.8 million of remaining unamortized revenue related to payments made prior to full operating capacity FOC from NGA, of which $25.5 million is expected to be recognized during 2010. The balance will be recognized over the estimated customer relationship period, which is currently expected to be 10.5 years from the launch of WorldView-1 based on the expected life of WorldView-1. Due to the fact that these payments were received prior to FOC, revenue to be recognized in 2010 is reflected as non-cash in the financial statements. We have not included it in the backlog because there are no specific services that are required to be rendered to recognize it as income. We are recognizing it ratably over the estimated customer relationship period which positively affects our reported revenue, but the recognition of this revenue has no effect on our ability to generate additional revenue from the usage of our satellite and therefore should not be considered a reduction in our capacity to generate additional sales.

Competition

We compete against various private companies, as well as foreign state-sponsored entities that provide satellite and aerial imagery and related products and services to the commercial market. Our major existing and potential competitors for high resolution satellite imagery include GeoEye, SPOT Image, ImageSat International N.V. and the National Remote Sensing Agency, Department of Space (Government of India), plus numerous aggregators of imagery and imagery-related products and services, including Google and Microsoft. Most of these companies offer high-resolution imagery commercially from their archives of imagery in competition with our ImageLibrary. In addition, we compete against aerial providers of high-resolution imagery. Aerial imagery provides certain benefits over satellite-based imagery, most notably better resolution. We compete on the basis of:

•	the technical capabilities of our satellites, such as size of collection area, collection speed, revisit time, resolution and accuracy;

•	satellite availability for tasked orders;

•	the size, comprehensiveness and relevance of our ImageLibrary;

•	distribution platform and tools that enable customers to easily access and integrate imagery;

•	timeliness and ready availability of imagery products and services that can be deployed quickly and cost-effectively; and

•	price.

Employees

As of December 31, 2009, we employed 507 full-time employees worldwide.

We currently do not have any collective bargaining agreements with our employees.

Company History

We were originally incorporated as EarthWatch, Incorporated on September 30, 1994 under the laws of the State of Colorado and reincorporated in the State of Delaware on August 21, 1995. On January 4, 2007, we acquired GlobeXplorer, Inc., a producer and integrator of digital earth imagery and vector data, and AirPhoto USA an aerial imagery provider, for a total purchase price of $21.3 million.

MANAGEMENT

Executive Officers

The following sets forth information about our executive officers as of April 13, 2010. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Jill D. Smith	52	President, Chief Executive Officer and Chairman of the Board of Directors
Yancey L. Spruill	42	Executive Vice President, Chief Financial Officer and Treasurer
Walter S. Scott	52	Executive Vice President and Chief Technical Officer
H. John Oechsle	47	Executive Vice President, Product and Strategy
J. Alison Alfers	43	Senior Vice President, Secretary and General Counsel
Scott M. Hicar	43	Senior Vice President and Chief Information Officer
Jeffrey S. Kerridge	48	Senior Vice President and General Manager of Defense and Intelligence
A. Rafay Khan	45	Senior Vice President, Commercial Sales

Jill D. Smith joined DigitalGlobe in 2005 and currently serves as our President and Chief Executive Officer, as well as Chairman of our Board of Directors. Prior to joining us, from March 2005 to October 2005, Ms. Smith was President and Chief Executive Officer of Gomez, Inc., a provider of on-demand web application experience management solutions, and prior to that, from 2001 to 2005, Ms. Smith was President and Chief Executive Officer of eDial, a provider of conferencing and collaboration solutions that was acquired by Alcatel. Prior to eDial, she was Chief Operating Officer of Micron Electronics, Inc. Prior to Micron, Ms. Smith co-founded and led Treacy & Company, LLC, a boutique consulting and investment business, and was Chief Executive Officer of SRDS, L.P., a privately held publishing company. Prior to this, she held senior level positions at Sara Lee Corporation and Bain & Company. Ms. Smith holds a Bachelor of Arts in Business Studies from London Guildhall University and a Master of Science in Business Administration from the MIT Sloan School of Management.

Yancey L. Spruill joined DigitalGlobe in 2004, and currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining us, from 2000 to 2004, Mr. Spruill served as a Principal in the Investment Banking group at Thomas Weisel Partners. Additionally, Mr. Spruill’s prior investment banking experience includes roles at Lehman Brothers Inc. and at J.P. Morgan & Company. Mr. Spruill also served in several manufacturing engineering roles with Corning Incorporated and The Clorox Company. Mr. Spruill holds a Bachelor of Electrical Engineering from Georgia Tech and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College.

Dr. Walter S. Scott is our founder and currently serves as our Executive Vice President and Chief Technical Officer. From 1986 through 1992, Dr. Scott held a number of technical, program and department management positions at the Lawrence Livermore National Laboratory, including serving as the Assistant Associate Director of the Physics Department. Prior to this, Dr. Scott served as President of Scott Consulting, a Unix systems and applications consulting firm. Dr. Scott holds a Bachelor of Arts in Applied Mathematics, magna cum laude, from Harvard College and a Doctorate and Master of Science in Computer Science from the University of California, Berkeley.

H. John Oechsle joined DigitalGlobe in April 2010 and currently serves as our Executive Vice President, Product and Strategy. Mr. Oechsle also currently serves as a director of aWhere, Inc., a provider of data and location-based predictive analytics, and the Colorado Technology Association. From 2003 until October 2009, Mr. Oechsle served as Senior Vice President of Technology and Content and Chief Information Officer for IHS Inc. Mr. Oeshsle has served as Chief Information Officer and Vice President of Information Management Worldwide, for Ortho-Clinical Diagnostics, a Johnson & Johnson company, where he was responsible for all technology and

e-business on a worldwide basis. Mr. Oechsle has also served as Senior Vice President and Chief Technology Officer for Land America Financial Group, Inc., and as Director of Global Information Management for Kellogg Company. Mr. Oechsle holds a Bachelor of Science degree in Computer Science from Rutgers University and is a graduate of the Tuck Executive Program offered by the Amos Tuck School of Business at Dartmouth College.

J. Alison Alfers joined DigitalGlobe in January 2008 and currently serves as our Senior Vice President, Secretary and General Counsel. Prior to joining us, from 2005 through 2007, Ms. Alfers served as President of Alfers & Associates, a consulting firm specializing in compliance program development and corporate legal support for developing businesses. From 2004 to 2005, Ms. Alfers served as Senior Vice President and General Counsel for Knowledge Learning Corporation. Prior to 2004, Ms. Alfers served as Vice President and General Counsel for Space Imaging, Inc. Ms. Alfers holds a Bachelor of Arts from Arizona State University and a Juris Doctorate degree from the University of Arizona.

Scott M. Hicar joined DigitalGlobe in April 2009 and currently serves as our Senior Vice President and Chief Information Officer. From January 2008, until joining DigitalGlobe, Mr. Hicar was an independent consultant. From October 2006 to December 2007, Mr. Hicar was Senior Vice President and Chief Information Officer of Solectron Corporation, a global electronics manufacturing company for original equipment manufacturers. Prior to that, from 1997 to 2006, Mr. Hicar was Vice President of World Wide Information Technology and Chief Information Officer of Maxtor Corporation, a global manufacturer of hard disk drives. Prior to Maxtor, Mr. Hicar was a Principal Consultant in Supply Chain/ERP with PriceWaterhouse. Mr. Hicar holds a Bachelor of Business Administration degree in Management Information Systems from Ohio University.

Jeffrey S. Kerridge joined DigitalGlobe in 1996 and currently serves as our Senior Vice President and General Manager of Defense and Intelligence. Prior to joining us, Mr. Kerridge spent nearly 12 years with the Central Intelligence Agency’s National Photographic Interpretation Center, serving in many capacities, including division level officer, strategic planning; branch chief, program management; and analyst. Mr. Kerridge holds a Bachelor of Arts in Geography from the University of Colorado at Boulder.

A. Rafay Khan joined DigitalGlobe in January 2009 and currently serves as our Senior Vice President, Commercial Sales. From 2001 until January 2009, Mr. Khan served as an executive of NAVTEQ, most recently as Vice President for Business Development and Sales for Asia/Pacific and Singapore. He previously was employed by MetFabCity, DaimlerChrysler and Altair Engineering. Mr. Khan holds a Bachelor of Science in mechanical engineering from NED University in Karachi, Pakistan, a Master of Science in Mechanical Engineering from Stanford University and a Master of Business Administration from the University of Chicago Booth School of Business.

Board of Directors

The following sets forth information about our Board of Directors as of April 13, 2010:

Name	Age	Position

Jill D. Smith	52	Chairman of the Board of Directors
Paul M. Albert, Jr	67	Director
Nick S. Cyprus	56	Director
General Howell M. Estes III	68	Director
Warren C. Jenson	53	Director
Alden Munson Jr.	68	Director
James M. Whitehurst	42	Director
Eddy Zervigon	41	Director

Jill D. Smith’s biographical information is shown above under Executive Officers.

In considering Ms. Smith for nomination to the Board, the Board noted Ms. Smith’s position as our Chief Executive Officer of the Company. The Board believes it is appropriate to have our Chief Executive Officer on the Board to facilitate more detailed discussion around our strategic objectives, internal controls, risk assessment and management, and overall performance. The Board believes that the skills and experience that Ms. Smith brings to the position of Chief Executive Officer, including leadership in building growth companies, apply equally to her ability to serve our stockholders as a member of the Board of Directors.

Ms. Smith is not considered an independent director and, accordingly, she does not serve on any Board committees and is not compensated for her service as a director.

Paul M. Albert, Jr., age 67, has served as a director of DigitalGlobe since 1999. Mr. Albert is Chairman of Albert Investments, which oversees family financial activities, and a corporate director. From 1996 to 2006, he was a finance and capital markets consultant engaged primarily by global financial institutions as an educator of their bankers and as an expert witness on their behalf in litigation. He was a director of SpectraSite Inc. from 2003 to 2005, when it merged with American Tower Corporation, and then served on the Board of American Tower Corporation until 2006. Prior to this, he was a director of CAI Wireless Systems, Inc. and of Teletrac Inc. In his capacity as a corporate director, he has served on audit, compensation, finance, governance and operating committees, often as committee chairman. Mr. Albert has also served as a director of the New York Chapter of the National Association of Corporate Directors (NACD) since 2003, and was elected in 2010 to serve as a Director of the Connecticut Chapter of the NACD. From 1970 to 1996, he was an investment banker, holding senior officer positions at Morgan Stanley & Co. Incorporated and Prudential Securities. He has an A.B. from Princeton University and an M.B.A. from Columbia University Business School.

In considering Mr. Albert for nomination, the Board noted Mr. Albert’s institutional knowledge of the company, his tenure and contributions as chair of our Audit Committee, his status as a qualified financial expert under applicable SEC regulations, his overall board of director experience, and his extensive experience with U.S. and international capital markets. The Board also noted that Mr. Albert met all SEC and New York Stock Exchange independence requirements for board and committee service, and that Mr. Albert was not currently serving on any other Boards. Given that we are a newly public company and that both management and other members of the Board have had a relatively short tenure with the company, the Board believes that Mr. Albert’s long standing experience with the company, and in particular his knowledge and expertise with regard to our financial reporting history and business practices will contribute to our governance abilities.

Mr. Albert was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to an investor agreement by and between us and Morgan Stanley, or the Morgan Stanley Investor Agreement, described more fully below.

Nick S. Cyprus, age 56, joined the Board of Directors of DigitalGlobe in 2009. Mr. Cyprus is Vice President, Controller and Chief Accounting Officer of General Motors Corporation. Prior to joining General Motors Corporation, from May 2004 to March 2006, Mr. Cyprus served as Senior Vice President, Controller, and Chief Accounting Officer of Interpublic Group of Companies. From 1999 to 2004, Mr. Cyprus was Vice President, Controller, and Chief Accounting Officer at AT&T Corporation. Mr. Cyprus holds a Master’s Degree in Business Administration from New York University’s Stern School of Business and a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University in New Jersey. Mr. Cyprus is also a certified public accountant.

In considering the eligibility of Mr. Cyprus for continued service on the Board, the Board noted that Mr. Cyprus brings to the Board extensive financial reporting and internal controls experience, having served as the Chief Accounting Officer for several large publicly traded companies, including his current position with General Motors Corporation. In addition, Mr. Cyprus is a certified public accountant and meets all SEC requirements for qualified financial experts. The Board also took note of the fact that Mr. Cyprus’ experience includes risk management as well as financial oversight. The Board believes that Mr. Cyprus’ skills and experience significantly contribute to the financial and risk management expertise of the Board. Mr. Cyprus does not currently serve on any other Boards of Directors and has confirmed to the Board his availability and commitment to spending the time necessary on company matters. Mr. Cyprus meets the independence requirements of the NYSE and SEC.

Mr. Cyprus was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

General Howell M. Estes III, age 68, has served as a director of DigitalGlobe since 2007. General Estes is the President of Howell Estes & Associates, Inc., a consulting firm engaged primarily by aerospace companies worldwide. He is chairman of the Board of Directors of Federal Employee Support for CFC Charitable Giving, Inc.

In addition, General Estes serves on the Board of Trustees for The Aerospace Corporation and Boards of Directors of Analytical Graphics, Inc., and the Air Force Academy Foundation. From 1965 to 1998, he served in the U.S. Air Force. At the time of his retirement from the Air Force, he was Commander-in-Chief of the North American Aerospace Defense Command and the United States Space Command and also Commander of the Air Force Space Command. In addition to a Bachelor of Science Degree from the Air Force Academy, he holds a Master of Arts Degree in Public Administration from Auburn University and is a graduate of the Program for Senior Managers in Government at Harvard’s JFK School of Government.

In considering the eligibility of General Estes for continued service on the Board, the Board noted that General Estes brings to the Board a combination of military and defense experience, and general business experience, that make him uniquely qualified to contribute to matters involving our defense and intelligence business segment. In addition, General Estes has significant board of director experience and key leadership experience gained from his military career. The Board also noted that General Estes possesses the security clearances necessary to allow him to be briefed on our classified business, thus allowing the Board to have insight into to all aspects of our business. General Estes meets all SEC and NYSE qualifications for independence, and has demonstrated through past performance his availability and willingness to spend the necessary time on company matters.

Warren C. Jenson, age 53, has served as a director of DigitalGlobe since 2008. Mr. Jenson is Chief Financial Officer for Silver Spring Networks. From 2002 to 2008, Mr. Jenson served as Executive Vice President, Chief Financial Officer and Administrative Officer of Electronic Arts Inc. Before joining Electronic Arts, Mr. Jenson served as the Senior Vice President and Chief Financial Officer for Amazon.com, Inc. from 1999 to 2002. From 1998 to 1999, he served as the Chief Financial Officer and Executive Vice President for Delta Air Lines. Prior to that, he worked in several positions as part of the General Electric Company. Most notably, he served as Chief Financial Officer and Senior Vice President for the National Broadcasting Company, a subsidiary of General Electric. He has a Bachelor of Science in Accounting and a Master of Accountancy-Business Taxation from Brigham Young University.

In considering the eligibility of Mr. Jenson for continued service on the Board, the Board noted that Mr. Jenson brings to the Board significant strategic, operational and financial reporting and internal controls experience, having served as the Chief Financial Officer for several large publicly traded companies. In addition, the Board considered Mr. Jenson’s experience in the media content business, having worked at NBC, Amazon.com and Electronic Arts, noting that such experience has value to the company as we continue to develop our commercial business unit. Mr. Jenson also meets the applicable SEC requirements for qualified financial experts, providing additional depth to the financial experience of the Board. Mr. Jenson does not currently serve on any other Boards of Directors and has confirmed to the Board his availability and commitment to spending the time necessary on company matters. Mr. Jenson also meets the independence requirements of the NYSE and SEC.

Mr. Jenson was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

Alden Munson Jr., age 68, has served as a director of DigitalGlobe since 2009. Mr. Munson is a Senior Fellow at the Potomac Institute for Policy Studies. From May 2007 to June 2009, Mr. Munson served in the U.S. Intelligence Community, where he was the Deputy Director of National Intelligence for Acquisition. From 2000 to 2007, Mr. Munson was an independent consultant to government and industry on defense, space, and intelligence matters. He had an association with the investment banking firm Windsor Group from 2000 to 2004. From 1997 to 1999, Mr. Munson served as Senior Vice President and Group Executive of the Information Systems Group at Litton Corp. and, previously, from 1973 to 1997, as Vice President in various groups within TRW Inc., including the System Integration Group, the Space and Electronics Group and the Information Systems Group. He began his career at the Aerospace Corporation, where from 1966 to 1973 he provided system engineering support on space and intelligence programs. Mr. Munson was named a Pioneer of National Reconnaissance in 2000 and received the National Intelligence Distinguished Service Medal in 2009. Mr. Munson earned a Bachelor of Science with distinction and departmental honors in mechanical engineering from San Jose State University (SJSU), and a Master of Engineering in mechanical engineering from the University of California at Berkeley.

In considering the eligibility of Mr. Munson for continued service on the Board, the Board noted that Mr. Munson’s background and experience in leadership positions within U.S. government intelligence agencies brings to the Board specialized expertise regarding the use of our products and services by the U.S. government defense and intelligence agencies. The Board observed that this insight is particularly helpful for evaluating strategic considerations given the proportion of our business that is derived from the defense and intelligence segment. The Board also noted the depth of Mr. Munson’s business experience gained from over thirty years of working with private sector aerospace and defense contractors. Mr. Munson also meets all SEC and NYSE independence requirements and is not currently serving on any other Boards of Directors.

James M. Whitehurst, age 42, joined the DigitalGlobe Board of Directors in August 2009. Mr. Whitehurst is President and CEO of Red Hat, the maker of Linux and other enterprise software, a position he has held since January 2008. Mr. Whitehurst previously served as Chief Operating Officer for Delta Air Lines from July 2005 to August 2007, and as Chief Network and Planning Officer from May 2004 to July 2005. From 2002 to 2004, Mr. Whitehurst served as Senior Vice President — Finance, Treasury & Business Development for Delta. Prior to joining Delta, Mr. Whitehurst held multiple positions of increasing authority at the Boston Consulting Group. Mr. Whitehurst holds a Bachelor of Arts in economics and computer science from Rice University, a General Course Degree from the London School of Economics, and a Master of Business Administration from Harvard Business School.

In considering Mr. Whitehurst for nomination to the Board, the Board noted Mr. Whitehurst’s significant experience as a top senior executive at both a large publicly traded company, Delta Air Lines, as well as with a high growth software company, Red Hat. The Board believes Mr. Whitehurst’s experience within these diverse business environments allow him to bring valued insight and expertise to the company, particularly with regard to development and execution of our strategy. In addition, Mr. Whitehurst brings significant experience with risk assessment and risk management, gained through his role as Chief Operating Officer of Delta Air Lines, as well as in his current position with Red Hat. The Board also noted that Mr. Whitehurst was not serving on any other Boards and had confirmed his time availability for service on the our Board. Mr. Whitehurst also meets all SEC and NYSE requirements of independence, as well as the SEC requirements for qualified financial experts.

Mr. Whitehurst was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below.

Eddy Zervigon, age 41, has served as a director of DigitalGlobe since 2004. Mr. Zervigon is a Managing Director of Morgan Stanley & Co. Incorporated in the Principal Investments Group and has been with Morgan Stanley & Co. Incorporated since 1997. Mr. Zervigon also serves as a director of Stadium Capital and Bloom Energy. Mr. Zervigon has a Bachelor of Arts from Florida International University and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College. Mr. Zervigon is also a certified public accountant.

In considering the eligibility of Mr. Zervigon for continued service on the Board, the Board noted that Mr. Zervigon brings to the Board significant institutional knowledge regarding the company, having represented the interests of our largest stockholder, Morgan Stanley & Co., Incorporated since 2004. The Board also took note of the fact that Mr. Zervigon meets the SEC requirements for a qualified financial expert, and while he is precluded from serving on any Board committees due to a lack of independence, the Board considers such qualifications to have significant merit in contributing to the overall level of financial reporting experience on the Board. Mr. Zervigon has also demonstrated through past performance his willingness and ability to commit necessary time and resources to company matters.

Mr. Zervigon was designated for consideration for nomination by Morgan Stanley & Co. Incorporated pursuant to the Morgan Stanley Investor Agreement, described more fully below. Mr. Zervigon is not considered an independent director and, accordingly, he does not serve on any Board committees and is not compensated by the Company for his service on the Board.

Investor Agreement

On April 28, 2009, we entered into an Investor Agreement with an affiliate of Morgan Stanley & Co. Incorporated. For so long as Morgan Stanley & Co. Incorporated or its affiliates continue to be the record and beneficial owner of shares representing 25% or more of our outstanding common stock, Morgan Stanley & Co.

Incorporated or its affiliates will have the right to designate for nomination five of the nine nominees for our Board of Directors, at least three of whom must be independent under the NYSE rules. For so long as Morgan Stanley & Co. Incorporated or its affiliates continues to be the record and beneficial owner of shares representing less than 25% but 20% or more of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate for nomination four members of the nine nominees for our Board of Directors, at least three of whom must be independent under the NYSE rules. For so long as Morgan Stanley & Co. Incorporated or its affiliates continues to be the record and beneficial owner of shares representing less than 20% but 15% or more of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate for nomination three members of the nine nominees for our Board of Directors, all of whom must be independent under the NYSE rules. Our Board of Directors may determine, in good faith, not to nominate any of Morgan Stanley & Co. Incorporated or its affiliates designated nominees, if such nomination would constitute a breach of its fiduciary duties or applicable law or violate our amended and restated certificate of incorporation, by-laws, corporate governance guidelines or similar policies, or if such designated nominees are reasonably likely not to be independent, under NYSE rules. In addition, as long as Morgan Stanley & Co. Incorporated or its affiliates continue to be the record and beneficial owner of shares representing at least 15% of our outstanding common stock, at least one of Morgan Stanley & Co. Incorporated or its affiliates’ director nominees shall be appointed to each of our standing committees. At such time that Morgan Stanley & Co. Incorporated or its affiliates become the record and beneficial owner of shares representing less than 15% of our outstanding common stock, Morgan Stanley & Co. Incorporated or its affiliates will no longer have the right to designate for nomination any nominees for our Board of Directors. In the event of a change in the number of members of our Board of Directors, Morgan Stanley & Co. Incorporated or its affiliates will have the right to designate a proportional amount of the members of the nominees for our Board of Directors to most closely approximate the rights described above. If, however, the number of nominees for our Board of Directors designated for nomination by Morgan Stanley & Co. Incorporated or its affiliates is reduced as a result of a decrease in the record and beneficial ownership of shares of our common stock by Morgan Stanley & Co. Incorporated or its affiliates, any subsequent acquisition of shares of our common stock by Morgan Stanley & Co. Incorporated or its affiliates will not result in the right of Morgan Stanley & Co. Incorporated or its affiliates to designate for nomination additional nominees for our Board of Directors.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis explains the material elements of the compensation of our named executive officers and describes the objectives and principles underlying our executive compensation programs.

Objectives of Our Executive Compensation Programs

A key component of our business strategy is to provide incentives to attract, retain and motivate top talent. The total compensation package for our named executive officers and other executives is designed to align individual compensation with our critical short-term and long-term objectives. We strive to meet these objectives by implementing the following principles:

•	a substantial portion of the total compensation paid to our executives should be performance-based compensation; and

•	we should support our overall business objectives by aligning executive pay with our financial and operating performance.

Our compensation programs are designed with these principles in mind in order to recognize our overall performance as a company, as well as reward individual contributions.

Compensation Process

Compensation Process.  Pursuant to its charter, the Compensation Committee has responsibility for overseeing our compensation and employee benefit plans and practices, including the incentive and equity compensation plans in which our named executive officers participate. The Compensation Committee also has responsibility for evaluating and reporting to the Board of Directors on matters concerning management performance. In carrying out these responsibilities, the Compensation Committee reviews the performance of the Chief Executive Officer, the Chief Executive Officer’s evaluation of the other named executive officers, and her recommendations with respect to their compensation (discussed below). The Compensation Committee also reviews all components of named executive officer compensation for consistency with our compensation philosophy. Ultimately, the Compensation Committee recommends to the Board compensation for all named executive officers, including the Chief Executive Officer, and the full Board takes this recommendation under advisement. The full Board of Directors has the final responsibility for setting compensation for our named executive officers.

Role of Management.  At the end of each year, the Chief Executive Officer evaluates the performance of the named executive officers, excluding her own performance, and discusses the results of such evaluations with the Compensation Committee. These evaluations assess actual performance relative to each officer’s individual business related goals and objectives, and the contribution made by each officer to our overall results. The Chief Executive Officer also considers the level of responsibility of each named executive officer and his or her specific individual leadership accomplishments. Based on the foregoing evaluations, the Chief Executive Officer makes specific recommendations to the Compensation Committee regarding any adjustments to base salary for the named executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding any adjustments to the target cash and equity components of the Success Sharing Plan (discussed below) for the upcoming year. Starting in 2009, the Chief Executive Officer also recommended to the Compensation Committee the amount to be paid to each named executive officer (excluding the Chief Executive Officer) under the discretionary portion of the cash component of the Success Sharing Plan for the completed year.

Management periodically provides to the Compensation Committee a review of and recommendations regarding the design and strategy of the compensation and benefit plans affecting the named executive officers. The Compensation Committee takes such recommendations under advisement and makes adjustments to such plans as it deems appropriate.

Use of Compensation Consultants.  For fiscal year 2009, the decisions of the Compensation Committee regarding appropriate levels and types of compensation continued to be informed by studies commissioned by the Compensation Committee from compensation consultants Mercer and Dolmat Connell and Partners in 2007 and 2008. At that time, the consultants had reviewed public and private companies in the telecommunications and electronics industries that were comparable to us in terms of annual revenue and other financial metrics. The companies reviewed included 24/7 RealMedia.Inc., AeroVironment, Inc., Argon St. Inc., C-Cor Incorporated, CNET Networks, Inc., CoStar Group, Inc., GeoEye, Inc., Getty Images, Globalstar, Inc., Globecomm Systems Inc., Harmonic Inc., Intevac, Inc., INVESTools, Inc., Move, Inc., NAVTEQ, Radyne, Raven Industries, Inc., Schawk, Sirius Satellite Radio and XM Satellite Radio (now Sirius/XM), Trimble Navigation, and ViaSat. In addition to the specific companies mentioned above, the consultants reviewed aggregated industry survey data.

The Compensation Committee used the results of these studies to understand the long-term incentive compensation, total direct compensation (i.e., salary, cash bonus, and long-term incentives), and change in control/severance practices of the industry comparable companies. While the Compensation Committee did not determine at that time to set overall compensation or any given component at a particular percentage in relation to the industry group, the Committee did use the information to generally gauge the competitiveness of our compensation. Since then, the Compensation Committee has continued to use that baseline information as a guide, and has adjusted the named executive officers’ compensation as it deems to be appropriate given performance, experience, and competitive necessity.

In the fall of 2009, the Compensation Committee engaged Towers Perrin to serve as its independent compensation consultant. Towers Perrin assisted with a review of executive compensation pay levels and program design. The Compensation Committee took the results of this review under advisement in developing and recommending approval by the Board of the 2010 Success Sharing Plan.

Components of Executive Compensation

We compensate our named executive officers for their performance through a combination of base salary, annual cash incentives, and long-term equity incentives that are granted on an annual basis. Annual cash incentives and annual long-term equity incentive grants are delivered under our Success Sharing Plan, which is described in detail below. As an executive’s level of responsibility and position increases, a greater portion of his or her total compensation is based on variable or incentive pay. Only base salary is assured so that the majority of overall compensation is at risk for senior executives. We believe that this emphasis on incentive based compensation is appropriate because senior executives are the persons most able to influence company performance.

Base Salary

As discussed above, in 2007 and 2008, the Compensation Committee had commissioned certain compensation studies from consultants. The resulting report concerning total direct compensation was utilized in the initial determination of the level of base salary provided to our named executive officers with whom we entered into employment agreements in 2008. No adjustments to the base salaries of our named executive officers were made in 2009. The base salary levels for Mr. Khan and Mr. Hicar were established when they joined us in January 2009 and April 2009, respectively, and reflected the Compensation Committee’s understanding of market compensation levels.

The base salaries of our named executive officers for 2008 and 2009 are shown below.

	2008	2009

Jill D. Smith	$480,000	$480,000
A. Rafay Khan	N/A	260,000
Scott M. Hicar	N/A	250,000
Yancey L. Spruill	300,000	300,000
J. Alison Alfers	$250,000	$250,000

Equity Compensation

The Compensation Committee administers our equity incentive compensation plans for the named executive officers. The Compensation Committee considers the grant of equity awards to the named executive officers upon hire and on an annual basis. For 2008 and 2009, the criteria for determining the size of the annual equity grants to the named executive officers were set forth under the Success Sharing Plan (discussed in further detail below). Grants are made in the form of stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and in the form of restricted shares of our stock. Our stock options typically have a 10-year term, and typically vest over four years dependent on continued employment. Our restricted stock also typically vests over four years dependent on continued employment.

Equity incentives are designed to (1) encourage performance that leads to enhanced stockholder value, (2) closely align the executive’s interests with those of the stockholders, and (3) encourage retention. We currently make all equity grants under our 2007 Employee Stock Option Plan, or the “2007 Plan.” We also have prior awards outstanding under the Amended and Restated 1999 Equity Incentive Plan, or the “1999 Plan.”

Success Sharing Plan

The Success Sharing Plan is our incentive compensation plan under which both annual cash bonuses and annual long term incentive grants are delivered to executives. The Success Sharing Plan covers all of the named executive officers other than the Chief Executive Officer. Though the Chief Executive Officer does not participate in the Success Sharing Plan, company financial goals set forth in the Success Sharing Plan may be applicable to the Chief Executive Officer for purposes of determining her cash bonus amount (see the related discussion of Ms. Smith’s Employment Agreement under “Chief Executive Officer Employment Agreement” below). For fiscal years 2008 and 2009, company financial goals set forth in the Success Sharing Plan were used to determine the Chief Executive Officer’s annual cash bonus payable under her employment agreement. The Chief Executive Officer’s equity grants for fiscal years 2008 and 2009 are discussed separately under “Chief Executive Officer Employment Agreement” below.

The purpose of the Success Sharing Plan is to recognize overall company success, as well as departmental, team, and individual contributions. Thus, the Success Sharing Plan has both formulaic and discretionary or qualitative elements, as described in more detail below. The Compensation Committee and our full Board of Directors ultimately have discretion with respect to approval of both the cash and the equity awards made under the Success Sharing Plan.

Because we use our full year financial results to determine achievement of company financial goals for purposes of awards under the Success Sharing Plan, awards earned for performance in one fiscal year are not actually paid and/or granted until March of the succeeding fiscal year. Due to this staggered administration of the plan, both the 2009 Success Sharing Plan (under which awards were paid in 2010) and the 2008 Success Sharing Plan (under which awards were paid in 2009) are described in this Compensation Discussion and Analysis. Under SEC reporting rules, the cash component of the 2009 Success Sharing Plan (paid in 2010) is reported in the Summary Compensation Table and in the Grants of Plan Based Awards Table. Because the equity component of our 2009 Success Sharing Plan is awarded at the discretion of the Board after the end of 2009, it is not reported as 2009 compensation in either the Summary Compensation Table or the Grants of Plan Based Awards Table, but the equity component of the 2008 Success Sharing Plan (granted in 2009) is reported this year in both of those tables.

2009 Success Sharing Plan

Cash Component.  Annual cash bonuses for our named executive officers under the 2009 Success Sharing Plan were 80% based on the achievement of Company financial goals according to a pre-determined formula, and except for the Chief Executive Officer, were 20% based on the Chief Executive Officer’s discretionary evaluation of the individual job performance of each named executive officer. The company financial goals are approved by the Board of Directors on an annual basis at the beginning of the fiscal year. The introduction of a discretionary element into the cash component of the plan for 2009 was based on the recommendation of the Chief Executive Officer that inclusion of a discretionary component would allow for recognition of individual performance and thereby motivate superior performance in a more substantial way than was possible under the strictly formulaic approach where the entire cash bonus for every individual was determined solely by company financial results. The Compensation Committee considered the recommendation from the Chief Executive Officer, and determined that the inclusion of a discretionary component for the cash bonus would incentivize stronger individual performance that would in turn contribute to achievement of overall company objectives. Upon recommendation from the Compensation

Committee, the Board of Directors approved the inclusion of the discretionary component of the cash bonus for the named executive officers, excluding the Chief Executive Officer, for 2009.

The aggregate cash awards for named executive officers participating in the 2009 Success Sharing Plan and comprising both the formula-based and discretionary portions, were targeted at the following percentages of their base salaries: Mr. Spruill at 60%; Mr. Khan, Mr. Hicar, and Ms. Alfers at 50%. The percentage targets were established in their respective employment agreements. In the case of Ms. Smith, under the terms of her employment agreement, her target cash award is 70% of her base salary. For 2009 her cash award was based solely on achievement of company financial goals, as set forth in the 2009 Success Sharing Plan (see the discussion of Ms. Smith’s employment agreement under “Chief Executive Officer Employment Agreement” below). Under the 2009 Success Sharing Plan, actual payouts of the cash award to the participating named executive officers can range from 0% to 200% of these target levels, depending on the level of achievement of the pre-determined company financial goals for the formula-based portion, and the size of the award under the discretionary portion. The actual payout for Ms. Smith may also be less or greater than the target amount, as determined by the Board in accordance with the terms of her employment agreement.

For 2009, the formula-based portion of the cash award was based on three performance metrics: commercial revenue, defense and intelligence revenue, and adjusted EBITDA (“A-EBITDA”). Specifically, A-EBITDA under this plan is defined as net income or loss, adjusted for depreciation and amortization, net interest income or expense, income tax expense, loss on disposal of assets, restructuring, loss on early extinguishment of debt, bonus expense, and non-cash stock compensation expense. These metrics were weighted 25% commercial revenue; 25% defense and intelligence revenue; 50% A-EBITDA.

Cash awards are determined independently on each of the three metrics, depending on the actual level of performance. Performance above or below target causes the award amount for that metric to be increased or decreased, with a minimum requirement that at least 90% of the target for any given metric be achieved in order for that metric to pay out at all, and a maximum award of 200% of target on any given metric if that metric is achieved at 120% or greater of target. Awards are interpolated between the described intervals.

The table below shows the performance goals for the three metrics, the level of achievement of the goals, and the payout percentages for the formula-based portion of the cash award:

			2009 Payout
	2009 Target	2009 Actual	Percentage per
Metric	Performance	Performance	Metric
	In millions	In millions

CBU Revenue	$63.7	$50.9	79.9%
DIBU Revenue	$220.3	$231.0	104.9%
A-EBITDA	$171.7	$174.6	101.7%

Total Payout as a Percentage of Target:			85.5%

The payment of the discretionary portion of the cash award under the 2009 Success Sharing Plan to the named executive officers (other than the Chief Executive Officer) was based on the Chief Executive Officer’s qualitative assessment of each officer’s job performance for the year. The table below shows, for each named executive officer, other than the Chief Executive Officer, the percentages of the target award earned on the discretionary portion of the cash award, and, when added to the percentage earned on the formula-based portion of the cash award, the percentage of the total target bonus earned and the actual total bonus amounts paid under the 2009 Success Sharing Plan. These bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

	Percent of	Percent of	Percent of Total
	Discretionary	Formula-Based	Target Bonus
	Portion Earned	Portion Earned	Earned	Bonus Amount

A. Rafay Khan	100.0%	85.5%	88.4%	$110,132
Scott M. Hicar	130.0%	85.5%	94.4%	$88,500
Yancey L. Spruill	100.0%	85.5%	88.4%	$159,120
J. Alison Alfers	150.0%	85.5%	98.4%	$123,000

Equity Component.  In addition, the 2009 Success Sharing Plan provided for equity awards that could be granted to the named executive officers, other than the Chief Executive Officer, at the discretion of the Compensation Committee following completion of the fiscal year. Recommendations for these equity awards were made by the Chief Executive Officer to the Compensation Committee based on her assessment of performance and her assessment of a competitive and appropriate award value. The equity awards under the 2009 Success Sharing Plan were granted in March 2010, with 70% of the award value delivered in the form of stock options, and 30% of the award value delivered in the form of restricted stock, each with four-year vesting dependent on continued employment. This mix of metrics is intended to emphasize focus on share price appreciation, while providing some retention value and focus on long-term value.

2008 Success Sharing Plan

Equity Component.  The 2008 Success Sharing Plan provided for equity awards that were granted at the discretion of the Compensation Committee following completion of the fiscal year. Recommendations for these equity awards for the named executive officers (other than the Chief Executive Officer) were made by the Chief Executive Officer to the Compensation Committee based on her assessment of the executives’ individual job performance and contributions to company priorities. The equity awards under the 2008 Success Sharing Plan were granted in March 2009 in the form of stock options, and are reported in the “Option Awards” column of the 2009 Summary Compensation Table and the “Other Option Awards” column of the 2009 Grants of Plan Based Awards Table.

Chief Executive Officer Employment Agreement

Annual Cash Bonus.  The Chief Executive Officer’s employment agreement requires that her annual bonus be based on performance criteria that are established by the Board of Directors, which can include both financial criteria and individual goals, at the Board’s discretion. The employment agreement also provides that Ms. Smith’s target annual bonus amount will be 70% of her base salary, with the actual bonus amount paid, which can be greater or lesser than the target amount, including zero, dependent on the level of achievement of the goals. For 2008 and 2009, the Board determined that the performance goals applicable to Ms. Smith’s annual cash bonus were to be the financial performance metrics as set forth in the applicable Success Sharing Plans, described above.

The table below shows the percentage of the target award earned by Ms. Smith in 2009 based on achievement of the company’s financial goals as set forth in the 2009 Success Sharing Plan. This bonus amount is reported in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

	Percent of Total
	Target Bonus Earned	Bonus Amount

Jill D. Smith	85.5%	$287,280

Annual Equity Grant.  Ms. Smith’s employment agreement also provides that she will be eligible for an annual equity grant based on her achievement of company and individual performance goals, as established by the Board of Directors. For 2008 and 2009, the performance goals included contributions in areas such as: achieving the company’s financial goals; preparing us to become public; strengthening our core assets; leveraging existing assets to deliver cost-effective products and services; enhancing infrastructure; strengthening the skills of executives and directors; acquiring, growing and supporting major accounts; and developing us as an organization, including scaling, positioning for organic growth, and succession planning.

The employment agreement provides for a target annual equity grant valued at $1 million, with greater (up to a maximum of $1.5 million) or lesser (including zero) values possible depending on the level of performance. In both 2008 and 2009 (relating to the equity grants made in March of 2009 and 2010, respectively), the Compensation Committee recommended, and the Board of Directors approved, equity awards for Ms. Smith based on assessment of her overall performance ratings and achievement of objectives in the areas referenced above. For 2008, her award was $1,168,544 and for 2009 her award was $950,000. The 2008 equity award was delivered in the form of stock options, and the 2009 equity award was delivered 70% in the form of stock options and 30% in the form of restricted stock, each with four-year vesting dependent on continued employment. The 2008 award granted in 2009 is shown in the Summary Compensation Table and the Grant of Plan Based Awards Table.

Special IPO Stock Grant.  Ms. Smith’s employment agreement provides that she will receive an award of common stock upon the first to occur of (i) a change in control (as defined in the 2007 Plan) and (ii) an initial public offering, with the size of the stock award depending on our stock price, as follows:

Number of Shares of Common Stock
(Adjusted for Reverse Stock Split that
Per Share Stock Price	Occurred on April 28, 2009)

<$40	40,000
≥$40 and <$50	80,000
≥$50	120,000

Accordingly, as a result of the completion of our initial public offering that took place on May 14, 2009, at a price of $19.00 per share, Ms. Smith received an award of 24,560 shares of common stock, reflecting a gross award of 40,000 shares less 15,440 shares that were withheld for taxes, as provided in her employment agreement. This award is not subject to a vesting schedule or restricted in any way. This award appears in the “Stock Awards” column of the 2009 Summary Compensation Table.

Restricted Stock.  When Ms. Smith entered into her employment agreement, she was granted 30,000 shares of restricted stock, to vest in equal annual installments on each of March 31, 2009, 2010, and 2011, based on achievement of the overall performance goal for the company as set forth under the Success Sharing Plan. The company performance goal for 2008 and 2009 respectively was measured by attainment of target A-EBITDA. We achieved our target A-EBITDA for both years, and accordingly, the Compensation Committee recommended and the Board of Directors approved full vesting of the installments on March 31, 2009 (for performance in 2008) and March 31, 2010 (for performance in 2009). The 10,000 shares, net of 3,108 shares that were withheld for taxes, as provided in her employment agreement, of restricted stock that vested on March 31, 2009 are reported in the 2009 Option Exercises and Stock Vested Table.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans maintained by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

2009 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth the total compensation earned for the years ended December 31, 2009 and December 31, 2008, by the chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. We refer to these officers as our “named executive officers.”

						Non-Equity
						Incentive Plan		All Other
Name and		Salary		Stock Awards	Option Awards	Compensation		Compensation
Principal Position	Year	($)(1)		($)(2)	($)(2)	($)		($)(3)	Total ($)

Jill D. Smith,	2009	480,000		760,000	1,168,544	287,280	(5)	9,002	2,704,826
President and Chief Executive Officer	2008	463,551		663,000	2,169,730	378,069		7,750	3,682,100
A. Rafay Khan,	2009	249,167	(4)		738,500	110,132	(6)	230,614	1,328,413
Senior Vice President, Commercial	2008	N/A		N/A	N/A	N/A		N/A	N/A
Scott M. Hicar,	2009	170,564	(4)		649,996	88,500	(6)	4,096	913,156
Chief Information Officer, Sr. Vice President Global Information Services	2008	N/A		N/A	N/A	N/A		N/A	N/A
Yancey L. Spruill,	2009	300,000		—	365,809	159,120	(6)	8,914	833,843
Executive Vice President, Chief Financial Officer and Treasurer	2008	304,663		—	487,420	205,742		7,750	1,005,575
J. Alison Alfers,	2009	250,000		—	257,076	123,000	(6)	8,492	638,568
Senior Vice President, Secretary and General Counsel	2008	252,598		—	736,000	150,000		7,074	1,145,672

(1)	In 2008, we elected to change our payroll processing cycle from bi-weekly to semi-monthly and as a result paid out 8 days extra in 2008 to all employees.

(2)	Amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the ASC Topic 718 calculations; see Note 8 to our consolidated financial statements included elsewhere in this prospectus.

(3)	Includes the value of annual employer match under our tax-qualified 401(k) Savings and Retirement Plan and employer paid disability insurance premiums. The value for Mr. Khan includes a monthly expatriate allowance related to his foreign assignment.

(4)	Salary paid to Messrs. Khan and Hicar was pro-rated based on their dates of employment of January 2009 and April 2009, respectively.

(5)	Represents amounts awarded under Ms. Smith’s employment agreement.

(6)	Represents amounts earned under the 2009 Success Sharing Plan. A summary of the material terms of the 2009 Success Sharing Plan is provided above in “— 2009 Success Sharing Plan.”

2009 GRANTS OF PLAN-BASED AWARDS

The following table contains information with respect to (i) cash incentives paid to our named executive officers in March 2010 for performance during 2009 under the 2009 Success Sharing Plan, (ii) options granted in 2009 for performance during 2008 under the 2008 Success Sharing Plan and (iii) initial grants made to new employees. The exercise price per share of each option granted to our named executive officers was determined by our Board to be equal to the fair market value of our common stock on the date of grant.

					All Other	All Other		Exercise or	Grant Date
					Stock Awards	Stock Awards		Base Price	Fair Value
		Estimated Future Payouts Under Non-Equity Incentive Plan			Number of	Number of		of Option	of Stock
		Awards(1)			Shares of	Shares of		Awards	and Option
Name	Grant Date	Threshold	Target	Maximum	Stock or Units	Stock or Units		($/Sh)	Awards ($)(6)

	3/23/2009
Jill D. Smith	N/A	168,000	336,000	672,000	50,000 (2)	109,006	(4)	$21.30	$10.72
	2/23/2009
A. Rafay Khan(7)	N/A	62,292	124,584	124,584		70,000	(5)	21.30	10.55
	5/26/2009
Scott M. Hicar(7)	N/A	46,875	93,750	187,500		67,079	(5)	18.75	9.69
	3/23/2009
Yancey L. Spruill	N/A	90,000	180,000	360,000		34,124	(4)	21.30	10.72
	3/23/2009
J. Alison Alfers	N/A	62,500	125,000	250,000		23,981	(4)	21.30	10.72

(1)	The Threshold represents achievement of the lowest minimum level required for payment across all three financial performance metrics (A-EBITDA, commercial revenue, and defense and intelligence revenue) and assumes an award of 50% of the discretionary component of the bonus amount for the named executive officers other than Ms. Smith. The actual payout can be lower, including zero, based on metrics met. See the 2009 Summary Compensation Table for actual cash bonus amounts paid for 2009 under the 2009 Success Sharing Plan.

(2)	Ms. Smith’s employment agreement provided, upon the completion of an IPO, for a one-time stock bonus of 40,000 shares of common stock. The number of shares was determined based on a combination of IPO price, and subject to her continued employment, as described in Ms. Smith’s employment agreement. Additionally, 10,000 shares were granted as a performance bonus under the terms of her agreement. See “Chief Executive Officer Employment Agreement” below.

(3)	The stock options shown in the table are intended to qualify as incentive stock options to the extent permissible under Section 422 of the Code.

(4)	These stock options reflect the portion of the bonus payment under our 2008 Success Sharing Plan that was paid in the form of stock options granted in 2009.

(5)	These stock options were granted in connection with Mr. Khan’s and Mr. Hicar’s commencement of employment.

(6)	Reflects the grant date fair value of the stock options granted during 2009, calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 8 to our consolidated financial statements included elsewhere in this prospectus.

(7)	Amounts shown for Messrs. Khan and Hicar are pro-rated based on their dates of employment of January 2009 and April 2009, respectively.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2009

The following table contains information concerning the outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of					Market or
	Securities	Securities				Number of	Payout Value of
	Underlying	Underlying				Unvested or	Unvested or
	Unexercised	Unexercised		Option	Option	Unearned Shares,	Unearned Shares,
	Options (#)	Options (#)		Exercise	Expiration	Units or Other	Units or Other
Name	Exercisable	Unexercisable		Price ($/Sh)	Date	Rights (#)	Rights ($)

Jill D. Smith	3,000	—		$12.50	12/1/2014	20,000 (1)	442,000
	125	—		12.50	12/31/2014
	200,000	—		12.50	10/15/2015
	35,457	38,543	(2)	27.40	1/31/2018
	12,909	861	(3)	27.40	3/7/2018
	80,000	70,000	(4)	22.10	11/3/2018
	—	109,006	(6)	21.30	3/23/2019
A. Rafay Khan	—	70,000	(7)	21.30	2/23/2019
Scott M. Hicar	—	67,079	(8)	18.75	5/26/2019
Yancey L. Spruill	80,000	—		10.00	4/14/2010
	40,000	—		12.50	10/20/2015
	25,000	—		22.50	6/14/2017
	19,047	24,953	(2)	27.40	1/31/2018
	8,607	573	(3)	27.40	3/7/2018
	—	34,124	(6)	21.30	3/23/2019
J. Alison Alfers	58,331	21,669	(5)	27.40	1/31/2018
	—	23,981	(6)	21.30	3/23/2019

(1)	One-half of the shares covered by this award will vest on each of March 31, 2010 and 2011, based on our performance against goals to be established by the Compensation Committee with respect to 2009 and 2010, respectively. If the goal for any such year is not met, the shares that otherwise would have vested will be forfeited.

(2)	Twenty-five percent of the option vested on January 31, 2009; the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on January 1, 2012.

(3)	Fifty percent of the option vested immediately on the date of grant, March 7, 2008; the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on March 7, 2010.

(4)	These options were granted pursuant to Ms. Smith’s employment agreement. 40,000 options vested as of the date of grant; 40,000 options vested on September 1, 2009; 40,000 options vest on September 1, 2010; and the remaining 30,000 options will vest on September 1, 2011.

(5)	Twenty-five percent of the option vested on the date of grant, January 1, 2008; an additional twenty-five percent vested on January 1, 2009, the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on January 1, 2011.

(6)	Twenty-five percent of the option will vest on March 23, 2010; the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on March 23, 2013.

(7)	Twenty-five percent of the option will vest on January 16, 2010; the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on January 16, 2013.

(8)	Twenty-five percent of the option will vest on May 26, 2010; the remaining will vest in equal amounts on a monthly basis thereafter, subject to continued employment as of such vesting dates, with full vesting scheduled to occur on May 26, 2013.

2009 OPTION EXERCISES AND STOCK VESTED

	Stock Options		Stock Awards
	Shares Acquired	Value Realized	Number of Shares	Value Realized
Name	Upon Exercise (#)	Upon Exercise ($)	Acquired on Vesting (#)	Upon Vesting ($)

Jill D. Smith	—	—	50,000 (1)	$973,000
A. Rafay Khan	—	—	—	—
Scott M. Hicar	—	—	—	—
Yancey L. Spruill	—	—	—	—
J. Alison Alfers	—	—	—	—

(1)	Of amount shown we withheld 18,548 shares to cover tax withholding obligations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Benefits Payable to Ms. Smith

Ms. Smith’s Employment Agreement provides the following benefits in the event of termination or a Change in Control (as defined below). First, Ms. Smith’s agreement provides for accelerated vesting of certain long term incentive awards in the event of a Change in Control. Specifically, in 2008, Ms. Smith was granted 30,000 restricted shares of our common stock, of which 10,000 shares vested on March 31 of 2009, and of which 10,000 shares will vest on March 31 of each of 2010 and 2011, subject to the achievement of performance goals determined by the Board. Upon the occurrence of a Change in Control, the vesting of 50% of the unvested portion of such shares shall accelerate in accordance with the provisions of our 2007 Plan. In addition, in 2008, Ms. Smith was granted an option to acquire 150,000 shares of our common stock, 40,000 of which vested upon the effective date of her employment agreement, and 40,000 vesting on each of the first and second anniversary of the effective date, and the remaining 30,000 vesting on the third anniversary of the effective date of her agreement. Upon a Change in Control, in accordance with Ms. Smith’s employment agreement, the unvested portion of this option would immediately vest. Ms. Smith also receives an annual grant of long term incentive awards based on her performance during the prior year, as described above. Pursuant to her employment agreement, in the event of Change in Control, any unvested portions of awards outstanding as of the date of the Change in Control would immediately vest.

All numbers shown above are adjusted from those shown in the text of Ms. Smith’s employment agreement to reflect a 1 for 5 reverse split of our stock that was executed on April 28, 2009 ahead of our IPO.

Second, if Ms. Smith’s employment is terminated prior to a Change in Control for any reason other than cause, disability, or death, or if she resigns prior to a Change in Control for Good Reason, she will be entitled to receive severance benefits in an amount equal to twice the sum of her base salary and the average of her two most recent years’ bonuses. If Ms. Smith’s employment terminates under these circumstances upon or within 36 months following a Change in Control, her severance is calculated as the sum of her base salary plus her target bonus for the year in which the Change in Control occurred, multiplied by two and one-half (2.5). If Ms. Smith elects continuation coverage under COBRA following such a termination of employment, we will provide such benefits at its sole cost for the period used to calculate her severance payment. Any receipt of benefits under the terms of the employment agreement is contingent upon the executive’s execution and non-revocation of a general release and waiver of employment-related claims against us.

The following definitions apply for purposes of Ms. Smith’s employment agreement:

“Good Reason” means:

•	a material reduction or change in Ms. Smith’s title or job duties inconsistent with her position and her prior duties, responsibilities and requirements;

•	any reduction of Ms. Smith’s then-current base salary or her target bonus;

•	relocation of Ms. Smith to a facility or location more than 30 miles from our current offices in Longmont, Colorado; or

•	a material breach by the company of Ms. Smith’s employment agreement.

We have 30 days following receipt of Ms. Smith’s notice of termination for Good Reason to cure the event constituting Good Reason.

“Cause” means:

•	conviction of a felony or a crime involving fraud or moral turpitude;

•	commission of theft, a material act of dishonesty or fraud, intentional falsification of employment or company records, or a criminal act that impairs Ms. Smith’s ability to perform her duties;

•	intentional or reckless conduct or gross negligence materially harmful to us or our successor;

•	willful failure to follow lawful instructions of the Board; or

•	gross negligence or willful misconduct in the performance of duties.

“Change in Control” means: the occurrence of any of the following events:

(i.) Any person (other than persons who are our employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from us or our affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;

(ii.) We consummate a merger, or consolidation with any other corporation unless: (a) our voting securities outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of our combined voting power of the then outstanding securities;

(iii.) Our stockholders approve an agreement for the sale or disposition by us of all, or substantially all, of the our assets; or

(iv.) Our stockholders approve a plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of our common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of our assets immediately following such transaction or series of transactions.

Third, Ms. Smith’s employment agreement provides for the payment of a “gross-up” payment if she becomes entitled to certain payments and benefits and equity acceleration under her employment agreement and those payments and benefits constitute “parachute” payments under Section 280G of the Internal Revenue Code.

In addition, in accordance with the 1999 Plan, all outstanding stock options held by Ms. Smith (and all other option holders with grants under that plan) become fully vested in connection with a Change in Control, as defined in the 1999 Plan.

Benefits Payable to Messrs. Khan, Hicar, Spruill and Ms. Alfers

The employment agreements of Messrs. Khan, Hicar, Spruill, and Ms. Alfers provide that in the event of a Change in Control, as defined in the 2007 Plan, all then-outstanding unvested equity awards held by the executive will become fully vested.

The employment agreements also provide that if the executive’s employment is terminated for any reason other than for Cause, disability, or death, or if the executive resigns for Good Reason, he or she will be entitled to severance pay equal to the sum of his or her base salary and the average of the most recent two years’ bonuses. If the executive’s employment terminates under these circumstances upon or following a Change in Control, severance pay is calculated as the sum of his or her base salary plus the target bonus for the year in which the Change in Control occurred, multiplied by one and one-half (1.5). If the executive elects continuation coverage under COBRA following such termination of employment, we will provide the benefits at our sole cost for the period used to calculate his severance payment.

Each employment agreement provides for the payment of a “gross-up” payment if the executive becomes entitled to certain payments and benefits and equity acceleration under his or her employment agreement and those payments and benefits constitute “parachute” payments under Section 280G of the Code.

The receipt of severance pay or benefits under the terms of these employment agreements is contingent upon the executive’s execution and non-revocation of a general release and waiver of employment-related claims against us. For purposes of the foregoing employment agreements, “Good Reason” and “Cause” are defined the same as under Ms. Smith’s employment agreement.

The following table reflects our estimate of the dollar value of the benefits payable to our named executive officers pursuant to the terms of their employment agreements, assuming that a qualifying termination event as described under the agreements occurred on December 31, 2009.

				Value of
		Severance	Value of Option	Restricted Stock
		Pay and	Acceleration	Acceleration	280G
Name	Trigger	Benefits($)	($)(1)	($)(2)	Gross-up

Jill D. Smith	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	1,655,387	—
	Change in Control	2,077,547	1,805,544	442,000	935,074
A. Rafay Khan	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	485,151	—
	Change in Control	832,529	738,500
Scott M. Hicar	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	354,564	—
	Change in Control	586,596	649,955
Yancey L. Spruill	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	498,351	—
	Change in Control	743,881	365,809
J. Alison Alfers	Termination of Employment other than for Cause, Disability, or Death, or Resignation for Good Reason	401,153	—
	Change in Control	584,480	257,076

(1)	Represents the aggregate intrinsic value of the accelerated vesting of the named executive officer’s unvested, in the money stock options. The named executive officers’ unvested stock option holdings as of December 31, 2009 are set forth in the “Outstanding Equity Awards at Year-End 2009” table above.

(2)	Represents the aggregate intrinsic value of the accelerated vesting of 100% of the restricted stock award. Ms. Smith’s unvested restricted stock holdings as of December 31, 2009 are set forth in the “Outstanding Equity Awards at Year-End 2009” table above.

Employee Benefit and Stock Plans

1999 Equity Incentive Plan

On February 16, 2000, our Board adopted our 1999 Plan. On December 12, 2000, our stockholders approved our 1999 Plan, pursuant to which qualified and nonqualified stock options to purchase shares of our stock or the stock itself may be issued to employees, officers, directors, and consultants.

A total of 2,000,000 shares of our common stock were authorized for issuance under the 1999 Plan. As of December 31, 2009, options to purchase a total of 748,143 shares of our common stock were issued and outstanding, and a total of 1,009,834 shares of our common stock had been issued upon the exercise of options granted under the 1999 Plan.

Options granted pursuant to the 1999 Plan are subject to certain terms and conditions as contained therein, have a ten-year term, generally vest over a four-year period, and are immediately exercisable.

In connection with a change in control, as defined under our 1999 Plan, any then unvested award outstanding under our 1999 Plan will become fully vested. Under our 1999 Plan, a “change in control” is defined generally as (i) the disposition of substantially all of our assets, (ii) a consolidation or merger into another company in which our stockholders immediately prior to the transaction own less than 50% of the voting power of the surviving entity or its parent immediately following the transaction, (iii) a merger in which we are the surviving corporation but our common stock is converted into other property, whether securities, cash, or otherwise, (iv) prior to an initial public offering, any transaction or series of transactions in which more than 50% of our voting power is transferred to another entity, or (v) after an initial public offering, acquisition by any person, group or entity of at least 30% of our voting power; provided, that in the case of the transactions described in clauses (ii) and (iii) above, the transaction will only be considered a change in control if our stockholders immediately prior to the transaction hold less than 50% of the surviving company or its parent or, if the transaction involves the issuance of securities of an affiliate company, such affiliate.

2007 Employee Stock Option Plan

On June 14, 2007, our Board adopted our 2007 Plan. On June 21, 2007, our stockholders approved our 2007 Plan, pursuant to which qualified and nonqualified stock options to purchase shares of our common stock, or grants of our common stock, may be issued to our employees, officers, directors and consultants.

A total of 5,000,000 shares of our common stock were authorized for issuance under the 2007 Plan. The plan provides for reservation of an additional 2% of such figure each year for issuance. As of December 31, 2009, options to purchase a total of 2,469,271 shares of our common stock were issued and outstanding, and 27,157 shares of our common stock had been issued upon the exercise of options granted under the 2007 Plan.

Upon a change in control, unless otherwise provided in the applicable award agreement, (i) 50% of then-outstanding unvested awards under the 2007 Plan held by each participant with one year of service will vest; and (ii) 25% of then-outstanding unvested awards under the 2007 Plan held by participants with less than one year of service will vest. In addition, in connection with a change in control, the Compensation Committee may in its discretion arrange for the substitution of awards, waive repurchase rights, provide for the cashing out of awards or the termination of awards. Under our 2007 Plan, a “change in control” is defined generally as (i) the acquisition of company securities representing 50% or more of the combined voting power of the company; (ii) the consummation of a merger or consolidation of the company into any other corporation unless our voting securities immediately before the transaction continue to represent at least 50% of the combined voting power of the company or the surviving entity, and unless in connection with the transaction no person or entity becomes the beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities; (iii) our stockholders approval of an agreement for the sale of all or substantially all of our assets or (iv) our stockholders approval of a plan for liquidation or dissolution of the company.

Rule 10b5-1 Sales Plans

Our directors and executive officers have, and may in the future, adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, the beneficial ownership of our common stock as of the close of business on March 23, 2010 by:

•	each of the executive officers named in the 2009 Summary Compensation Table;

•	each of our directors;

•	each person known by us to be the beneficial owner of more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o DigitalGlobe, 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 45,492,424 shares of common stock outstanding on March 23, 2010.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of March 23, 2010 to be included. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned
Directors and Executive Officers:	Number	% of Class

Jill D. Smith(1)	441,281	*
A. Rafay Khan(2)	27,866	*
Scott M. Hicar	2,140	*
Yancey L. Spruill(3)	113,134	*
J. Alison Alfers(4)	76,867	*
Paul M. Albert, Jr.(5)	46,561	*
General Howell M. Estes III(6)	34,863	*
Warren C. Jenson(7)	33,391	*
Nick S. Cyprus(8)	23,755	*
Alden Munson, Jr.(9)	18,726	*
James M. Whitehurst(10)	18,726	*
Eddy Zervigon	—	*
All executive officers and directors as a group (19 persons)(11)	1,362,118	2.9%
Other 5% Stockholders:
Morgan Stanley(12)	14,363,476	31.6%
Beach Point Capital Management LP(13)	3,729,349	8.2%
Hitachi, Ltd.(14)	3,309,144	7.3%

(1)	Ms. Smith’s beneficial ownership includes exercisable options to purchase 368,042 shares of common stock.

(2)	Mr. Khan’s beneficial ownership includes exercisable options to purchase 23,333 shares of common stock.

(3)	Mr. Spruill’s beneficial ownership includes exercisable options to purchase 108,171 shares of common stock.

(4)	Ms. Alfers’ beneficial ownership includes exercisable options to purchase 73,157 shares of common stock.

(5)	Mr. Albert’s beneficial ownership includes exercisable options to purchase 38,932 shares of common stock.

(6)	General Estes’ beneficial ownership includes exercisable options to purchase 33,984 shares of common stock.

(7)	Mr. Jenson’s beneficial ownership includes exercisable options to purchase 32,512 shares of common stock.

(8)	Mr. Cyprus’ beneficial ownership includes exercisable options to purchase 22,876 shares of common stock.

(9)	Mr. Munson’s beneficial ownership includes exercisable options to purchase 17,847 shares of common stock.

(10)	Mr. Whitehurst’s beneficial ownership includes exercisable options to purchase 17,847 shares of common stock.

(11)	This amount includes: (i) 103,662 shares of common stock registered in the name of Walter S. Scott & Dianne R. Scott, Trustees or Their Successors in Trust under the Walter and Diane Scott Living Trust, Dated March 19, 2000; (ii) 20,906 shares of common stock formerly registered in the name of Walter Scott or His Successor in Trust as Trustee of the Robert and Christina Tillman Gift Trust, Dated May 17, 1995, which shares are now registered in street name; (iii) 12,063 shares of common stock registered in the name of Neal T. Anderson or Janice E. Stutts, Trustees or Their Successors in Trust under the Anderson-Stutts Living Trust, Dated June 1, 2001; and (iv) exercisable options to purchase 1,043,863 shares of common stock.

(12)	As known to us pursuant to Schedule 13G filed with the SEC on February 12, 2010, Morgan Stanley, as a parent holding company, indirectly owns 400 shares of our common stock as of December 31, 2009, and may be deemed to have sole voting and dispositive power with respect to an additional 14,363,076 shares of our common stock which shares are directly owned by its indirect, wholly-owned subsidiary, Morgan Stanley Principal Investments, Inc., as of December 31, 2009. The address of Morgan Stanley and Morgan Stanley Principal Investments, Inc. is 1585 Broadway, New York, NY 10036.

(13)	As known to us pursuant to an Amendment No. 2 to Schedule 13G filed with the SEC on January 28, 2010, the 3,729,349 shares of our common stock reported on this schedule may be deemed to be beneficially owned by Beach Point Capital Management LP as of December 31, 2009, by virtue of its voting and investment power over these shares that are owned by its clients. Beach Point Capital Management LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to certain of its clients. Beach Point GP LLC is the sole general partner of Beach Point Capital Management LP. As a result, Beach Point GP LLC may be deemed to share beneficial ownership of the 3,729,349 shares of our common stock held by the clients of Beach Point Capital Management LP as of December 31, 2009. In this schedule, Beach Point Capital Management LP and Beach Point GP LLC each specifically disclaim beneficial ownership of any shares reported on this schedule. The address of Beach Point Capital Management LP and Beach Point GP LLC. is 11755 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90025.

(14)	As known to us pursuant to Schedule 13G filed with the SEC on February 12, 2010, Hitachi, Ltd. directly owns 379,252 shares of our common stock as of December 31, 2009, and may be deemed to have sole voting and dispositive power with respect to an additional 2,929,892 shares of our common stock which shares are directly owned by its controlling subsidiary, Hitachi Software Engineering Co., Ltd., as of December 31, 2009. The address of Hitachi, Ltd. is 6-6, Marunouchi 1-chrome, Chiyoda-ku, Tokyo 100-8280, Japan. The address of Hitachi Software Engineering Co., Ltd. is 12-7, Higashishinagawa 4-chrome, Shinagawa-ku, Tokyo 140-0002, Japan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2009, to which we were a party or will be a party other than compensation arrangements which are described under “Compensation Discussion and Analysis,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders’ Agreement

We are a party to a stockholders’ agreement which provides, among other things, that certain holders of our common stock, including Morgan Stanley & Co. Incorporated, have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Morgan Stanley & Co. Incorporated

In April 2009, we terminated one swap agreement with affiliate of Morgan Stanley & Co. Incorporated and an affiliate of Morgan Stanley & Co. Incorporated received $1.5 million in connection therewith.

In February 2008, we issued $40.0 million aggregate principal amount of senior subordinated notes, $20.0 million of which were issued to an affiliate of Morgan Stanley & Co. Incorporated. An affiliate of Morgan Stanley & Co. Incorporated was paid a fee of $0.1 million in connection with amendments to the senior subordinated notes in February 2009. An affiliate of Morgan Stanley & Co. Incorporated received approximately $24.4 million upon repayment of the senior subordinated notes in April 2009.

In April 2009, Morgan Stanley & Co. Incorporated earned a fee of $7.1 million in commissions as initial purchaser of our senior secured notes.

We have entered into the Investor Agreement with an affiliate of Morgan Stanley & Co. Incorporated which is described under “Election of Directors — Investor Agreement.”

In May 2009, Morgan Stanley & Co. Incorporated served as an underwriter of our initial public offering and received compensation in connection with its services as such.

Beach Point Capital (Assignee of Post Advisory Group)

In February 2008, we issued $40.0 million aggregate principal amount of senior subordinated notes, $20.0 million of which are owned by funds and accounts managed by Beach Point Capital Management L.P., as assignee of Post Advisory Group LLC (“Beach Point Capital”), some of which are our stockholders. Those funds and accounts were paid a fee of $0.1 million in connection with amendments to the senior subordinated notes in February 2009. The funds and accounts managed by Beach Point Capital received an aggregate of approximately $24.4 million upon repayment of the senior subordinated notes in April 2009.

Hitachi, Ltd./Hitachi Software Engineering Company, Ltd.

Hitachi Software, an affiliate of Hitachi, one of our stockholders, has certain international distribution rights for our imagery products and is the exclusive distributor for our imagery products in Japan.

On January 28, 2005, we entered into a data distribution agreement with Hitachi Software which appoints Hitachi as a reseller of our products and services and authorized Hitachi to sell access time to our WorldView-2 satellite. We entered into a direct access facility purchase agreement with Hitachi Software on March 23, 2007. Under the direct access facility purchase agreement, we will construct and sell to Hitachi Software a direct access facility, which will allow a customer of Hitachi Software to directly access and task our WorldView-2 satellite. In 2009, we received $27 million from Hitachi Software under the data distribution and direct access facility purchase agreement. As of December 31, 2009, Hitachi Software has no remaining commitment to pay us upon the successful completion of certain milestones.

Under the data distribution agreement, Hitachi Software also earns commissions on sales of our products and services made into its territory and purchases our products and services for resale to others. This agreement expires in 2013. We currently estimate that we will be entitled to receive from Hitachi Software minimum payments of approximately $74.5 million over the life of the data distribution agreement. The direct access facility purchase agreement does not have a specified term.

Hitachi Software earned sales commissions of $1.7 million in 2009. Amounts owed to Hitachi Software totaled $.2 million at December 31, 2009.

Hitachi Software purchased approximately $5.9 million of our products and services in 2009. Amounts owed to us by Hitachi Software totaled $.8 million at December 31, 2009.

Review, Approval or Ratification of Related Party Transactions

The standing committees of our board of directors include the governance and nominating committee which will be responsible for reviewing all related person transactions that are required to be disclosed under the SEC rules and, when appropriate, initially authorize or ratify all such transactions in accordance with written policies and procedures established by the committee from time to time.

The policies and procedures provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the committee will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with our code of business conduct and ethics. In addition, our audit committee reviews all related party transactions for which audit committee approval is required by applicable law or NYSE rules.

The policies described above were adopted upon consummation of our initial public offering, and as a result, the transactions described under “Certain Relationships and Related Party Transactions” were not reviewed under such polices.

DESCRIPTION OF THE EXCHANGE NOTES

In this Description of the Exchange Notes, DigitalGlobe, Inc. and the “Issuer” refer only to DigitalGlobe, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

DigitalGlobe, Inc. will issue the exchange notes under an indenture among DigitalGlobe, Inc., the Guarantors and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” You may also request a copy of the indenture from the Issuer at no cost by writing the Corporate Secretary at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, or calling (303) 684-4000.

Basic Terms of Notes

The exchange notes

•	are senior secured obligations of the Issuer;

•	are guaranteed by each Guarantor on a senior secured basis;

•	are secured by the Collateral referred to below;

•	are issued in an aggregate principal amount at maturity of $355,000,000, for gross proceeds;

•	mature on May 1, 2014;

•	bear interest commencing the date of issue at 10.5% per annum, payable semiannually on each May 1 and November 1, commencing November 1, 2009, to holders of record on the preceding April 15 or October 15, respectively;

•	bear interest on overdue principal, and pay interest on overdue interest, at 2.0% per annum higher than 10.5%.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Each Note Guarantee

•	is a senior secured obligation of the relevant Guarantor;

•	is secured by the Collateral (if any) relating to such Guarantor.

Ranking

The payment of the principal of, premium, if any, and interest on the exchange notes and the payment of any Note Guarantee will rank:

•	effectively senior in right of payment to all unsecured and unsubordinated obligations of the Issuer or the relevant Guarantor, to the extent of the value of the Collateral owned by the Issuer or such Guarantor (and, to the extent of any unsecured remainder after payment of the value of the Collateral, rank equally in right of payment with such unsecured and unsubordinated Debt of the Issuer);

•	equally and ratably, with respect to the Collateral, with any future permitted secured obligations of the Issuer or the relevant Guarantor that constitute Shared Collateral Debt;

•	senior in right of payment to any subordinated debt of the Issuer or such Guarantor; and

•	effectively junior in right of payment to all existing and future indebtedness, claims of holders of Preferred Stock and other liabilities (including trade payables) of Subsidiaries of the Issuer that are not Guarantors.

As of December 31, 2009, the Issuer and the Guarantors had $343.5 million of indebtedness, all of it secured. Although the indenture contains limitations on the amount of additional Debt and secured Debt that the Issuer and its Restricted Subsidiaries may incur, the amount of additional Debt, including secured Debt, could be substantial. In addition, the exchange notes and the amounts able to be incurred under the New Credit Facilities are entitled to be secured by the Collateral on a ratable basis with the exchange notes. See “— Limitation on Debt and Disqualified or Preferred Stock.”

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuer, including holders of the exchange notes. The exchange notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. All of the Issuer’s current Subsidiaries are Guarantors. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See “— Limitation on Debt and Disqualified or Preferred Stock.”

Additional Notes

Subject to the covenants described below, the Issuer may issue notes under the indenture having the same terms in all respects as the exchange notes except that interest will accrue on the additional notes from their date of issuance. The exchange notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes. Any additional notes that are part of the same series of the exchange notes offered hereby will be issued in a qualified reopening for U.S. federal income tax purposes.

Optional Redemption

Except as set forth in the next two paragraphs, the exchange notes are not redeemable at the option of the Issuer.

At any time and from time to time on or after May 1, 2012, the Issuer may redeem the exchange notes, in whole or in part, at a redemption price equal to the percentage of the principal amount at maturity of the exchange notes set forth below plus accrued and unpaid interest to, but not including, the redemption date.

12-Month Period Commencing	Percentage of
May 1, in Year	Principal Amount

2012	105.25%
2013 and thereafter	100.00%

At any time and from time to time prior to May 1, 2012, the Issuer may redeem exchange notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 110.5% of the principal amount at maturity of the exchange notes plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount at maturity for all such redemptions not to exceed 35% of the aggregate principal amount at maturity of the exchange notes offered (including additional notes), provided that

(1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

(2) not less than $200,000,000 principal amount at maturity of the exchange notes remains outstanding immediately thereafter.

If fewer than all of the exchange notes are being redeemed, the trustee will select the exchange notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount at maturity and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note in principal amount at maturity equal to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, exchange notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, exchange notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the exchange notes.

Guarantees

The obligations of the Issuer pursuant to the exchange notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on a secured basis, by all existing and future Domestic Restricted Subsidiaries of the Issuer (each, a “Note Guarantee”). If the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the indenture, such new Restricted Subsidiary must provide a Note Guarantee.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the exchange notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors— Fraudulent Transfer Statutes May Limit Your Rights as a Noteholder.”

The Note Guarantee of a Guarantor will terminate upon

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture,

(2) the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary, or

(3) defeasance or discharge of the exchange notes, as provided in “— Defeasance and Discharge.”

Collateral Arrangements

Generally

The exchange notes and the Note Guarantees will be secured by a lien on certain assets of the Issuer and the Guarantors, equally and ratably with any other Shared Collateral Debt that may be incurred from time to time on or after the Issue Date, pursuant to certain security, pledge and collateral trust agreements (collectively, as in effect from time to time, the “Security Documents”) between the Issuer and certain of its Restricted Subsidiaries and U.S. Bank National Association, as collateral agent.

The liens granted under the Security Documents will constitute first-priority liens, subject to certain exceptions and the permitted liens described therein (including any priority afforded by law to those other liens) and to the equal and ratable participation by other Shared Collateral Debt, on substantially all of the assets of the Issuer and Guarantors (the “Collateral”), whether now owned or hereafter acquired, including without limitation the following:

•	the Satellites,

•	substantially all equipment, including ground segment equipment of the relevant grantor, and related real property,

•	inventory, accounts receivable and other contract rights, including rights under purchase agreements and licensing and distribution agreements,

•	casualty and other insurance policies, including without limitation with respect to the Satellites,

•	Capital Stock (provided that (i) in the case of Capital Stock of any Subsidiary, only to the extent that the value thereof is less than 20% of the Accreted Value of the exchange notes plus the principal amount at maturity of any other Shared Collateral Debt permitted to be taken into consideration in determining whether separate financial information with respect to the issuer thereof would be required to be filed pursuant to Rule 3-16 of Regulation S-X and (ii) in the case of Capital Stock of a corporate Subsidiary not formed under the laws of the United States of America, any state thereof or the District of Columbia, only to the extent that such Capital Stock represents less than 66% of the total combined voting power of all classes of such Subsidiary’s stock entitled to vote) and other investments and investment property owned by the Issuer or such Guarantor,

•	all intellectual property rights, including know-how, trade secrets, software, patents, trademarks and copyrights, and licenses and other rights related thereto, and

•	all proceeds of any of the foregoing.

The Collateral will exclude certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other Permitted Liens described in clauses (4), (13), (14), (21), (22), (26) and (31) of Permitted Liens, leasehold interests in real property, vehicles and other assets subject to certificates of title (but not including proprietary technology or satellite assets), certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed by the parties and as more fully set forth in the Security Agreements. Neither the Issuer nor the Guarantors shall be required to enter into any deposit account control agreements, securities account control agreements or similar agreements with respect to any deposit or securities accounts. No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer in connection with the issuance and sale of the exchange notes. The value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the particular assets and availability of competing assets, general economic conditions, and the ability to realize on the Collateral as part of a going concern and in an orderly fashion to available and willing buyers and not under distressed circumstances. By its nature, large portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation.

To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee or the holders of the exchange notes to realize or foreclose on the Collateral. The Issuer may also issue additional notes as described below or incur additional Shared Collateral Debt, which would be secured by the Collateral, the effect of which will be to increase the amount of Debt secured equally and ratably by the Collateral.

In addition, the fact that the Collateral must be shared with holders of other Shared Collateral Debt, that the Collateral excludes certain property, and that certain creditors secured by Permitted Liens may be entitled to a prior claim on certain Collateral, there is no assurance that, in a foreclosure or other exercise of remedies after an Event of Default will result in proceeds of Collateral that are sufficient to repay the exchange notes, or that the amount of such proceeds so available would not be substantially less than amounts owing under the exchange notes. Moreover, the ability of the holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain Bankruptcy Limitations.” If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the exchange notes, the Holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

Collateral Agent

U.S. Bank National Association has been appointed to serve as the collateral agent for the benefit of the holders of the exchange notes and the other Shared Collateral Debt. The collateral agent (directly or through co-agents or sub-agents) will hold, and will be entitled to enforce, all liens on the Collateral on behalf of the holders of the exchange notes and the other Shared Collateral Debt.

Enforcement of Liens

The noteholders will vote with holders of other Shared Collateral Debt as a single class for purposes of enforcing rights and directing remedies under the Security Documents with respect to the Collateral, with such rights and remedies generally directed by the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of Shared Collateral Debt. The outstanding principal amount of the exchange notes for this purpose will be the Accreted Value of the exchange notes at such time.

The ability of the collateral agent to foreclose on or otherwise enforce rights and exercise remedies with respect to certain of the Collateral will be subject to compliance with applicable laws and governmental regulations as well as, in certain cases, the prior approval of governmental authorities, including NOAA and the FCC.

Disposition of Collateral and Release of Liens

The Issuer and Guarantors will be permitted to sell or dispose of Collateral, subject to certain limitations and excluding in any event the Satellites (other than through a deemed disposal through an Event of Loss). The indenture will require the Issuer to comply with Section 313(b) of the Trust Indenture Act (the “TIA”) relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the exchange notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the

Issuer’s business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the TIA.

Upon any sale or disposition of Collateral in compliance with the indenture and the Security Documents, the liens in favor of the collateral agent on such Collateral shall automatically terminate and be released and the collateral agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release without the consent of the noteholders.

In addition, the Liens granted under the Security Documents may generally be released by the collateral agent pursuant to directions from the holders of a majority of outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of the Shared Collateral Debt, unless such release involves all or substantially all of the Collateral, in which case such release will require the consent of all of the holders of the exchange notes.

Details of the terms of sales or other dispositions of Collateral are set forth more fully under “Certain Covenants — Limitations on Asset Sales.”

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Debt and Disqualified or Preferred Stock

(a) The Issuer

(1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Issuer or aWholly-Owned Restricted Subsidiary, so long as it is so held);

provided that the Issuer or any Guarantor may Incur Debt if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Leverage Ratio is not greater than 4.5 to 1.0.

(b) Notwithstanding the foregoing, the Issuer and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt of the Issuer or a Guarantor pursuant to the New Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $50,000,000, less any amount of such Debt permanently repaid or commitments thereof permanently reduced as provided under an asset sale mandatory prepayment or offer or commitment reduction provision, and Guarantees of such Debt by any Guarantor or the Issuer;

(2) Debt of the Issuer or any Guarantor to the Issuer or any Restricted Subsidiary so long as such Debt continues to be owed to the Issuer or a Guarantor, provided that if the obligor is the Issuer or a Guarantor, such Debt is subordinated in right of payment to the exchange notes;

(3) Debt of the Issuer pursuant to the exchange notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guarantee (including a Note Guarantee with respect to additional notes otherwise Incurred in accordance with the terms of the indenture);

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is subordinated in right of payment to the exchange notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the exchange notes at least to the extent that the Debt to be refinanced is subordinated to the exchange notes,

(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(C) in no event may Debt of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12) and (13) may not be refinanced pursuant to this clause, and Debt Incurred pursuant to clause (9) may be refinanced pursuant to this clause only to the extent provided therein;

(5) Hedging Agreements of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Issuer and its Restricted Subsidiaries and not for speculation;

(6) Debt of the Issuer or any Restricted Subsidiary with respect to letters of credit, performance bonds and bankers’ acceptances or similar instruments issued in the ordinary course of business and not otherwise supporting Debt, including letters of credit supporting performance, surety or appeal bonds, regulatory authorizations and licenses or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(7) Acquired Debt, provided that after giving effect to the Incurrence thereof, the Issuer could Incur at least $1.00 of Leverage Ratio Debt;

(8) Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

(9) Debt of the Issuer or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the sum of the aggregate outstanding amount of Debt Incurred pursuant to this clause plus the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt originally Incurred pursuant to this clause shall at no time exceed $30,000,000;

(10) up to $2,000,000 aggregate principal amount of Debt of the Issuer issued in connection with the purchase, redemption, acquisition or other retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former directors, officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which the Equity Interests were issued, provided that payments in respect of such Debt are treated when made as Restricted Payments;

(11) Debt of the Issuer or any Guarantor consisting of Guarantees of Debt of the Issuer or any Guarantor Incurred under any other clause of this covenant;

(12) DAP Debt; and

(13) Debt of the Issuer or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $20,000,000; provided that, in the case of any Restricted Subsidiary that is not a Guarantor, the aggregate principal amount of such Debt at any time outstanding shall not exceed $5,000,000.

For purposes of determining compliance with this “Limitation on Debt and Disqualified or Preferred Stock” covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to clause (a) of this covenant, the Issuer will be permitted, in its sole discretion, to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of preferred stock as Debt due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

(a) the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Issuer’s Qualified Equity Interests) held by Persons other than the Issuer or any of its Wholly Owned Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or any of its Wholly Owned Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Issuer could Incur at least $1.00 of Leverage Ratio Debt, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) (x) 100% of the aggregate amount of EBITDA (or, if EBITDA is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, less (y) 140% of cumulative Fixed Charges for such period, beginning the quarter ended after the second anniversary of the Issue Date and ending on the last day of the Issuer’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture, plus

(B) subject to paragraph (c), the aggregate net cash proceeds received by the Issuer (other than from a Subsidiary) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Issuer, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the Fair Market Value of the relevant non-cash assets.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Issuer;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Issuer;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Issuer;

(6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Issuer;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $2,000,000 (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum of $5,000,000 in any calendar year);

(8) the payment of cash dividends (i) on any Preferred Stock of the Issuer issued after the Issue Date or (ii) (without duplication) on any Disqualified Stock of the Issuer or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with “— Limitation on Debt and Disqualified or Preferred Stock”;

(9) subsequent to the second anniversary of the Issue Date, following an initial public offering of Common Stock of the Issuer, payment of cash dividends on any Common Stock of the Issuer not to exceed, on a per annum basis, 6% of the net cash proceeds received by the Issuer from such initial public offering;

(10) Restricted Payments made in connection with and substantially simultaneously with the consummation of the Transactions;

(11) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(12) the purchase by the Issuer of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(13) other Restricted Payments not to exceed $10,000,000 in the aggregate.

provided that, in the case of clauses (8) and (9) no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5), (6), (8), (10), (11), (12) and (13) will not be included in making the calculations under clause (3) of paragraph (a).

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any Collateral, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Limitation on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless

(1) the Issuer or the Restricted Subsidiary would be entitled to

(A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Limitation on Debt and Disqualified or Preferred Stock”, and

(B) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the exchange notes pursuant to “— Limitation on Liens”,

in which case, the corresponding Debt and Lien will be deemed incurred pursuant to those provisions, and

(2) the Issuer complies with “— Limitation on Asset Sales” in respect of such transaction.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) Except as provided in paragraph (b), the Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary,

(3) make loans or advances to the Issuer or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

(1) (i) existing on the Issue Date in the indenture or any other agreements in effect on the Issue Date; or (ii) imposed pursuant to an indenture, credit facility or similar agreement governing Shared Collateral Debt;

(2) existing

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Issuer or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person;

(3) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Issuer or any Restricted Subsidiary;

(4) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “— Limitation on Asset Sales”;

(5) required pursuant to the indenture, the exchange notes or the Note Guarantees or the Security Agreements;

(6) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(7) customary provisions in joint venture agreements and other similar agreements, relating solely to the relevant joint venture or other similar arrangement;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(10) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens; or

(11) any encumbrances or restrictions imposed by any extensions, renewals, replacements, amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (10); provided that such extensions, renewals, replacements, amendments or refinancings are not more restrictive, with respect to encumbrances or restrictions set forth in clause (a) above, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing (as determined by the Issuer in good faith).

Guarantees by Restricted Subsidiaries

If the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the indenture, the new Domestic Restricted Subsidiary must provide a Note Guarantee within 30 days after the date on which it is acquired or created.

Repurchase of Exchange Notes upon a Change of Control

Not later than 30 days following a Change of Control, the Issuer will make an Offer to Purchase all outstanding exchange notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued interest to, but not including, the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the Accreted Value of exchange notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Issuer and its Subsidiaries which the Issuer in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender exchange notes pursuant to the offer.

A holder may tender all or any portion of its exchange notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount at maturity. Holders are entitled to withdraw exchange notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on exchange notes purchased will cease to accrue on, but not including, and after the purchase date.

The Issuer will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

Finally, the Issuer’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the exchange notes. See “Risk Factors — We May Be Unable to Purchase Your Notes Upon A Change of Control.”

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control”, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the exchange notes to require that the Issuer purchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Issuer and purchases all exchange notes properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption has been given pursuant to the indenture as described under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Offer to Purchase.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or amended as described in “— Amendments and Waivers.”

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(a) In the case of an Asset Sale of Collateral:

(1) The Asset Sale is for Fair Market Value.

(2) At least 75% of the consideration consists of cash received at closing; provided that all consideration received, whether cash or non-cash, is pledged as Collateral under the Security Documents substantially simultaneously with such an Asset Sale, in accordance with and as required by the requirements set forth in the indenture. (For purposes of this clause (a)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Issuer or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Issuer to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to in clause (a)(4) of this covenant shall, in each case, be considered cash received at closing).

(3) The Asset Sale satisfies the requirements described under “Collateral Arrangements — Disposition of Collateral and Release of Liens.”

(4) Within 360 days after the receipt of any Net Cash Proceeds from the Asset Sale, the Net Cash Proceeds may be used to

(i) permanently repay any Shared Collateral Debt of the Issuer or a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount) that is required by its terms to be repaid with the Net Cash Proceeds from any Asset Sale of Collateral, in each case owing to a Person other than the Issuer or any Restricted Subsidiary; provided that a portion of such Net Cash Proceeds equal to

(x) the Net Cash Proceeds of the Asset Sale, multiplied by

(y) a fraction (I) the numerator of which is equal to the outstanding Accreted Value of the exchange notes and (II) the denominator of which is equal to the sum of the outstanding Accreted Value of the exchange notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required by its terms to be repaid with the Net Cash Proceeds from the Asset Sale, will be applied (A) in accordance with clause (a)(4)(ii) below or (B) to make an Offer to Purchase exchange notes in accordance with clause (a)(5) below, or

(ii) acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business, or to enter into a binding commitment for the construction or improvement of any such assets with a good faith expectation that such Net Cash Proceeds will be applied within 360 days thereafter to satisfy such commitment; provided that the assets (including any Capital Stock) acquired with the Net Cash Proceeds thereof are pledged upon acquisition thereof as Collateral under the Security Documents, in accordance with and as required by the requirements set forth in the indenture and the Security Documents and held by the Issuer pending application otherwise in accordance with this covenant.

(5) The Net Cash Proceeds of the Asset Sale that are not applied pursuant to clause (a)(4) within 360 days of the Asset Sale shall constitute “Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Issuer must, within 30 days, make an Offer to Purchase exchange notes having an Accreted Value equal to:

(i) accumulated Excess Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the exchange notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the exchange notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale and which has not been repaid, redeemed or tendered for in accordance with clause (a)(4)(i) above;

rounded down to the nearest $1,000.

(6) Any Net Cash Proceeds from Asset Sales that have not otherwise been applied pursuant to clause (a)(4) or (a)(5) above in excess of $10,000,000 in the aggregate shall be deposited with the Collateral Agent and held in a collateral account as Collateral pending application pursuant to clause (a)(4) or (a)(5) above, and, in the case of clause (a)(5), released to the Issuer or the relevant Guarantor if remaining after consummation of the Offer to Purchase.

(b) In the case of an Asset Sale of assets that do not constitute Collateral:

(1) The Asset Sale is for Fair Market Value.

(2) At least 75% of the consideration consists of cash received at closing. (For purposes of this clause (b)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Issuer or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Issuer to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to clause (b)(3)(ii) of this covenant shall, in each case, be considered cash received at closing.)

(3) Within 360 days after the receipt of the Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(i) to permanently repay Senior Debt of the Issuer or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Issuer or any Restricted Subsidiary, or

(ii) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that, in the case of this clause (b)(3)(ii), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment.

(4) The Net Cash Proceeds of the Asset Sale not applied pursuant to clause (b)(3) within 360 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Issuer must, within 30 days, make an Offer to Purchase exchange notes having an Accreted Value equal to:

(i) accumulated Excess Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the exchange notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the exchange notes and the aggregate outstanding principal amount of all other Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale;

rounded down to the nearest $1,000.

(c) Notwithstanding anything else set forth in this section, neither the Issuer nor any Restricted Subsidiary shall dispose of any Satellite, other than (i) a deemed disposal through an Event of Loss or (ii) in connection with a transaction that is permitted under “Consolidation, Merger or Sale of Assets.”

(d) In connection with any Offer to Purchase exchange notes under this section, the purchase price for the exchange notes will be 100% of the Accreted Value thereof plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding exchange notes and exchange notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase exchange notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only exchange notes in multiples of $1,000 Accreted Value will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Issuer or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Issuer or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer.

(b) Any Related Party Transaction or series of Related Party Transactions must first be approved by (i) a responsible officer of the Issuer, if their aggregate value is equal to or less than $5,000,000 or (ii) a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the Trustee, if their aggregate value is in excess of $5,000,000 but less than $30,000,000. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value equal to or in excess of $30,000,000, the Issuer must obtain and deliver to the Trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Issuer and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to

(1) any transaction between the Issuer and any Guarantor or between Guarantors of the Issuer;

(2) the payment of reasonable and customary regular fees to directors of the Issuer who are not employees of the Issuer;

(3) any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under “— Limitation on Restricted Payments” if permitted by that covenant or any Permitted Investment;

(4) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the board of directors of the Issuer;

(5) transactions pursuant to any contract or agreement in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Issuer and its Restricted Subsidiaries than those in effect on the date of the indenture;

(6) the consummation of other transactions contemplated by the Transaction, including the repayment of existing Debt and the payment of fees in connection therewith;

(7) the payment of the fees to Morgan Stanley & Co. Incorporated and its affiliates for financial, consulting, underwriting or other services not exceeding the then usual and customary fees of Morgan Stanley & Co. Incorporated and its affiliates for similar services; and

(8) (a) transactions with customers, clients, suppliers, or purchasers or sellers of goods and services, in each case in the ordinary course of business, including in connection with the construction, launch or operation of a Satellite, and otherwise not prohibited by the indenture that are fair to the Issuer and its Restricted Subsidiaries (as determined by the Issuer in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Issuer in good faith) and (b) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Issuer or Subsidiary participating in such joint ventures than they are to other joint venture partners.

Maintenance of Satellite Insurance; Events of Loss

Required Insurance

(a) From the Issue Date, and at all times thereafter until the first anniversary of the launch of WorldView-2, the Issuer will (and will cause its Restricted Subsidiaries to) maintain and keep in full force and effect:

(i) with respect to WorldView-2, launch insurance covering the launch of WorldView-2 and one year thereafter, for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $275.0 million; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in an amount at least equal to $275.0 million is not available at commercially reasonable cost and terms due to a departure of any member of the insurance syndicate for any reason and the Issuer cannot replace such syndicate member after using commercially reasonable means, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (a)(i); and

(ii) with respect to WorldView-1, In-Orbit Insurance for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $250.0 million; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in an amount at least equal to $250.0 million is not available at commercially reasonable cost and terms, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (a)(ii); and

(b) After the first anniversary of the launch of WorldView-2 the Issuer will (and will cause its Restricted Subsidiaries to) obtain, and at all times thereafter will maintain and keep in full force and effect, In-Orbit Insurance for total coverage of all of the Issuer’s Satellites, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 110% of the Issuer’s Insurance Test Net Debt outstanding as of the last day of the immediately preceding fiscal quarter and (y) the total combined net book value of all Satellites in orbit as of such date; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in the amount at least equal to the lesser of (x) and (y) above is not available at commercially reasonable cost and terms, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the lesser of (x) and (y) in the preceding sentence.

The insurance required by this covenant shall name the Trustee on behalf of the holders of the exchange notes as additional named insured and loss payee.

No later than the date on which the Issuer or any Restricted Subsidiary is required to obtain insurance pursuant to this covenant, the Issuer will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Issuer and the applicable Restricted Subsidiary, complies with the requirements of the indenture. In addition, the Issuer will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee on behalf of the holders of the exchange notes to receive (i) notice, when delivered by or on behalf of the Issuer or any of its Subsidiaries, (ii) when delivered by or on behalf of any insurance carrier or broker, any claim under any such insurance policy and any notice received from the relevant insurance carrier (including notices of disputed coverage and proposed cancelation of any policy or portion thereof) and (iii) at least 30 days’ notice from the provider of such insurance prior to the cancellation of any such insurance an Officers’ Certificate that complies with the first sentence of this paragraph. The Issuer will also deliver to the Trustee no less than once each fiscal quarter an Officers’ Certificate in accordance with the requirements of the indenture certifying as to the Issuer’s compliance with this covenant.

In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any insurance covering a Satellite (the event resulting in the payment of such proceeds, an “Event of Loss”), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in the covenant described under “— Events of Loss.”

Events of Loss

(a) Prior to First Anniversary of WorldView-2 Launch.  Within 30 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss relating to Satellites and occurring not later than the first anniversary of the launch of WorldView-2 (including prior to its launch), the Issuer will be required to make an Offer to Purchase exchange notes having an Accreted Value equal to

(i) the Event of Loss Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the exchange notes and (y) the denominator of which is equal to the outstanding Accreted Value of the exchange notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required to be the subject of any such Offer to Purchase, rounded down to the nearest $1,000. The purchase price for the exchange notes will be 100% of the Accreted Value thereof plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding exchange notes and exchange notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase exchange notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only exchange notes in multiples of $1,000 Accreted Value will be purchased.

Any Event of Loss Proceeds remaining after completion of such Offer to Purchase shall be used to acquire, directly or through the Capital Stock of a Person that becomes a Restricted Subsidiary and Guarantor, one or more Satellites and/or other long-term assets in a Permitted Business, provided that such Satellites and/or substantially all other such long-term assets are pledged upon acquisition thereof as Collateral (collectively, “Substitute Collateral”) under the Security Documents on terms no less favorable in the aggregate than the terms on which the Collateral is pledged on the Issue Date, in accordance with the requirements set forth in the indenture. Pending the final application of any Event of Loss Proceeds remaining after completion of such Offer to Purchase, the Issuer or the Restricted Subsidiary may invest the Event of Loss Proceeds in any manner that is not prohibited by the indenture.

(b) After First Anniversary of WorldView-2 Launch. Within 360 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss occurring after the first anniversary of the launch of WorldView-2, such Event of Loss Proceeds may be used to:

(1) acquire Substitute Collateral, or enter into a binding commitment to acquire (including through one or more construction contracts) one or more Satellites that will be Substitute Collateral, provided that a binding commitment shall be treated as a permitted application of the Event of Loss Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Event of Loss Proceeds will be applied to satisfy such commitment; and/or

(2) to the extent of any Event of Loss Proceeds not applied pursuant to clause (1), make an Offer to Purchase exchange notes with all of such remaining Event of Loss Proceeds in accordance with the first paragraph of “— Prior to First Anniversary of WorldView-2 Launch” above.

Upon completion of the Offer to Purchase, Event of Loss Proceeds will be reset at zero, and any Event of Loss Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

General Provisions for Offer to Purchase after Event of Loss

In conducting any Offer to Purchase with Event of Loss Proceeds, the Issuer will be required to mail within 60 days of the date on which the Issuer becomes obligated to make an Offer to Purchase, a notice to each holder describing the transaction or transactions resulting in such Event of Loss Proceeds and offering to repurchase the exchange notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Event of Loss. To the extent that the provisions of any securities laws or regulations conflict with the Event of Loss provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of the indenture by virtue of such conflict.

Pending application of any Event of Loss Proceeds, such Event of Loss Proceeds will be deposited with the Collateral Agent or the trustee, as the case may be, and held as Collateral (subject to release upon such application in accordance with the terms of the indenture) in a collateral account maintained by the Collateral Agent on terms and pursuant to documentation reasonably satisfactory to the Collateral Agent, which documents shall be Security Documents for all purposes.

Line of Business

The Issuer will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Issuer or any Restricted Subsidiary.

(2) The Issuer would be permitted to make an investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all investments of the Issuer or its Restricted Subsidiaries in such Subsidiary.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Issuer or any Restricted Subsidiary is permitted under “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

(4) Except as permitted by the covenant described above under the caption “— Limitation on Transactions with Affiliates,” the Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer.

(5) Neither the Issuer nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Issuer and the Restricted Subsidiaries therein (valued at the Issuer’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Issuer or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Issuer or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3) all existing transactions between it and the Issuer or any Restricted Subsidiary will be deemed entered into at that time;

(4) it is released at that time from its Note Guarantee, if any; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “— Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales;

(2) Investments therein previously charged under “— Limitation on Restricted Payments” will be credited thereunder;

(3) it may be required to issue a Note Guarantee pursuant to “— Guarantees by Restricted Subsidiaries”; and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Financial Reports

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer must provide the trustee within the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer with

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Issuer’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to holders of exchange notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, provided, further, that to the extent the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(a) Sarbanes-Oxley.  No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Issuer to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(b) Financial Statements of Acquired Entities.  The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Issuer receives in connection with the acquisition, and whether or not audited;

(c) Financial Statements of Unconsolidated Entities.  No financial statements of unconsolidated entities will be required;

(d) Supplemental Schedules.  The schedules identified in Section 5-04 of Regulation S-X under the Securities Act will not be required;

(e) Item 402 of Regulation S-K.  The Issuer may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included in this prospectus (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure contained in this prospectus);

(f) Non-GAAP Financial Measures.  Compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G will not be required; and

(g) Exhibits.  No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.

In addition, whether or not required by the Commission, the Issuer will, after the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a registrant that is not an accelerated filer or a large accelerated filer. In addition, the Issuer will make the information and reports available to securities analysts and prospective investors upon request. If the Issuer had any Unrestricted Subsidiaries during the relevant period, the Issuer will also provide to the trustees and the Noteholders information sufficient to ascertain the financial condition and results of operations of the Issuer and its Restricted Subsidiaries, accounting for the Unrestricted Subsidiaries under the equity method of accounting.

(b) For so long as any of the exchange notes remain outstanding and constitute “restricted securities” under Rule 144, the Issuer will furnish to the holders of the exchange notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Reports to Trustee

The Issuer will deliver to the trustee

(1) within 120 days after the end of each fiscal year a certificate stating that the Issuer has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) as soon as possible and in any event within 30 days after the Issuer becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Issuer proposes to take with respect thereto.

Covenant Suspension

If at any time after the Issue Date: (i) the exchange notes have Investment Grade Ratings from both Rating Agencies and (ii) no Event of Default has occurred and is continuing under the indenture at such time (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event,” the date on which a Covenant Suspension Event occurs being referred to as the “Suspension Date”), then until the end of the Covenant Suspension Period (as defined below) the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) ‘‘— Limitation on Debt and Disqualified or Preferred Stock”;

(2) ‘‘— Limitation on Restricted Payments”;

(3) ‘‘— Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) ‘‘— Limitation on Asset Sales”;

(5) ‘‘— Limitation on Transactions with Affiliates”;

(6) clause (3) of the first paragraph of “Consolidation, Merger or Sale of Assets”; and

(7) ‘‘— Maintenance of Satellite Insurance; Events of Loss”

collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the exchange notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the

“Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Debt Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to paragraph (a) of “— Limitation on Debt and Disqualified or Preferred Stock” below or one of the clauses set forth in the paragraph (b) of “— Limitation on Debt and Disqualified or Preferred Stock” below(to the extent such Debt or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Debt Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt and Disqualified or Preferred Stock,” such Debt or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (8) of paragraph (b) of “— Limitation on Debt and Disqualified or Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “— Limitation on Restricted Payments” and the items specified in subclause (3)(A) through (3)(D) of paragraph (a) of “— Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period. For purposes of determining compliance with the covenant described under “— Limitation on Asset Sales,” on the Reversion Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Consolidation, Merger or Sale of Assets

The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Issuer or a Guarantor:

Consolidation, Merger or Sale of Assets by the Issuer; No Lease of All or Substantially All Assets. (a) The Issuer will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Issuer

unless

(1) either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Issuer under the indenture and the exchange notes and the registration rights agreement;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing (including, without limitation, with respect to Collateral);

(3) immediately after giving effect to the transaction on a pro forma basis, either (x) the Issuer or the resulting surviving or transferee Person could Incur at least $1.00 of Leverage Ratio Debt or (y) the Leverage Ratio of the Issuer or the resulting surviving or transferee Person is not worse than the Leverage Ratio of the Issuer without giving effect to the transaction; and

(4) the Issuer delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of the Issuer with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Issuer or (ii) if, in the good faith determination of the Board of Directors of the Issuer, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Issuer.

(b) The Issuer shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the exchange notes with the same effect as if such successor Person had been named as the Issuer in the indenture. Upon such substitution, unless the successor is one or more of the Issuer’s Subsidiaries, the Issuer will be released from its obligations under the indenture and the exchange notes.

Consolidation, Merger or Sale of Assets by a Guarantor. No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A) the other Person is the Issuer or any Wholly Owned Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction); or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default.  An “Event of Default” occurs if

(1) the Issuer defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Issuer defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Issuer fails to make an Offer to Purchase and thereafter accept and pay for exchange notes tendered when and as required pursuant to “— Repurchase of Notes Upon a Change of Control,” “— Limitation on Asset Sales” or “— Maintenance of Satellite Insurance; Events of Loss,” or the Issuer or any Guarantor fails to comply with “— Consolidation, Merger and Sale of Assets”;

(4) the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the indenture or under the exchange notes and the default or breach continues for a period of 60 consecutive days after written notice to the Issuer by the trustee or to the Issuer and the trustee by the holders of 25% or more in aggregate principal amount at maturity of the exchange notes;

(5) there occurs with respect to any Debt of the Issuer or any of its Restricted Subsidiaries having an outstanding principal amount of $50,000,000 or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Issuer or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50,000,000 (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against the Issuer or any Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Issuer or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(8) the Issuer or any of its Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its Restricted Subsidiaries or for all or substantially all of the property and assets of the Issuer or any of its Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”);

(9) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(10) any security interest under the Security Documents on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Documents and the indenture) or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Guarantor shall so assert in writing.

Consequences of an Event of Default.  If an Event of Default, other than a bankruptcy default with respect to the Issuer, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the exchange notes then outstanding, by written notice to the Issuer (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the exchange notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Issuer, the principal of and accrued interest on the exchange notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Subject to certain restrictions and the terms of the Security Documents, the holders of a majority in principal amount at maturity of the outstanding exchange notes and any other Shared Collateral Debt may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of exchange notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of exchange notes.

The holders of a majority in principal amount at maturity of the outstanding exchange notes by written notice to the Issuer and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the exchange notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount at maturity of the outstanding exchange notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the exchange notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the exchange notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount at maturity of outstanding exchange notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount at maturity of the outstanding exchange notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or such Guarantor under the exchange notes, any Note Guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of exchange notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders.  The Issuer and the trustee may amend or supplement the indenture, the Security Documents or the exchange notes without notice to or the consent of any noteholder

(1) to cure any ambiguity, defect or inconsistency in the indenture or the exchange notes;

(2) to comply with “Consolidation, Merger and Sale of Assets;”

(3) to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes, provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code;

(6) to provide for any Guarantee of the exchange notes, to secure the exchange notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the exchange notes when such release, termination or discharge is permitted by the indenture or the Security Documents;

(7) to provide for or confirm the issuance of additional notes;

(8) to conform the text of the indenture, the Note Guarantees or the exchange notes to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the Notes;

(9) to provide for the successful joinder of additional secured parties to the Security Documents in connection with the incurrence by the Issuer or its Subsidiaries of Shared Collateral Debt; or

(10) to make any other change that does not materially and adversely affect the rights of any holder.

Amendments With Consent of Holders.  (a) Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), the Issuer and the trustee may amend the indenture and the exchange notes with the written consent of the holders of a majority in principal amount at maturity of the outstanding exchange notes and the holders of a majority in principal amount at maturity of the outstanding exchange notes may waive future compliance by the Issuer with any provision of the indenture or the exchange notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount at maturity of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed (in each case, other than with respect to an Offer to Purchase made before an obligation to make an Offer to Purchase is triggered),

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of exchange notes to receive any principal payment or interest payment on such holder’s exchange notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount at maturity of the exchange notes required for amendments or waivers,

(8) modify or change any provision of the indenture affecting the ranking of the exchange notes or any Note Guarantee in a manner adverse to the holders of the exchange notes,

(9) make any change in any Note Guarantee that would adversely affect the noteholders, or

(10) release the security interest in all or substantially all of the Collateral, or all or substantially all of the Guarantors from their obligations under the Note Guarantees, in each case other than pursuant to the terms of the Security Documents or as otherwise permitted by the indenture.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Issuer nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid or agreed to be paid to all holders of the exchange notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The Issuer may discharge its obligations under the exchange notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. government Obligations sufficient to pay principal of and interest and any premium on the exchange notes to maturity or redemption within sixty days, subject to meeting certain other conditions.

The Issuer may also elect to

(1) discharge most of its obligations in respect of the exchange notes and the indenture, not including obligations related to the defeasance trust or to the replacement of exchange notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clauses (3) and (4) of “— Consolidation, Merger and Sale of Assets” (and the events listed in clauses (3), (4), (5), (6) and (9) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest and any premium on the exchange notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such ruling or opinion must be based on a change in U.S. federal income tax law following the Issue Date. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate.

Concerning the Trustee

The Issuer has appointed U.S. Bank National Association, a national banking association organized under the laws of the United States, to serve as Trustee under the Indenture.

The Trustee has not evaluated the risks, benefits, or propriety of any investment in the exchange notes and makes no representation, and has reached no conclusions, regarding the value or condition of the exchange notes.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the exchange notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Form, Denomination and Registration of Notes

Beneficial interests in a global note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “— Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global exchange notes will not be entitled to receive physical delivery of exchange notes in certificated form.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of exchange notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See “— Global Notes” and “— Certificated Notes” for a description of additional transfer restrictions applicable to the exchange notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Issuer may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global exchange notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global exchange notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the indenture and the exchange notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Issuer will apply to DTC for acceptance of the global exchange notes in its book-entry settlement system. Investors may hold their beneficial interests in the global exchange notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Issuer expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount at maturity of the relevant global note as shown on the records of DTC. The Issuer also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Issuer, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

A global note is exchangeable for certificated exchange notes only if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) an Event of Default has occurred and the trustee has received a request from DTC or (iii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated exchange notes, the trustee will exchange each beneficial interest in that global note for one or more certificated exchange notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same Day Settlement and Payment

The indenture will require that payments in respect of the exchange notes represented by the global exchange notes be made by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depository. With respect to exchange notes in certificated form, the Issuer will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The exchange notes represented by the global exchange notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

Governing Law

The indenture, including any Note Guarantee, the exchange notes and the Security Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accreted Value” means as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of the exchange notes:

(1) if the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value

Issue Date	$962.69
May 1, 2009	$962.71
November 1, 2009	$965.62
May 1, 2010	$968.64
November 1, 2010	$971.84
May 1, 2011	$975.22
November 1, 2011	$978.79
May 1, 2012	$982.57
November 1, 2012	$986.57
May 1, 2013	$990.80
November 1, 2013	$995.27
May 1, 2014	$1,000.00

(2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of:

(A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and

(B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days elapsed from, but not including, the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days, except for the period from the Issue Date to the first Semi-Annual Accrual Date immediately succeeding the Issue Date, which is 3 days.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Issuer or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Issuer or a Restricted Subsidiary, including the sale or issuance by the Issuer or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Issuer or any Restricted Subsidiary;

(2) the disposition by the Issuer or any Restricted Subsidiary of (i) cash and cash management investments (including Cash Equivalents), (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;

(4) a transaction covered by “— Consolidation, Merger and Sale of Assets”;

(5) a Restricted Payment permitted under “— Limitation on Restricted Payments” or a Permitted Investment;

(6) a Sale and Leaseback Transaction;

(7) the issuance of Disqualified or Preferred Stock pursuant to “— Limitation on Debt and Disqualified or Preferred Stock”,

(8) an Event of Loss;

(9) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(10) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $2,500,000.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for net rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition,

(6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, and

(7) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above.

“Change of Control” means:

(1) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the merger of any Person with or into a Subsidiary of the Issuer if Capital Stock of the Issuer is issued in connection therewith, or the sale of all or substantially all the assets of the Issuer to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders), is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer, unless the Permitted Holders are the beneficial owners of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(3) individuals who on the Issue Date constituted the board of directors of the Issuer, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of the Issuer was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Issuer then in office.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of

(x) the dividends or other distributions actually paid in cash to the Issuer or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

(y) the Issuer’s pro rata share of such Person’s net income earned during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains (but not losses) attributable to Asset Sales;

(5) any net after-tax extraordinary or non-recurring gains (but not losses); and

(6) the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“DAP Debt” means all obligations of the Issuer or any of its Restricted Subsidiaries in respect of letters of credit bankers’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in the Direct Access Program and secured by cash collateral, but in each case neither the stated amount of such letter of credit, bankers’ acceptance, similar instrument or performance bond nor the cash collateral maintained therefor shall at any time exceed (i) the amount of cash proceeds received from such customer or one of its affiliates as a prepayment or deposit to secure payment of amounts due or to become due from such customer under the relevant contracts minus (ii) the amount of such cash proceeds theretofore released in payment of the Issuer or any of its Subsidiaries under such contracts.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, performance bonds, bankers’ acceptances or other similar instruments (other than obligations with respect to such instruments securing obligations (other than obligations described in (1) and (2) above or (5) below) entered into in the ordinary course of business of such Person);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases;

(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

(8) all obligations of such Person under Hedging Agreements;

(9) all Attributable Debt of such Person;

(10) all Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries; and

(11) DAP Debt.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person;

(E) with respect to Disqualified Stock and Preferred Stock, the amount equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; and

(F) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Direct Access Program” means the Issuer’s program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to Issuer’s Satellites and purchase access time on such Satellites.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the exchange notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the exchange notes if those provisions are no more favorable to the holders than “— Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control.”

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses; and

(B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income (not including non-cash charges in a period which reflect cash items paid or to be paid in another period);

(4) less, amortization of deferred revenue related to the NextView agreement with the National Geospatial-Intelligence Agency; plus

(5) net after tax losses attributable to Asset Sales, and net after tax extraordinary or non-recurring losses, to the extent reducing Consolidated Net Income; plus

(6) any losses from an early extinguishment of indebtedness; plus

(7) any restructuring charges.

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means a primary public offering or private placement, after the Issue Date, of Qualified Stock of the Issuer, provided that, except in the case of a registered public offering, the aggregate proceeds received by the Issuer exceed $50,000,000.

“Event of Loss” means, with respect to any Satellite, any (1) loss, destruction or damage of such property or assets, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or assets, or confiscation of such property or assets or the requisition of the use thereof or (3) settlement in lieu of clause (2) above.

“Event of Loss Proceeds” means, with respect to any Event of Loss, all insurance proceeds received by the Issuer or any of its Restricted Subsidiaries in connection with such Event of Loss, after (1) provision for all income or other taxes measured by or resulting from such Event of Loss, and (2) payment of all reasonable legal, accounting and other fees and expenses related to such Event of Loss.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, or controller of the Issuer or the Restricted Subsidiary with respect to valuations not in excess of $10,000,000 or determined in good faith by the board of directors of the Issuer or the Restricted Subsidiary with respect to valuations equal to or in excess of $10,000,000, as applicable, which determination will be conclusive (unless otherwise provided in the indenture).

“Fitch” means Fitch Ratings Ltd. and its successors.

“Fixed Charges” means, for any period, the sum of

(1) Interest Expense for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Issuer or a Restricted Subsidiary, except for dividends payable in the Issuer’s Qualified Stock or paid to the Issuer or to a Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Issuer and its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time provided, however that if the Issuer is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including, but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such oblige against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Issuer in existence on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guarantee of the payment of the exchange notes, or any successor obligor under its Note Guarantee pursuant to “— Consolidation, Merger and Sale of Assets”, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “— Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales.” The accretion of original issue discount or payment of interest or dividends in kind and the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice redemption or making of a mandatory offer to purchase such Debt will not be considered an Incurrence of Debt.

“In-Orbit Insurance” means, with respect to any Satellite, insurance or another contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the indenture.

“Insurance Test Net Debt” means, as at any date of determination, an amount equal to (i) Total Debt at such date, minus (ii) the amount of Unencumbered Cash and Cash Equivalents at such date.

“Interest Expense” means, for any period, the consolidated interest expense of the Issuer and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Issuer or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees), (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Issuer or any of its Restricted Subsidiaries and (viii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable under any accounts receivable, inventory or similar securitization, as determined on a consolidated basis and in accordance with GAAP.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form (excluding accounts receivable, trade credit and advances in each case in the ordinary course of business),

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Issuer or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Issuer and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade Rating” means for Moody’s, a rating equal to or higher than Baa3 (or equivalent), for S&P, a rating equal to or higher than BBB- (or equivalent) and for any other Rating Agency the equivalent to the foregoing.

“Issue Date” means the date on which the original notes are originally issued under the indenture.

“Leverage Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of

(x) Total Debt of the Issuer and its Restricted Subsidiaries to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

“Leverage Ratio Debt” means Debt incurred pursuant to clause (a) under “— Limitation on Debt and Disqualified or Preferred Stock.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2) provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“New Credit Facilities” means, one or more credit facilities providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or similar instruments or performance bonds Incurred pursuant to clause (b)(1) of the covenant “— Limitation on Debt and Disqualified or Preferred Stock.”

“Non-Recourse Debt” means Debt as to which (i) neither the Issuer nor any Restricted Subsidiary provides any Guarantee and as to which the holders of such Debt do not otherwise have recourse to the stock or assets of the Issuer or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Issuer or any Restricted Subsidiary.

“Note Guarantee” means the guarantee of the exchange notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Business” means any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holders” means any or all of the following:

(1) Morgan Stanley Principal Investments;

(2) any Affiliate of any Person specified in clause (1); and

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (1) and (2).

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer that is a Guarantor that is engaged in a Permitted Business;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Issuer that is a Guarantor engaged in a Permitted Business, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary that is a Guarantor engaged in a Permitted Business;

(4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “— Limitation on Asset Sales”;

(5) any Investment acquired solely in exchange for Qualified Stock of the Issuer;

(6) Hedging Agreements otherwise permitted under the indenture;

(7) (i) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents or other cash management investments or liquid or portfolio securities pledged as collateral pursuant to “— Limitation on Liens”, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) Investments in Restricted Subsidiaries that are not Guarantors, Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (i) $50,000,000 and (ii) 5% of Total Assets at such time (in each case net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(9) loans or advances related to payroll, travel and similar purposes to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;

(10) trade receivables and similar extensions of credit to customers and suppliers in the ordinary course of business;

(11) any Investment made prior to the date of the indenture;

(12) repurchases of the exchange notes;

(13) the provision of services to customers, joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise), or Unrestricted Subsidiaries; and

(14) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $10,000,000 (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing the DAP Debt;

(3) Liens securing Shared Collateral Debt (including, without limitation, the exchange notes or any Note Guarantee);

(4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations or regulatory authorizations or licenses, surety bonds, performance bonds, customs duties and the like (or reimbursement obligations with respect to letters of credit that secure the same), or for the payment of rent, in each case incurred in the ordinary course of business;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(6) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7) Liens securing reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments, or performance bonds that encumber documents and other property relating to such letters of credit, bankers’ acceptance, similar instruments or performance bonds and the proceeds thereof (but excluding judgment and similar Liens governed by clause (13) above);

(8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Issuer and its Restricted Subsidiaries;

(9) licenses or leases or subleases or sublicenses as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(10) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(13) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under clause (6) of “Events of Default”;

(14) Liens incurred in the ordinary course of business securing obligations not in excess of $5,000,000 not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(15) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(16) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Issuer, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(17) Liens on property at the time the Issuer or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(18) Liens securing Debt or other obligations of the Issuer or a Restricted Subsidiary to the Issuer or a Guarantor;

(19) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under “— Limitation on Restricted Payments”;

(20) extensions, renewals or replacements of any Liens referred to in clauses (1), (3), (15), (16) or (17) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and

(21) other Liens securing obligations in an aggregate amount not exceeding $5,000,000;

(22) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of)

insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary (but excluding judgment and similar Liens governed by clause (13) above);

(23) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(24) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(25) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Issuer or any Restricted Subsidiaries in the ordinary course of business;

(26) Liens on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(27) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(29) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock;

(30) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(31) Liens securing obligations under any Hedging Agreement that are otherwise permitted under the indenture, not to exceed, in the aggregate, $25,000,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions or upon liquidation, over another class of Capital Stock of such Person.

“Pro Forma Basis” means, in making any relevant determination,

(1) in the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Debt (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Debt during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to the date of determination, then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Debt, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the reference period;

(2) any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the date of determination will be excluded; and

(3) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by the Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the transaction had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt if such Hedging Agreement has a remaining term in excess of 12 months). Interest on the amount of the liability in respect of a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such liability in accordance with GAAP. For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the exchange notes for reasons outside of the Issuer’s control, Fitch, unless at such time Fitch ceases to rate the exchange notes for reasons outside of the Issuer’s control, in which case another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Satellite” means any satellite owned by, or leased to, the Issuer or any Restricted Subsidiary, including, without limitation, any satellite purchased pursuant to the terms of a satellite purchase agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Shared Collateral Debt” means (i) the exchange notes and the Note Guarantees, (ii) Debt under the New Credit Facilities but only to the extent permitted under clause (b)(1) of the covenant “— Limitation on Debt and Disqualified or Preferred Stock,” (iii) additional Debt (including additional notes) of the Issuer or any Guarantor not permitted by the foregoing, provided that immediately after giving effect to the Incurrence of such Debt under this clause (iii) the Shared Collateral Debt Ratio shall not be greater than 2.25 to 1.0 and (iv) interest rate or currency swaps, caps or collars or similar Hedging Agreements entered into to hedge the Issuer’s exposure with respect to Debt described in clauses (i), (ii) or (iii) herein.

“Shared Collateral Debt Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of:

(x) the aggregate outstanding principal amount on such date of Shared Collateral Debt (determined at the principal amount at maturity thereof, in the case of any such Debt issued with an original issue discount); to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the exchange notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by , or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the balance sheet of the Issuer for the most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture.

“Total Debt” means, with respect to any Person at any time, without duplication the aggregate amount of Debt determined on a consolidated basis of the type referred to in clauses (1), (2), (5), (9) and (10) of the definition thereof.

“Transactions” means the issuance of the exchange notes offered hereby on the Issue Date, the use of proceeds therefrom as described under the caption “Use of Proceeds” and other transactions in connection therewith or incidental thereto.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unencumbered Cash and Cash Equivalents” means at any time cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries not subject to a Lien in favor of any Person at such time (excluding Liens securing the exchange notes or the Note Guarantees).

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with ‘‘— Designation of Restricted and Unrestricted Subsidiaries.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Common Stock of which (other than any director’s qualifying shares) is owned by the Issuer and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

“WorldView-1” means the Issuer’s Satellite named WorldView-1.

“WorldView-2” means the Issuer’s Satellite named WorldView-2.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations to a holder of original notes relating to the exchange of original notes for exchange notes pursuant to the exchange offer. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as original notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the original notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the exchange notes.

Exchange of Original Notes for Exchange Notes

An exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of original notes generally will not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes generally will be the same as the holding period of the original notes and the tax basis in the exchange notes generally will be the same as the adjusted tax basis in the original notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that we will make available as promptly as practicable a copy of this prospectus, as it may be amended or supplemented, to any holder or any broker-dealer for use in connection with any such resale, together with an appropriate letter of transmittal and related documents. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.digitalglobe.com).These documents are not deemed to be included nor are they incorporated by reference into this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DGI.” You may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. These documents are also not deemed to be included nor are they incorporated by reference into this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of DigitalGlobe, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows, and stockholders’ equity and comprehensive income present fairly, in all material respects, the financial position of DigitalGlobe, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado
February 24, 2010

DigitalGlobe, Inc.
Consolidated Income Statements

	For the Year Ended December 31,
	2007	2008	2009
	(In millions, except share and per share data)

Revenue	$151.7	$275.2	$281.9
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	22.1	28.5	31.1
Selling, general and administrative	49.0	76.1	88.6
Depreciation and amortization	46.8	75.7	74.4

Income from operations	33.8	94.9	87.8
Loss from early extinguishment of debt	—	—	(7.7)
Loss on derivative instruments	—	—	(1.8)
Interest income (expense), net	4.1	(3.0)	0.1

Income before income taxes	37.9	91.9	78.4
Income tax (expense) benefit	57.9	(38.1)	(31.0)

Net income	$95.8	$53.8	$47.4

Earnings per share:
Basic earnings per share	$2.21	$1.24	$1.07

Diluted earnings per share	$2.18	$1.22	$1.06

Weighted average common shares outstanding:
Basic	43,269,243	43,513,506	44,234,019

Diluted	43,993,589	44,100,898	44,859,992

The accompanying notes are an integral part of these Consolidated Financial Statements.

DigitalGlobe, Inc.

Consolidated Balance Sheets

	As of December 31,
	2008	2009
	(In millions)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60.8	$97.0
Restricted cash	2.5	7.3
Accounts receivable, net of allowance for doubtful accounts of $0.9 and $1.2, respectively	44.3	49.7
Accounts receivable from related party	2.5	—
Aerial image library	4.9	—
Prepaid and current assets	5.8	12.0
Income taxes receivable	—	3.9
Deferred taxes	24.9	1.7

Total current assets	145.7	171.6
Property and equipment, net of accumulated depreciation of $288.6 and $361.1, respectively	792.9	891.0
Goodwill	8.7	8.7
Intangibles, net of accumulated amortization of $5.4 and $7.2, respectively	3.6	1.8
Aerial image library	—	5.4
Long-term restricted cash	—	16.7
Long-term deferred contract costs	5.7	36.2
Long-term deferred contract costs from related party	15.9	—
Other assets, net	7.7	9.1

Total assets	$980.2	$1,140.5

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Accounts payable	$0.7	$4.3
Accounts payable to related party	1.8	—
Accrued interest	3.5	6.2
Other accrued liabilities	20.6	17.9
Other accrued liabilities to related party	2.7	—
Current portion of deferred revenue	28.1	32.8

Total current liabilities	57.4	61.2
Deferred revenue	214.9	239.6
Deferred revenue related party	24.7	—
Deferred lease incentive	6.3	5.4
Long-term debt	230.0	343.5
Long-term debt and accrued interest to related parties	44.6	—
Long-term deferred tax liability	—	11.3

Total liabilities	$577.9	$661.0
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 24,000,000 shares authorized; no shares issued and outstanding at December 31, 2008 and December 31, 2009	—	—
Common stock; $0.001 par value; 250,000,000 shares authorized; 43,468,941 shares issued and outstanding at December 31, 2008 and 45,122,593 shares issued and outstanding at December 31, 2009	0.2	0.2
Treasury stock, at cost; 21,555 shares at December 31, 2008 and 44,039 December 31, 2009	(0.2)	(0.7)
Additional paid-in capital	467.2	496.0
Accumulated other comprehensive income (loss)	(1.5)	—
Accumulated deficit	(63.4)	(16.0)

Total stockholders’ equity	402.3	479.5

Total liabilities and stockholders’ equity	$980.2	$1,140.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

DigitalGlobe, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2007	2008	2009
	(In millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95.8	$53.8	$47.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	46.8	75.7	74.4
Non-cash recognition of deferred revenue	(3.2)	(25.5)	(26.6)
Non-cash amortization	2.6	1.5	5.3
Non-cash stock compensation expense	2.6	4.2	7.2
Amortization of debt issuance costs	0.2	0.3	—
Write off of debt financing fees	—	—	5.3
Deferred income taxes	(59.1)	34.7	33.6
Changes in working capital, net of investing activities:
Accounts receivable, net	(28.5)	(3.2)	(2.6)
Accounts receivable from related party	(2.2)	3.0	(0.3)
Income tax receivable	—	—	(3.9)
Aerial image library	(4.2)	(2.6)	(6.1)
Prepaids and other assets	(4.0)	1.9	(6.3)
Accounts payable	(3.3)	(1.5)	1.5
Accounts payable and accrued liabilities to related parties	1.6	(1.1)	3.5
Accrued liabilities	0.8	8.1	(5.0)
Deferred contract costs from related party	(5.6)	(10.3)	(15.3)
Deferred revenue	31.1	(1.9)	29.1
Deferred revenue related party	7.9	6.5	2.1
Deferred lease incentive	0.8	0.8	—

Net cash flows provided by operating activities	80.1	144.4	143.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress additions	(233.4)	(131.8)	(155.9)
Other property, equipment and intangible additions	(4.7)	(10.2)	(10.9)
Acquisition, net of cash acquired	(9.4)	—	—
Decrease (increase) in restricted cash	3.8	(0.1)	(21.5)
Settlements from derivative instrument	0.2	(1.4)	(2.8)
Purchases of investments available-for-sale	(163.5)	—	—
Sale of investments available-for-sale	249.2	—	—

Net cash flows used in investing activities	(157.8)	(143.5)	(191.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt, net of issuance costs	—	38.5	330.9
Proceeds from initial public offering, net of issuance costs	—	(2.7)	21.7
Repayment of notes	—	—	(270.0)
Stock issuance costs	(2.0)	—	—
Repurchase of common stock	—	—	(0.5)
Proceeds from exercise of stock options	0.7	1.2	1.9
Loan amendment fee	(1.1)	—	—

Net cash flows provided by (used in) financing activities	(2.4)	37.0	84.0

Net increase (decrease) in cash and cash equivalents	(80.1)	37.9	36.2
Cash and cash equivalents, beginning of period	103.0	22.9	60.8

Cash and cash equivalents, end of period	$22.9	$60.8	$97.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$0.7	$—	$—
Cash paid for income taxes	$1.3	$2.2	$2.4
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash items capitalized in construction in progress	$1.6	$0.4	$6.8
Changes to non-cash property and equipment accruals, including interest	$0.3	$10.1	$2.9
Common stock issued for the GlobeXplorer acquisition	$11.3	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

DigitalGlobe, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

							Accumulated		Total
	Common Stock		Treasury Stock		Additional	Accumulated	Comprehensive	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in	Deficit	Income (Loss)	Income (Loss)	Equity

Balance at December 31, 2006	42,748,625	$0.2	(20,371)	$(0.2)	$446.8	$(213.0)	$1.1	$10.0	$234.9
Common stock issued in connection with acquisition	500,000	—	—	—	11.3	—	—	—	11.3
Stock issued upon exercise of stock options	93,530	—	—	—	0.7	—	—	—	0.7
Stock compensation expense, net of forfeitures	—	—	—	—	2.7	—	—	—	2.7
Effective financial derivatives, net of tax	—	—	—	—	—	—	(0.8)	(0.8)	(0.8)
Net income	—	—	—	—	—	95.8	—	95.8	95.8

Balance at December 31, 2007	43,342,155	$0.2	(20,371)	$(0.2)	$461.5	$(117.2)	$0.3	$95.0	$344.6

Exercise of common stock options to Employee	126,786	—	—	—	1.2	—	—	—	1.2
Repurchase common stock	—	—	(1,184)	—	—	—	—	—	—
Stock compensation expense, net of forfeitures	—	—	—	—	4.5	—	—	—	4.5
Effective financial derivatives, net of tax	—	—	—	—	—	—	(1.8)	(1.8)	(1.8)
Net income	—	—	—	—	—	53.8	—	53.8	53.8

Balance at December 31, 2008	43,468,941	$0.2	(21,555)	$(0.2)	$467.2	$(63.4)	$(1.5)	$52.0	$402.3

Stock issued upon exercise of stock options	248,377	—		—	1.9	—	—	—	1.9
Common stock issued in connection with successful initial public offering	1,395,275			—	19.0	—	—	—	19.0
Repurchase common stock	—	—	(22,484)	(0.5)	—	—	—	—	(0.5)
Vesting of restricted stock	10,000	—	—	—	—	—	—	—	—
Stock compensation expense, net of forfeitures	—	—	—	—	7.9	—	—	—	7.9
Effective financial derivatives, net of tax	—	—	—	—	—	—	1.5	1.5	1.5
Net income	—	—	—	—	—	47.4	—	47.4	47.4

Balance at December 31, 2009	45,122,593	$0.2	(44,039)	$(0.7)	$496.0	$(16.0)	$—	$48.9	$479.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements
(Dollars in millions except for share and per share data, unless otherwise noted)

NOTE 1.	General Information and Financial Condition

DigitalGlobe, Inc. (DigitalGlobe, the Company or we) was originally incorporated as EarthWatch, Incorporated on September 30, 1994 under the laws of the State of Colorado and, on August 21, 1995, was reincorporated under the laws of the State of Delaware. We commenced development stage operations on March 31, 1995 with the contribution of the net assets of WorldView Imaging Corporation and certain assets of Ball Corporation. On August 22, 2002, we changed our name to DigitalGlobe, Inc.

We are a provider of commercial high-resolution earth imagery products and services. We have customers in both the (i) defense and intelligence and (ii) commercial sectors.

We successfully launched and deployed the QuickBird satellite on October 18, 2001, and completed initial on-orbit calibration and commissioning in February 2002, at which time we began selling imagery collected by the satellite. Since that time, we have been operating the QuickBird satellite and associated ground processing systems to generate 61-cm resolution black and white and 2.44-meter multi-spectral products.

On January 4, 2007, the Company acquired GlobeXplorer, LLC and AirPhotoUSA, LLC. In January 2008, the Company discontinued the use of the GlobeXplorer and AirPhoto USA names. All operations are now reported under the DigitalGlobe name.

On September 18, 2007, the Company successfully launched the WorldView-1 satellite. On November 16, 2007, the National Geospatial-Intelligence Agency (NGA) of the United States government, our largest customer, certified that the WorldView-1 satellite had satisfied the performance metrics under the terms of the NextView agreement (described below) and declared the WorldView-1 satellite to have achieved full operational capability (FOC).

On May 14, 2009, the Company completed an initial public offering consisting of 14,700,000 shares of common stock at $19.00 per share. The total shares sold in the offering included 13,333,744 shares sold by selling shareholders and 1,366,256 shares sold by the Company. Cash proceeds to the Company amounted to $24.1 million (net of $1.8 million of underwriters’ discount).

These proceeds were offset in equity by $5.1 million of offering costs of which $2.4 million were paid in 2009.

In September 2003, we entered into the NextView agreement with NGA, under which we agreed to provide a minimum of $531.0 million of imagery products and services from our WorldView-1 satellite. Of this amount, $266.0 million was received between September 2003 and November 2007, the date WorldView-1 became operational, and was used to offset the construction costs of the satellite. The remaining $265.0 million commitment was to be received upon the delivery of imagery once WorldView-1 achieved FOC. On June 25, 2009, the NextView agreement was amended to extend the term from July 31, 2009 through March 31, 2010 in consideration for payment of an additional $100.0 million, payable at $12.5 million per month during the extended term. The amendment also provides an option for NGA to extend the agreement on the same terms for an additional nine months, from April 1, 2010 through December 31, 2010.

Our NextView contract with the US Government is scheduled to expire on March 31, 2010. The US Government has options to extend the contract for an additional nine months through December 31, 2010. Although we expect, for the US government to extend the contract, we cannot assure you that the U.S. Government will continue to purchase earth imagery from us at similar levels. Regardless of whether or not this contract is extended or renewed,all of our contracts with the U.S. government agencies are subject to risks of termination or reduction in scope due to changes in U.S. government policies, priorities or Congressional funding level commitments to various agencies Pursuant to the contract terms, U.S. Government agencies can terminate or suspend our contracts at any time with or without cause. The U.S. Government accounted for approximately 75% of our consolidated revenue for the year ended December 31, 2009. We believe that existing cash and cash equivalents as of December 31, 2009 plus anticipated cash flow will be sufficient to fund anticipated operations and capital

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

expenditures through 2010. If the US Government were not to renew or extend our contract at similar levels, we believe we would be able to maintain operations with existing cash and cash equivalents through 2010, however, if necessary we could reduce operating expenses and/or defer capital expenditures.

On October 8, 2009, the Company had a successful launch and deployment of the WorldView-2 satellite. The DigitalGlobe ground station received a downlink signal confirming that the satellite successfully separated from its launch vehicle and automatically initialized its onboard processors. On October 19, 2009, the Company publicly released imagery confirming the ability of the WorldView-2 satellite to conduct imaging operations.

NOTE 2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of DigitalGlobe, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and the instructions to Form 10-K of the Securities and Exchange Commission (SEC). In the opinion of management, all adjustments, including normal recurring adjustments that are considered necessary for a fair presentation of the accompanying consolidated financial statements have been included.

Certain prior year accounts have been reclassified to conform to current year presentation.

Use of Estimates

Our consolidated financial statements are based on the selection and application of GAAP that require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements. If different assumptions or conditions were to occur, the results could be materially different from our reported results.

Restricted Cash

The Company’s restricted cash at December 31, 2008 was comprised of $1.3 million of collateral for an FCC performance bond associated with a milestone related to the launch of the WorldView-2 satellite. During the fourth quarter of 2009, the FCC released the restriction on $1.3 million of cash based on the successful launch of our WorldView-2 satellite. At December 31, 2008 and 2009, we had $1.2 million of restricted cash under the lease agreement for our headquarters. During 2009, we funded $22.8 million of cash into restricted cash to collateralize certain letters of credit required under certain of our Direct Access Program (DAP) contracts, of which $15.5 million is recorded as long-term restricted cash.

Short-term Investments

As of December 31, 2008 and 2009, we had no short-term investments. However, through a portion of 2007 the Company held short term investments. All auction rate securities (ARS) and variable rate demand notes (VRDN) were classified as available for sale short-term investments. ARS and VRDN are variable rate investments tied to short-term interest rates, which generally reset every 30 days. Interest paid during a given period is based upon the interest rate determined during the prior auction period. Although these securities are issued and rated as long-term investments, with original maturities of approximately 30 years, they are priced and traded as short-term

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

instruments because of the liquidity provided through the volume and frequency of the auctions. The Company only invests in securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments to cash to fund current operations, or to satisfy other cash requirements as needed. As of December 31, 2008 and 2009, we held no ARS or VRDN.

Accounts Receivable

The Company’s customer base includes customers located in foreign countries. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring processes. In making the determination of the appropriate allowance for doubtful accounts, the Company considers specific accounts, analysis of accounts receivable aging reports, changes in customer payment patterns, historical write-offs, changes in customer demand and relationships, and customer credit worthiness.

Property and Equipment

Property and equipment are recorded at cost. The cost of our satellites include capitalized interest costs incurred during the construction and development period. In addition, capitalized costs of our satellites and related ground systems include internal direct labor costs incurred in the construction and development as well as depreciation costs (included in QuickBird and WorldView-1) related to assets which support the construction and development of the satellites and related ground systems. Ground systems are placed into service when they are ready for their intended use. While under construction, the costs of our satellites are capitalized assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resulting loss would be charged to expense in the period in which such loss were to occur. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure.

The Company performs an annual assessment of the useful life of the satellites. The assessment evaluates the efficiencies of the operation of the satellite and the fuel level. An adjustment will be made to the estimated depreciable life of the satellite, if deemed necessary by the assessment performed. Any changes to the estimated useful life of our satellites and the related impact on depreciation expense will be accounted for on a prospective basis on the date of the change.

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would require an impairment assessment include a significant change in the extent or manner in which an asset is used, a significant adverse change in the operation of the Company’s satellites, in government spending or customer demand that could affect the value of the asset, or a significant decline in the observable market value of an asset. If these factors indicate a potential impairment, the Company would assess the recoverability of the asset by determining if the carrying value of the asset exceeds the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If the recoverability test indicates that the carrying value of the asset is not recoverable, the Company will estimate the fair value of the asset estimating discounted cash flows. Any impairment would be measured as the difference between the asset’s carrying amount and its estimated fair value. There was no impairment charge recorded in 2007, 2008 or 2009.

The Company capitalizes certain internal and external software development costs incurred to develop software for internal use. The Company expenses the costs of developing computer software until the software has reached the application development stage and capitalizes all costs incurred from that time until the software is ready for its intended use, at which time amortization of the capitalized costs begins. Determination of when the software has reached the application development stage is based upon completion of conceptual designs, evaluation of alternative designs and performance requirements. Costs of major enhancements to internal use software are capitalized while routine maintenance of existing software is charged to expense as incurred. The determination of when the software is in the application development stage and the ongoing assessment of the recoverability of

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

capitalized computer software development costs requires considerable judgment by management with respect to certain factors, including, but not limited to, estimated economic life and changes in software and hardware technology.

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets (three to seven years for computer equipment and seven to ten and one half years for most other assets, including the satellites and ground stations). Leasehold improvements and assets used pursuant to leases are depreciated on a straight-line basis over the shorter of their useful lives or lease terms; such depreciation is included in depreciation expense. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

Internal use capitalized software costs are amortized on a product-by-product basis over their expected useful life, which is generally three to five years. Software costs that are directly related to a satellite are capitalized with the satellite and amortized over the satellite’s estimated useful life on a straight line basis. Amortization expense related to capitalized software costs, exclusive of software cost amortized as part of the cost of our satellites, was $8.1 million, $7.2 million, and $7.5 million for years ending 2007, 2008, and 2009, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired. Intangible assets (identified as trademarks, core technology, customer relationships and non-compete agreements) are recorded at fair value as determined at the time of acquisition. The goodwill and intangible assets are attributable to the commercial segment.

We test the carrying value of goodwill for impairment on the reporting unit level on an annual basis and more often if a triggering event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The impairment tests consists of comparing the fair value of the reporting unit, determined using the discounted cash flows, with its carrying amount including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the Company compares the implied value of the goodwill with its carrying amount. If the carrying amount of the goodwill exceeds the implied fair value of goodwill, impairment loss would be recognized to reduce the carrying amount to its implied fair value. We have completed our 2009 impairment test on goodwill and determined that there was no impairment.

Aerial Image Library

Our aerial image library costs are composed of the direct costs of contracting with third parties to collect aerial imagery. Our aerial image library costs are charged to cost of revenue over the estimated economic life of the imagery, which has been estimated to be two years. Such costs are charged to cost of revenue on an accelerated basis reflective of the pattern in which the economic benefits of the asset is expected to be realized. Charges to cost of revenue for aerial imagery library was $3.1 million, $4.5 million, and $5.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Deferred Contract Costs

The Company capitalized certain costs reimbursable under the NextView agreement, incurred in the construction and development of our WorldView-1 satellite and related ground systems during the construction and development period. These costs were related to internal support costs and were required and reimbursable expenditures under the NextView agreement. These costs were not capitalized as fixed assets, but were deferred in accordance with government contract accounting guidelines. Upon the successful launch of the WorldView-1 satellite, the deferred contract costs began being amortized ratably over the customer relationship period (the same as the life of the satellite, or 10.5 years).

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company defers certain direct costs incurred in the construction of direct access facilities built for direct access program customers, consisting of hardware, software and labor purchased from a related party. The direct access facility will allow the Company’s direct access program customers to communicate with the Company’s satellites. The costs incurred to date are related to contractual agreements for the construction of the Company’s first direct access facility and are directly related to fulfillment of direct access program related revenue contracts. Accordingly, the deferred contract costs will be recognized as expense in the period of revenue recognition of the Company’s DAP contracts, which is expected to be the life of the WorldView-2 satellite. The Company does not have deferred contract costs in excess of related contract deferred revenue.

Deferred Contract Costs from a Related Party

As a result of the Company’s initial public offering in May 2009, the Company has reevaluated related parties due to the change in ownership. Only historical information pertaining to the companies that were related parties will continue to be disclosed if balances and activity for these entities is included in the financial statements presented.

Debt Issuance Costs and Debt Discounts

Debt issuance costs are deferred and amortized to interest expense using the effective interest method.

Long-Lived Assets

With the exception of goodwill, the Company periodically evaluates the carrying value of long-lived assets for impairment when events and circumstances indicate the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The Company believes no circumstances indicating impairment exist in any of its longlived assets.

Revenue Recognition

The Company evaluates its sales arrangements to determine whether they include more than one unit of accounting. Using the guidance, we have identified the following units of accounting: (a) licenses of imagery; (b) sales of direct access program and direct access facilities, consisting of access to imagery bundled with hardware, software and support; (c) service level agreements; and (d) sales of subscription and subscription-type arrangements.

The Company recognizes revenue in accordance with the applicable revenue guidance for each unit of accounting identified. Revenue from sales of our products and services is recognized in accordance with the guidance when all of the following criteria have been met:

1) Persuasive evidence of an arrangement exists,

2) Delivery has occurred or services have been rendered,

3) Our price to the buyer is fixed or determinable, and

4) Collectability is reasonably assured.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revenue from sales arrangements that include software that is essential to the functionality of non-software deliverables is recognized under software accounting guidance. Revenue is allocated to the various units of accounting based on their relative fair value and is recognized as follows for each of our revenue sources:

Licenses.  Revenue from sales of imagery licenses is recognized when the images are physically delivered to the customer or, in the case of electronic delivery, when the customer is able to directly download the image from our system. In certain customer arrangements, we have acceptance provisions. For these arrangements, revenue is recognized upon acceptance by these customers. Revenue is recognized net of authorized contractually agreed discounts.

Direct Access Program and Direct Access Facility.  Sales under the direct access program include construction of the direct access facility, consisting of hardware, software and operational maintenance support, and an arrangement to allow the customer access to the satellite to task and download imagery. This arrangement has been treated as a single unit of accounting as Vendor Specific Objective Evidence of fair value for undelivered items cannot be determined nor are believed to have stand-alone value. Accordingly, all funds received have been recorded as deferred revenue and all direct costs of these arrangements are recorded as deferred contract costs as further described below.

As the direct access facilities are brought into service, the deferred revenue and deferred contracts costs will be amortized ratably over the estimated customer relationship period, which is consistent with the estimated remaining useful life of the satellite being used. If both satellites are being used, the satellite with the longer life will be used as the basis for the amortization. Based on terms and conditions specified in each arrangement, the facility revenue will be recognized gross or net of facility costs.

Access fees under each arrangement are recognized pro-rata each month based on actual usage. We began recognizing revenue for access fees on WorldView-1 during the fourth quarter of 2009.

Service Level Agreements.  The Company recognizes service level agreement revenue net of any allowances resulting from failure to meet certain stated monthly performance metrics. Net revenue is recognized each month because the fee for each month is fixed and non-refundable and is for a defined and fixed level of service each month.

Subscriptions.  The Company sells time-based subscriptions to its web-based products such as Image-Connect. These arrangements allow customers access to our product via the internet for a set period of time and for a fixed fee. Revenue from these arrangements is recognized ratably over the subscription period. In addition, we have other arrangements in which the customer pays for their subscription to one of the Company’s web-based products by prepaying for a set number of product accesses (for instance each time users click on an image of their home). Each time a product is accessed, a portion of the customer’s prepayment is earned. These prepayments are recorded as deferred revenue when received and the revenue is recognized based on the number of times the product is accessed. Revenue is recognized net of authorized contractually agreed discounts.

Sales of our products and services to certain customers are subject to appropriation of available funds. We do not recognize revenue prior to funds being appropriated.

Subscription-Type Arrangements.  The Company also enters into subscription-type arrangements with customers whereby a bundle of services and/or multiple deliverables are contracted for delivery over a specified period of time. Revenue from this type of arrangement is recognized either ratably over the term of the arrangement or periodically throughout the term based on proportional performance.

Royalties.  Revenue from royalties is based on agreements or license with third parties that allow the third party to incorporate our product into their value added product for commercial distribution. Revenue from these royalty arrangements is recorded in the quarter earned or on a systematic basis over the term of the license agreement.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Deferred Revenue

The Company has entered into several types of transactions, as more fully discussed below, where we received payment for products or services in advance of meeting the criteria for revenue recognition set out above. These payments are recorded as deferred revenue when received and are recognized as revenue when earned.

Our deferred revenue is composed of payments received in advance of recognition of revenue, the majority of which relate to the following types of arrangements: (i) prepayments from NGA; (ii) direct access program; (iii) advanced customer payments and (iv) subscription arrangements.

Prepayments from NGA.  Under the NextView agreement, we received $266.0 million from NGA, in advance of imagery deliveries, to allow us to partially fund construction of the WorldView-1 satellite. These payments were recorded as deferred revenue when received during the construction period and are being recognized as revenue over the estimated customer relationship period of 10.5 years. Recognition of this deferred revenue commenced upon WorldView-1 reaching FOC in November 2007. As of December 31, 2008 and 2009, deferred revenue for these prepayments was $239.3 million and $213.8 million, respectively.

Subscription arrangements.  We sell access to imagery through web-based exploitation where fees are time or usage based. Fees paid in advance for these arrangements are deferred and recognized as discussed above. As of December 31, 2008 and 2009, deferred revenue related to subscription sales was $1.3 million and $1.1 million, respectively.

Direct Access Program (DAP).  We will begin earning revenue from our DAP, once the systems are completed and access rights to the satellites commence. Under the DAP, customers may be allowed to send instructions to the WorldView-1 and WorldView-2 satellites and download imagery directly to their ground stations. DAP arrangements consist of several elements, some of which we are paid for in advance and recorded as deferred revenue, as follows:

Direct Access Facility (DAF) Sales.  DAFs are built for DAP customers and consist of hardware and software needed to communicate with our satellites. Payments received during the construction period in advance of the imagery delivery period are recorded as deferred revenue, and costs incurred are deferred as well. Deferred revenue and deferred costs will be recognized as revenue and expense, respectively, over the estimated customer relationship period upon commencement of DAP operations, which will coincide when all equipment has been delivered and installed and access to the satellite commences. As of December 31, 2008 and 2009, deferred revenue related to DAF sales was $14.7 million and $44.4 million, respectively.

Prepayments.  In 2005, we entered into a distribution agreement with Hitachi Software Engineering, a related party, related to the initial contract for direct access to WorldView-2. In connection with the distribution agreement, we received an upfront fee of $10.0 million from Hitachi Software Engineering. This upfront fee is included in deferred revenue and will be recognized as revenue over the estimated customer relationship period upon commencement of the DAP operations. Once the WorldView-2 satellite reaches full operational capability, we will be able to estimate the customer relationship period. We expect that the best measure of the customer relationship period will be the expected useful life of the satellite the customer is accessing. As of December 31, 2008 and 2009, deferred revenue related to this upfront fee was $10.0 million.

We will evaluate the estimated customer relationship period on an annual basis, or more frequently if events indicate a change in the period, and will make adjustments to the amortization period if a change to the estimated life of the relationship is made.

Satellite Insurance

We currently maintain $40.0 million, $220.0 million and $230.0 million of one-year in-orbit operations insurance coverage for QuickBird, WorldView-1 and WorldView-2, respectively, $50.0 million of three-year in-orbit insurance coverage for WorldView-1 with one year remaining and $68.0 million of three-year in-orbit

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

insurance for our WorldView-2 satellite. We intend to continue this coverage to the extent it remains available at acceptable premiums. Satellite insurance premiums, corresponding to the launch and in-orbit commissioning period prior to the satellite reaching FOC, are capitalized in the original cost of the satellite and are amortized over the estimated useful life of the asset. The remainder of the insurance premiums that are not capitalized are amortized to expense ratably over the related policy periods and are included in selling, general and administrative costs.

Research and Development Costs

We record as research and development expense all engineering costs, consisting primarily of internal labor and consulting fees, where the Company maintains the risk associated with design failure. The Company incurred $0.2 million in research and development costs for the year ended December 31, 2007. Research and development costs were not significant for the year ended December 31, 2008. We incurred $0.9 million in research and development costs for the year ended December 31, 2009. Any research and development expenses incurred are included in selling, general and administrative expenses.

Advertising Costs

Advertising costs are expensed as incurred and have historically not been significant.

Derivative Instruments

The Company used derivative financial instruments for the purpose of hedging exposures to fluctuations in interest rates. The Company’s derivative instruments were recorded in the consolidated balance sheets at fair value within accounts receivable from related party or accounts payable to related party dependent upon the asset or liability to the Company. Upon settlement of the contracts, the cash flow were presented as an investment activity. For a derivative designated as a cash flow hedge, the effective portion of the derivative gain or loss was initially reported as a component of accumulated other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affected earnings. For interest swaps that did not qualify or were not designated as cash flow hedges, all gains or losses associated with changes to the fair market value of these financial instruments were recorded in the income statement.

See Note 7 for further information about derivative instruments.

Earnings Per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is determined by dividing net income by the sum of (1) the weighted average number of common shares outstanding and (2) the dilutive effect of outstanding potentially dilutive securities and stock options determined utilizing the treasury stock method.

Stock-Based Compensation

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. See Note 8 for further information regarding our stock-based compensation expense and underlying assumptions.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in enacted tax laws is recognized as an adjustment to the tax provision or benefit in the period of enactment. The overall change in deferred tax assets and liabilities during the period is equal to the deferred tax

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

expense or benefit for the period. The carrying value of deferred tax assets may be reduced by a valuation allowance if, based upon the judgmental assessment of available evidence, it is deemed more likely than not that some or all of the deferred tax assets will not be realizable.

There is a prescribed minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. We reduced our deferred tax assets associated with general business tax credits computed in and carried over from prior years by $4.5 million. The Company has elected to treat any penalties or interest incurred as a result of uncertainty in income taxes as a component of tax expense. The impact of adoption of uncertainty in income taxes in 2007 had no effect on our results of operations or retained earnings.

Fair Values of Financial Instruments

When measuring our financial instruments we use a market-based measurement, not an entity-specific measurement, and determine the fair value based on the assumptions that market participants would use in pricing the asset or liability. Fair value losses or gains are reported when identified.

We use the valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

Level 1 inputs utilize observable, quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Financial assets and liabilities utilizing Level 1 inputs include actively traded equity securities.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers (for example, some brokered markets), or in which little information is released publicly (for example, a principal-to-principal market), inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measure in its entirety requires management’s judgment and considers factors specific to the asset or liability.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table provides information about the assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 and 2009 and indicates the valuation technique utilized by the Company to determine the fair value.

	Fair Value Measurements at December 31, 2008 Using:
	Total Carrying	Quoted Prices	Significant	Significant
	Value at	in Active	Other	Unobservable
	December 31,	Markets	Observable	Inputs
	2008	(Level 1)	Inputs (Level 2)	(Level 3)
	(In millions)

Cash equivalents	$40.9	$40.9	$—	$—
Derivative liabilities	1.0	—	1.0	—

Fair Value Measurements at December 31, 2009 Using:
	Total Carrying	Quoted Prices	Significant	Significant
	Value at	in Active	Other	Unobservable
	December 31,	Markets	Observable	Inputs
	2008	(Level 1)	Inputs (Level 2)	(Level 3)
(In millions)

Cash equivalents	$83.7	$83.7	$—	$—

Valuation Techniques.  Our cash equivalents consist of investments with maturity dates of less than 90 days and are quoted from market rates and are classified within Level 1 of the valuation hierarchy. At December 31, 2008 and 2009, our cash equivalents consisted of funds held in treasury money markets. For our financial instruments that are classified within Level 2 of the valuation hierarchy, we perform validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty statements. The Company additionally evaluates the counterparty creditworthiness and has not identified any circumstances requiring that the report values of our financial instruments be adjusted as of December 31, 2008 and 2009. During the second quarter of 2009, one of our swaps matured and the other swap contract was terminated as a result of the repayment of the senior credit facility, discussed in Note 7. The Company has not identified any Level 3 financial instruments at December 31, 2008 and 2009.

For the year ended December 31, 2008 the Company recorded a loss, net of tax, in accumulated other comprehensive income, of $1.8 million for the changes in the fair value of its interest rate swaps. For the year ended December 31, 2009, the company recognized a net loss of $1.8 million on derivatives. The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable and payable, derivatives and long-term debt. The carrying values of cash equivalents and accounts receivable and payable are representative of their fair values due to their short-term maturities. The fair value of the senior credit facility was calculated using an interest rate of 9.5%. At December 31, 2008, the fair value of the senior subordinated notes was calculated using an interest rate of 15.75%. The derivative liability fair value was derived from internally developed valuation methodologies. The senior credit facility and senior subordinated notes were paid in full in April 2009. One of the derivative liabilities expired in April 2009 and the Company paid the other derivative liability in conjunction with the debt extinguishment.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The senior secured notes are traded on an active market. The fair value of the senior secured notes is obtained from a third party pricing service that tracks the trading of the notes and evaluated by the Company.

	December 31, 2008		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	($ in millions)

Long Term Debt
Senior Credit Facility	$230.0	$228.4	$—	$—
Senior Subordinated Notes	44.6	42.1	—	—
Derivative Liability	1.0	1.0	—	—
Senior Secured Notes	$—	$—	$343.5	$366.3

Concentration of Credit Risk and Significant Customers

The Company’s cash and cash equivalents and derivative instruments are maintained in or with various financial institutions. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk in this area.

Recently Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (FASB) established the FASB Accounting Standards Codification(Codification) as the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification did not have an impact on our Consolidated Financial Statements upon adoptions. Accordingly, our disclosures will explain accounting concepts rather than cite specific topics of GAAP.

In May 2009, the FASB issued new accounting guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events, whether that evaluation date is the date of issuance or the date the financial statements were available to be issued, and alerts all users of financial statements that an entity has not evaluated subsequent events after that evaluation date in the financial statements being presented. The guidance is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The guidance became effective for the Company on April 1, 2009. The adoption of this guidance had no impact on its Consolidated Financial Statements.

In April 2008, the FASB issued new accounting guidance, which defines the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The Company adopted this guidance on January 1, 2009 and the adoption did not have a material effect on the presentation or classification on the assets in the financial statements.

In March 2008, the FASB issued new accounting guidance that requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. The requirements under this guidance must be applied as authoritative guidance for fiscal years and interim periods within these fiscal years, beginning after November 15, 2008. The Company has adopted this guidance effective January 1, 2009 and there was not a material effect on the presentation or classification of these activities in our financial statements.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

In February 2008, FASB issued authoritative guidance that addresses fair value measurements for purposes of lease classification or measurement. In October 2008, the FASB issued additional authoritative guidance which clarifies the application of determining fair value when the market for a financial asset is inactive. Specifically, this guidance clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value.

In December 2007, the FASB issued new accounting guidance which expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. Further, the guidance also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, all acquisition costs are generally expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, changes in accounting for deferred tax asset valuation allowances be expensed after the measurement period, and acquired income tax uncertainties be expensed after the measurement period. The requirements under this guidance must be applied for years beginning after December 15, 2008 with early adoption prohibited. The adoption of this guidance will impact any of our future acquisitions.

In December 2007, the FASB issued further accounting guidance, which requires revenue generated and costs incurred by the parties in the collaborative arrangement be reported in the appropriate line in each company’s financial statement and not account for such arrangements on the equity method of accounting. Further, the guidance also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and the amount and income statement classification of collaboration transactions between the parties. The requirements under this guidance must be applied for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively (if practicable) to all prior periods presented for all collaborative arrangements existing as of the effective date. The Company has adopted this guidance effective January 1, 2009 and the adoption did not have a material effect on our financial statement presentation.

New Accounting Pronouncements

In October 2009, the FASB issued new accounting guidance that enables vendors to account for products or services sold to customers (deliverables) separately rather than as a combined unit, as was generally required by past guidance. The revised guidance provides for two significant changes to the existing multiple element revenue arrangements guidance. The first change relates to the determination of when the individual deliverables included in a multiple element arrangement may be treated as separate units of accounting. The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The first change will likely result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral. Together, these changes are likely to result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance. This guidance also significantly expands the disclosures required for multiple-element revenue arrangements. The guidance is required to be adopted in fiscal years beginning on or after June 15, 2010 but early adoption is permitted. We are currently evaluating the effects on the presentation, classification, and recognition of revenue arrangements that may be affected by this guidance.

In October 2009, the FASB issued new accounting guidance that changes the accounting model for revenue arrangements that include both tangible products and software elements so that tangible products containing software components and non software components that function together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue guidance. In addition, the guidance requires that hardware components of a tangible product containing software components always be excluded from the software revenue guidance. The guidance is required to be adopted in fiscal years beginning on or after June 15, 2010, however early adoption is permitted. We are currently evaluating the effects on the presentation, classification, and recognition of revenue arrangements that may be affected by this guidance and are planning on adopting in the first quarter of 2010.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

NOTE 3.	Information on Segments and Major Customers

We conduct our business through two segments: (i) defense and intelligence and (ii) commercial. Our imagery products and services are comprised of imagery that we process to varying levels of resolution according to the customer’s specifications. Customers acquire our imagery either by placing tasking orders for our satellites to collect data to their specification or purchasing images that are archived in our Image Library.

We have organized our business around (i) the defense and intelligence and (ii) commercial segments because we believe that customers in these two groups are identifiably similar in terms of their areas of focus, imaging needs and purchasing habits. We deliver our products and services using the distribution method that best suits our customers’ needs. At January 1, 2009 we determined that our civil government customers should be classified in the defense and intelligence business segment. We have reclassified 2008 presentation to be consistent with the current presentation. There are no sales between the Company’s segments.

The vast majority of the dollar value of our fixed assets are the satellites and the ground based production and support facilities that are common to all business and geographic segments. There are no significant identifiable assets specifically dedicated to either segment.

Only those costs directly associated with the two segments are shown in cost of revenue and selling, general and administrative expenses in those segments. All expenses which are common to both segments and/or represent corporate operating costs are included in the unallocated cost section. Substantially all the Company’s assets are located in the United States.

	Year Ended December 31,
	2007	2008	2009
	(In millions)

Defense and Intelligence
Revenue	$104.3	$222.4	$231.0
Cost of revenue, excluding depreciation and amortization	1.3	5.4	5.7
Selling, general and administrative	5.7	6.6	11.8

Segment results of operations	$97.3	$210.4	$213.5

Commercial
Revenue	$47.4	$52.8	$50.9
Cost of revenue, excluding depreciation and amortization	3.4	6.4	7.8
Selling, general and administrative	8.5	11.6	10.6

Segment results of operations	$35.5	$34.8	$32.5

Unallocated common costs
Cost of revenue, excluding depreciation and amortization	17.4	16.7	17.6
Selling, general and administrative	34.8	57.9	66.2
Depreciation and amortization	46.8	75.7	74.4

Unallocated costs	$99.0	$150.3	$158.2

Income from operations	33.8	94.9	87.8
Interest income (expense), net	4.1	(3.0)	0.1
Loss from early extinguishment of debt	—	—	(7.7)
Loss on derivative instruments	—	—	(1.8)

Income before income taxes	$37.9	$91.9	$78.4

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Total U.S. and foreign sales were as follows:

	Year Ended December 31,
	2007	2008	2009
	(In millions)

Revenue
U.S.	$114.3	$228.0	$232.7
Other	37.4	47.2	49.2
Total Revenue	$151.7	$275.2	$281.9

Revenue percentages from all customers whose revenue exceeded 10% of the total company revenue were as follows:

	Year Ended December 31,
Customer	2007	2008	2009

NGA	57.7%	73.9%	75.0%

Percentages of accounts receivable (net of allowance for doubtful accounts) for all customers whose receivable exceeded 10% of the net accounts receivable as of:

	Year Ended December 31,
Customer	2007	2008	2009

NGA	67.2%	64.1%	61.8%

NOTE 4.	Property and Equipment

Property and equipment consisted of the following as of:

	Year Ended
	December 31,
	2008	2009
	(In millions)

Construction in progress	$304.6	$454.6
Computer equipment	92.2	111.7
Machinery and equipment	25.1	25.6
Furniture and fixtures	12.0	12.6
WorldView-1 satellite	473.2	473.2
QuickBird satellite	174.4	174.4
Total property and equipment	$1,081.5	$1,252.1
Accumulated depreciation and amortization	(288.6)	(361.1)
Property and equipment, net	$792.9	$891.0

Construction in progress includes satellite construction, ground station construction, and certain internally developed software costs and capitalized interest. Depreciation and amortization expense for property and equipment was $44.4 million, $72.7 million, and $72.6 million for the years ended December 31, 2007, 2008, and 2009, respectively.

The capitalized costs of our satellites and related ground systems include internal and external direct labor costs, internally developed software, material and depreciation costs related to assets which support the construction and development. The cost of our satellites also includes capitalized interest incurred during the construction, development and initial in-orbit testing period. The portion of the launch insurance premium allocable to the period

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

from launch through in-orbit calibration and commissioning has been capitalized as part of the cost of the satellites and is amortized over the useful life of the satellites.

Following each launch, and at least annually thereafter, we review the expected operational life of our satellites. We determine a satellite’s expected operational life considering calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The expected operational lives of our satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels and other components, levels of solar radiation, the durability of various satellite components and the orbits in which the satellites are placed.

We extended the estimated useful life of our QuickBird satellite again during the first quarter of 2008. For 2008, this change resulted in reduced depreciation expense and a corresponding increase in income from continuing operations of $11.1 million, an increase in net income of $6.7 million and had an impact on earnings per share of $0.15 at December 31, 2008. This assessment, performed in January 2008, of the useful life of the QuickBird satellite led to an extension of the depreciable operational life of QuickBird attributable to efficiencies in the operation of the satellite that have led to the reduced consumption of fuel compared to previous estimates. Based on mid-year analysis in 2008, the estimated useful life of our QuickBird satellite did not change.

We have aligned the assessment of the useful life of the operating satellites with the timing of our insurance renewals. We will perform an annual assessment of the useful life of the QuickBird, WorldView-1 and once operational, WorldView-2 satellites in the second half of the calendar year or when events or circumstances dictate that a reevaluation of the useful life should be done at an earlier date. The assessment evaluates the efficiencies of the operation and the fuel level of the satellite against engineering models that also estimated the satellite’s useful life. An adjustment will be made to the estimated depreciable life of the satellite if deemed necessary by the assessment performed. Any changes to the estimated useful life of our satellites and the related impact on the depreciation expense will be accounted for on a prospective basis on the date of the change.

As a result of our annual assessment during the third quarter of 2009, we extended the estimated useful life of our QuickBird satellite, which results in a change in the depreciation expense associated with the QuickBird satellite on a prospective basis beginning July 1, 2009. For the twelve month period ended December 31, 2009, this change resulted in reduced depreciation expense and a corresponding increase in income from continuing operations of $2.9 million, an increase in net income of $1.7 million and had a $0.04 impact on diluted earnings per share.

Based on our assessment, there was no change to the estimated useful life of our WorldView-1 satellite.

NOTE 5.	Goodwill and Intangibles

	December 31, 2008			December 31, 2009
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net

Intangible assets:
Customer relationships	$4.3	$2.5	$1.8	$4.3	$3.5	$0.8
Core technology	3.1	1.5	1.6	3.1	2.3	0.8
Trademark/trade name	1.1	1.1	—	1.1	1.1	—
Non-compete agreement	0.5	0.3	0.2	0.5	0.3	0.2

Intangible assets	$9.0	$5.4	$3.6	$9.0	$7.2	$1.8

The identifiable intangible assets are being amortized on a straight-line basis over their useful lives, ranging from three to five years, except for customer relationships, which are being amortized using a declining balance method over their estimated life of five years. During fourth quarter of 2008, it was determined that the trademark/

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

tradename acquired is no longer being utilized by the Company. We have fully amortized the value associated with the trademark/tradename intangible as of December 31, 2008. Goodwill is not being amortized for financial statement purposes, but is deductible for income tax purposes.

Amortization expense for intangibles was $2.4 million, $3.0 million and $1.8 million for the years ended December 31, 2007, 2008 and 2009, respectively. These intangible assets will become fully amortized in 2011. The estimated remaining aggregate amortization expense for the intangible assets is:

Estimated
Amortization
Expense

2010	$1.5
2011	$0.3

A summary of the goodwill activity for the year ended December 31, 2008 and 2009 is presented below:

(In millions)

Balance, January 1, 2008	$8.7
Balance, December 31, 2008	$8.7
Balance, December 31, 2009	$8.7

The Company has not recorded an impairment of goodwill for any of the periods presented.

NOTE 6.	Other Accrued Liabilities

The following table is a listing of items included in other accrued liabilities:

	At December 31,
	2008	2009
	(In millions)

Compensation and other employee benefits	$7.5	$8.2
Accrued taxes	1.5	0.5
Accrued expense	7.0	3.1
Cumulative mandatory redeemable preferred stock	0.5	—
Other	4.1	6.1

Total other accrued liabilities	$20.6	$17.9

NOTE 7.	Debt

Letters of Credit

As of December 31, 2009, we had $22.8 million in letters of credit and performance guarantees used in the ordinary course of business to support advanced payments from customers under certain of our DAP contracts. These letters of credits are secured by restricted cash that has been recorded in our financial statements as both short and long term restricted cash. The letters of credit, and related restricted cash amounts will be released when the respective contract obligation have been fulfilled by us.

Senior Secured Notes

We issued $355.0 million principal amount of our senior secured notes in April 2009, net of the issuance discount of $13.2 million and fees and expenses of $10.2 million. As of December 31, 2009, we have an accreted outstanding amount of $343.5 million senior secured notes which mature on May 1, 2014. The senior secured notes are guaranteed by our subsidiaries and secured by nearly all of our assets, including the shares of capital stock of our

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

subsidiaries, the QuickBird, WorldView-1 and WorldView-2 satellites. Assets collateralizing the senior secured notes had a net book value of $1,116.5 million as of December 31, 2009. Each of the subsidiary guarantors is 100% owned by the parent. These guarantees are full and unconditional and joint and several. The financial condition, results of operations and cash flows of the guarantor subsidiaries is insignificant. The senior secured notes bear interest at the rate of 10.5% per annum. Interest is payable semi-annually on May 1 and November 1 each year. The Company is using the effective interest rate methodology to amortize the deferred financing costs and to accrete the discount on the notes over the term of the notes.

We may redeem some or all of the senior secured notes after May 1, 2012, at a redemption price equal to 105.25% of their principal amount through May 1, 2013 and 100.0% thereafter, plus, in each case, accrued and unpaid interest. In addition, at any time on or prior to May 1, 2012, we may redeem up to 35.0% of the aggregate principal amount of the senior secured notes with the net cash proceeds of certain equity offerings at 110.5% of the principal amount plus accrued and unpaid interest. In the event of certain change of control events, we must give holders of the senior secured notes an opportunity to sell us their notes at a purchase price of 101.0% of the accreted value of such notes, plus accrued and unpaid interest.

There was no accrued interest for the senior secured notes at December 31, 2008 and the total accrued interest on the senior secured notes at December 31, 2009 was $6.2 million. Total interest incurred, accretion of debt discount and amortization of deferred financing fees, for the year December 31, 2009 were $25.2 million, $1.7 million and $1.3 million, respectively. These amounts were capitalized in construction costs of our satellite.

The indenture governing the senior secured notes contains a number of significant restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions. Fluctuation in credit market conditions could negatively impact our ability to obtain future financing or to refinance our outstanding indebtedness.

Our future debt payments include the maturity of notes in May 2014, at which time we will pay the full obligation amount of $355.0 million.

Senior Credit Facility

We had outstanding a $230.0 million senior credit facility with a syndicate of financial institutions for whom an affiliate of Morgan Stanley & Co. Incorporated served as administrative agent. The senior credit facility was guaranteed by our subsidiaries and secured by nearly all of our assets, including the QuickBird and WorldView-1 satellites, and our WorldView-2 satellite. Assets collateralizing the senior credit facility had a net book value of $977.7 million as of December 31, 2008. The senior credit facility and all accrued interest was paid in full in April of 2009.

At our election, interest under the senior credit facility was determined by reference to (i) 3-month London Interbank Offered Rate (LIBOR), plus an applicable margin of 5.5% per annum or (ii) the higher of the prime rate posted in the Wall Street Journal and the Federal Funds effective rate, plus an applicable margin of 4.5% per annum. Interest was payable quarterly based upon the amount of the outstanding loan principal balance. The interest rate on the term loans was 3-month LIBOR plus 5.5% through February 9, 2009. As a result of an amendment on February 9, 2009, the interest rate on the term loans was 3-month LIBOR plus 6.5%. We paid a fee of $0.7 million to amend the agreement.

The weighted average interest rate on the total outstanding debt at December 31, 2007 and 2008 was 10.7% and 9.2%, respectively. Total accrued interest was $3.5 million at December 31, 2008. Total interest incurred for the years ended December 31, 2007, 2008 and 2009 was $26.5 million, $27.0 million and $9.6 million, respectively, of which $25.8 million, $23.1 million and $9.6 million was capitalized in the construction costs of our satellites.

With the issuance of our senior secured notes on April 28, 2009, the senior credit facility obligations were paid in full.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Interest Rate Swaps

In April 2005, the Company entered into a series of interest rate swap agreements (the Swap) with an affiliate of Morgan Stanley & Co. Incorporated to mitigate exposure relating to variable cash flows associated with fluctuating interest rates on a portion of the senior credit facility principal. Under the Swap, the Company agreed to exchange, at specified intervals, fixed interest rate amounts specified in the agreements for variable interest amounts based on 3-month LIBOR calculated by reference to a notional amount of $100.0 million. As a result of the Swap, the Company had converted $100.0 million of the senior credit facility from a variable rate obligation to a fixed rate obligation through April 2009.

On February 21, 2006, we terminated the Swap. The termination resulted in a gain of $0.8 million which was recorded in accumulated other comprehensive income and is being amortized over the remaining original term of the Swap. Simultaneous with the termination of the Swap, we entered into a new swap agreement (the Second Swap) of the same notional amount at a fixed interest rate of 4.9999% from April 18, 2006 through April 18, 2009. The Company elected not to renew the Second Swap when it expired as we entered into the Third Swap (as described below) to comply with the covenants of the senior credit facility.

The Second Swap was designated and qualified as a cash flow hedge and has been accounted for as such through February 8, 2009. On February 9, 2009, the Company amended the senior credit facility, and as a result, the Company’s Swaps became ineffective and no longer qualified as cash flow hedges. From February 9, 2009 through April 28, 2009, the fair value changes of these derivative instruments have been recorded in the Condensed Consolidated Income Statement.

On January 8, 2009, we entered into a swap agreement (the Third Swap) with an affiliate of Morgan Stanley & Co. Incorporated. We traded the floating 3-month LIBOR rate on $130.0 million of our senior credit facility to a fixed rate of 2.00% until maturity of the loan on October 20, 2011. The covenants in our senior credit facility required a minimum interest rate hedge of $100.0 million. The Third Swap satisfied this obligation through the maturity date of the loan. A net gain of $0.3 million and a net loss of $1.5 million was recognized on derivatives in the years ended December 31, 2007 and 2008, respectively.

At December 31, 2008, a current liability related to the Second Swap in the amount of $1.0 million was included in accrued liabilities to related party. With the issuance of the Third Swap in January 2009 and the amendment to the senior credit facility in February of 2009, all fair value changes on the derivatives were recorded in the income statement through the expiration of the Second Swap on April 18, 2009, and the termination of the Third Swap on April 28, 2009. Due to the Company’s payoff of the senior credit facility the Swaps were no longer required. With the termination of the Swaps, the Company has recorded the accumulated other comprehensive income balance as an additional cost to the WorldView-2 satellite.

Senior Subordinated Notes

In February 2008, we issued $40.0 million of senior subordinated notes due April 18, 2012. The net proceeds of $38.5 million were used to fund construction and launch expenditures associated with WorldView-2. The senior subordinated notes bore interest at 12.5% per annum due semi-annually on July 31 and January 31, commencing July 31, 2008 until January 31, 2009, after which the rate increased to 13.5% per annum. On July 31, 2008 and January 31, 2009, we elected to pay interest in kind and issued additional senior subordinated notes.

Effective February 9, 2009, we amended our senior subordinated notes for certain items, most notably to increase the allowable capital expenditures for the WorldView-2 satellite, increase the maintenance capital expenditures limits, as well as change certain satellite insurance limits. The interest rate on the loan increased to 14.75% for cash interest and 15.75% for paid in kind interest as of the date of the amendment. We paid a 0.5% one-time in-kind fee to amend the agreement, which was added to the principal value of the notes. With the issuance of our senior secured notes on April 28, 2009, the senior subordinated notes and accrued interest were paid in full.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

With the issuance of our senior secured notes during the second quarter of 2009, we recorded an early extinguishment of debt representing the expensing of the deferred financing costs of $5.9 million related to the senior credit facility and senior subordinated notes, and a prepayment penalty of $1.8 million related to the senior subordinated notes.

NOTE 8.	Shareholders Equity and Other Comprehensive Earnings (Loss)

On May 14, 2009, the Company completed an IPO consisting of 14,700,000 shares of common stock at $19.00 per share. At December 31, 2009, the Company’s Board of Directors had the authority to issue 250,000,000 shares of common stock. At December 31, 2009, 45,122,593 shares of common stock were issued and outstanding.

Treasury Stock

In the fourth quarter of 2008 the Company repurchased 1,184 shares of outstanding common stock from four stockholders for the deemed fair value at the repurchase date. During 2009, the Company repurchased 22,484 shares at the deemed fair value on the repurchase date.

Other Comprehensive Earnings (Loss)

Other comprehensive earnings (loss) include the cumulative effect of realized and unrealized gains and losses on derivative instruments receiving cash flow hedge accounting treatment during the year ended December 31, 2009. With the expiration and settlement of our financial derivatives the amounts recorded in accumulated other comprehensive earnings (loss) were capitalized to the cost of the WorldView-2 satellite as of December 31, 2009.

Stock-Based Compensation Programs

The Company has a 1995 Stock Option/Stock Issuance Plan (the 95 Plan) pursuant to which qualified and nonqualified stock options to purchase shares of the Company’s common stock have been granted to employees, officers, directors, and consultants. Under the 1995 Plan, incentive stock options were granted with exercise prices not less than the fair value of the stock on the various dates of grant, as determined by the Company’s Board of Directors. Options granted pursuant to the 1995 Plan are subject to certain terms and conditions as contained in the 1995 Plan itself, have a ten-year term, generally vest ratably over a four-year period, and are immediately exercisable. Upon termination of services to the Company by optionees, any acquired but unvested shares are subject to repurchase by the Company at the original exercise price. During 1999, the board of directors amended the 1995 Plan, eliminating future grants. As a result of a recapitalization agreement adopted in 1999, the stock from any exercised options under the 1995 Plan automatically converted to the new Series C Preferred at the rates established in said recapitalization agreement.

On February 15, 2000, the board of directors approved the 1999 Equity Incentive Plan (the 1999 Plan) pursuant to which qualified and nonqualified stock options to purchase shares of the Company’s common stock may be granted to employees, officers, directors, and consultants. Options granted pursuant to the 1999 Plan are subject to certain terms and conditions as contained in the 1999 Plan itself, have a ten-year term, generally vest ratably over a four-year period. As of December 31, 2008 and 2009, there were 182,526 and 242,023, respectively, options available to be issued under the 1999 Plan. The Company does not intend to grant those options.

On February 15, 2007, the board of directors approved the 2007 Employee Stock Option Plan (the 2007 Plan), pursuant to which the following awards may be granted to employees, officers, directors, and consultants: qualified and nonqualified stock options to purchase shares of the Company’s common stock, Stock Appreciation Rights and shares of the stock itself. Options granted pursuant to the 2007 Plan are subject to certain terms and conditions as contained in the 2007 Plan itself, have a ten-year term and generally vest over a four-year period. The Company amended this plan in 2008 to extend the exercise period of terminated employees from thirty days to three months.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The number of shares available for grant at December 31, 2008 and 2009 was 3,304,138 and 2,503,572, respectively.

Pursuant to the 2007 Plan, the Company may, from time to time, issue certain equity based awards, including stock options, restricted stock, and unrestricted shares (Equity Awards). Equity Awards may be awarded to employees, officers, directors and certain consultants of the Company. To date, issued Equity Awards have consisted of stock options and restricted stock. Since the completion of the initial public offering on May 14, 2009, the Company has utilized the daily closing stock price as an element in determining the value of our Equity Awards. The date of grant of the awards is used for the measurement date. The awards are valued as of the measurement date and are amortized on a straight-line basis over the requisite vesting period.

A summary of stock option activity for the year ended December 31, 2008 is presented below:

	Options Outstanding
			Weighted
			Average
			Remaining
		Weighted	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Shares	Exercise Price	(in years)	(In millions)(2)

Outstanding — December 31, 2007	2,055,045	$15.00	7.74	$25.5
Granted	1,146,720
Exercised(1)	125,327
Forfeited/Expired	318,154

Outstanding — December 31, 2008	2,758,284	$19.10	7.75	$8.6

Exercisable — December 31, 2008	1,580,629	$15.01	6.76	$11.5

A summary of stock option activity for the year ended December 31, 2009 is presented below:

			Weighted
			Average
			Remaining
		Weighted	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Shares	Exercise Price	(in years)	(In millions)(2)

Outstanding — December 31, 2008	2,758,284	$19.10	7.75	$8.6
Granted	942,459
Exercised(1)	248,377
Forfeited/Expired	254,952

Outstanding — December 31, 2009	3,197,414	$20.29	7.38	$14.8

Exercisable — December 31, 2009	1,945,332	$19.10	6.42	$11.3

(1)	Upon exercise shares are issued from the authorized but unissued shares designated for issuance pursuant to the stock option plans.

(2)	Represents the total pretax intrinsic value for stock options with an exercise price less than the Company’s calculated common stock price as of December 31, 2008 and 2009, respectively, that option holders would have realized had they exercised their options as of that date.

Weighted-average grant-date fair values for option awards granted was $7.85, $9.15 and $10.44 for the years ended December 31, 2007, 2008 and 2009, respectively. The total fair value of options vested for the years ended December 31, 2007, 2008 and 2009 was $2.3 million, $4.3 million and $7.2 million, respectively.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company recognized stock-based compensation during the years ended December 31, 2008 and 2009 was $4.6 million and $7.7 million, respectively, of which $0.4 million, and $0.5 million was capitalized to assets under construction.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2007	2008	2009

Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	37.0-40.6%	37.0-50.4%	56.6-59.0%
Risk-free interest rate	3.3-4.9%	2.1-3.3%	1.8-2.4%
Expected life of options (years)	4.0	4.0	5.0
Forfeiture rate	3.0%	2.0%	2.0%

Expected volatility is based on a variety of comparable companies within our industry, currently looking back five years (if available). The expected life and forfeiture rate are based on the Company’s historical experience. The risk-free rate is based on the five-year Treasury note rate.

The total pre-tax intrinsic value or the difference between the exercise price and the market price on the date of exercise, of stock options exercised during the year ended December 31, 2007, 2008 and 2009 was $1.6 million, $2.2 million and $4.1 million, respectively.

As of December 31, 2008 and 2009 there was a total of $8.6 million and $10.8 million, respectively, of unrecognized expense remaining to be recognized over a weighted average period of 2.7 and 2.7 years, respectively.

On November 3, 2008, the Company granted a total of 30,000 shares of restricted stock under the 2007 Plan to executives as part of the Long Term Incentive Plan (LTIP) with a fair value of $22.10 per share. All units granted vest one-third each year beginning on March 31, 2009. Upon vesting units are converted into shares of common stock. As of December 31, 2009, 10,000 units had vested. A summary of restricted stock activity as of December 31, 2008, and changes during the year is presented below:

Weighted -
	No. of	Average Grant
Non-vested Restricted Stock	Shares	Date Fair Value

Non-vested at January 1, 2008	—	$—
Granted	30,000	22.10
Forfeited	—	—
Vested	—	—
Non-vested at December 31, 2008	30,000	$22.10

A summary of restricted stock activity as of December 31, 2009 and changes during the year is presented below:

		Weighted -
	No. of	Average Grant
Non-vested Restricted Stock	Shares	Date Fair Value

Non-vested at December 31, 2008	30,000	$22.10
Granted	—	—
Forfeited	—	—
Vested	10,000	—
Non-vested at December 31, 2009	20,000	$22.10

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2008 and 2009, there was $0.5 million and $0.3 million, respectively, of total unrecognized compensation cost related to the non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 2.7 and 1.3 years, respectively.

NOTE 9.	Earnings Per Share

Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares for the period. The Company includes as potential common shares the weighted average dilutive effects of outstanding stock options using the treasury stock method.

The following table sets forth the number of weighted average shares used to compute basic and diluted EPS:

	Years Ended December 31,
	2007	2008	2009
	(In millions, except per
	share data)

Basic earnings per share:
Net income	$95.8	$53.8	$47.4

Basic weighted average number of common shares outstanding	43.3	43.5	44.2
Assuming exercise of stock options	0.7	0.6	0.7

Diluted weighted average number of common shares outstanding, as adjusted	44.0	44.1	44.9

Earnings per share:
Basic	$2.21	$1.24	$1.07

Diluted	$2.18	$1.22	$1.06

The number of options that were excluded from EPS, calculated as the effects thereof were antidilutive, were 0.9 million, 1.8 million and 2.3 million for the years ended December 31, 2007, 2008 and 2009, respectively.

NOTE 10.	Income Taxes

Accounting for income taxes requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at the expected tax rates for the periods in which the assets or liabilities will be realized, as well as for the expected tax benefit of net operating loss and tax credit carryforwards.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

The provisions for income taxes reflected in the statements of operations for the years ended December 31, 2007, 2008 and 2009 consisted of (in millions):

	2007	2008	2009

Current:
Federal	$(0.7)	$(2.0)	$2.7
State	—	(1.5)	(0.1)

Total current	(0.7)	(3.5)	2.6

Deferred:
Federal	55.3	(32.7)	(31.4)
State	3.3	(1.9)	(2.2)

Total deferred	58.6	(34.6)	(33.6)

Income tax (expense) benefit	$57.9	$(38.1)	$(31.0)

In 2007, based on the level of historical taxable income and projections for future taxable income over the periods that the Company’s deferred tax assets are deductible, the Company determined that it was more likely than not that its deferred tax assets would be utilized prior to expirations and therefore released $59.1 million of valuation allowance. Of that amount, $0.5 million was attributable to recording the tax effect on the loss on financial derivative recorded in the Consolidated Statements of Stockholders’ Equity and Statements of Comprehensive Income for the year. The balance of the reversal of the valuation allowance and other adjustments to the deferred tax assets resulted in the recognition of income tax benefits to operations of $57.9 million in 2007. As of December 31, 2008 and 2009, the Company had no valuation allowance against its deferred tax assets.

The Company’s deferred tax assets and liabilities consisted of the following as of December 31:

	2008	2009
	(In millions)

Deferred tax assets:
Current
Alternative Minimum Tax Credits	$1.0	$—
Other	0.5	0.9
Compensation accrual	0.6	0.8
Net operating loss carryforwards	22.8	—

Total current deferred tax asset	24.9	1.7

Long-term deferred tax assets (liabilities), net
Net operating loss carryforwards	9.3	81.0
Research and development tax credits	9.0	9.0
Deferred revenue	92.9	82.1
Accumulated other comprehensive income	0.9	—
Other assets	1.5	3.0
Fixed assets	(115.4)	(186.4)
Alternative minimum tax credits	1.8	—
Other liabilities	—	—

Total long-term deferred tax (liabilities), net	—	(11.3)
Total deferred tax assets (liabilities)	24.9	(9.6)
Valuation allowance	—	—

Net deferred tax assets	$24.9	$(9.6)

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2009, the Company had net operating loss (NOL) carryforwards for federal and state income tax purposes of approximately $214.8 million and $189.1 million, respectively. In addition, the Company has research and development tax credits of approximately $9.0 million, which may be available to offset future federal income tax liabilities. If unused, the Federal carryforwards and credits will begin to expire during the years 2019 to 2029. If unused, the state carryforwards and credits will begin to expire during the years 2010 to 2029. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards, which can be utilized if certain changes in the Company’s ownership occur. The Company believes that such changes have occurred and may occur in the future to further limit the utilization of the carryforwards.

The benefit (expense) for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 35% to income or loss before income taxes as follows:

	2007	2008	2009
	(In millions)

Federal income tax expense	$(13.3)	$(32.2)	$(27.4)
Permanent differences	(0.4)	(1.1)	(1.2)
State income tax expense, net federal impact	(1.4)	(3.4)	(2.4)
Change in valuation allowance	73.0	(1.4)	—

	$57.9	$(38.1)	$(31.0)

In January 2007, the Company recognized a reduction in general business tax credits computed in and carried over from prior years of $4.5 million. There have been no changes in the Company’s tax contingencies during 2008 and 2009. The tax years 1996 through 2009 remain open to examination by the United States taxing jurisdictions to which we are subject. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of tax expense. The Company did not have any accrued interest or penalties recorded at December 31, 2009. The Company does not anticipate a material change to the amount of uncertain tax positions within the next 12 months.

A reconciliation of the Company’s uncertain tax positions is as follows:

(In millions)

Balance as of December 31, 2008	$4.5
Current year changes	—

Balance as of December 31, 2009	$4.5

While management believes the Company has adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from our accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Accordingly, additional provisions on tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

In, prior years, the Company was subject to the alternative minimum tax (AMT) which is based on current year AMT income (AMTI) less NOL carryforwards which cannot exceed 90% of AMTI. The net result is subject to the 20% AMT rate. The Company incurred current federal AMT of $0.7 million and $1.4 million, for the fiscal years ended December 31, 2007 and 2008, respectively. In 2009 the Company generated a taxable loss resulting from accelerated depreciation on its WorldView-2 satellite. Current tax legislation allows this loss to be carried back to prior years which will reduce prior years AMT income to zero and will generate a refund of all previously paid AMT.

In connection with the preparation of the second quarter 2008 income tax provision and the 2007 income tax return, the Company became aware of certain adjustments that should be made to the release of the valuation

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

allowance that was recorded in the fourth quarter of 2007. The net operating loss carryforward recorded as a deferred tax asset as of December 31, 2007 and related income tax benefit for the year ended December 31, 2007 should have been reduced by $1.4 million, due to tax basis and related tax depreciation differences. Management has assessed the impact of this adjustment and does not believe this amount is material, individually or in the aggregate, to any previously issued financial statements or to our operations for 2008. The Company recorded this non-cash out of period adjustment in the second quarter of 2008 increasing income tax expense and reducing net income for the three-month and six-month periods ended June 30, 2008 by $1.4 million or $0.03 basic and diluted EPS.

NOTE 11.	Benefit Plan

In October 1995, we adopted a 401(k) Savings and Retirement Plan (the 401(k) Plan), a tax-qualified plan covering substantially all of the Company’s employees. Employees may elect to contribute, subject to certain limitations, up to 60% of their annual compensation to the 401(k) plan. The 401(k) Plan provides that we may contribute matching contributions to the 401(k) Plan at the discretion of the Company’s management as approved by the board of directors. We recorded approximately $1.0 million, $1.2 million and $1.5 million of matching contribution expense for the years December 31, 2007, 2008 and 2009, respectively.

NOTE 12.	Related Party Transactions

As a result of the Company’s initial public offering in May 2009, the Company has reevaluated related parties due to the change in ownership and has concluded that Morgan Stanley & Co. Incorporated (Morgan Stanley) and Beach Point Capital Management L.P. remain its only related parties. On a prospective basis, the Company will only update related party information for these two entities. As a result of the IPO, Ball Corporation, Hitachi Ltd./Hitachi Software Engineering Co., Ltd., ITT Industries, Inc./Eastman Kodak, MacDonald Dettwiler and Associates, and Telespazio S.p.A./Eurimage S.p.A. are no longer related parties going forward from the initial public offering date. Historical information pertaining to these companies will continue to be disclosed if balances and activity for these entities is included in the financial statements presented.

Morgan Stanley

There were no amounts owed to Morgan Stanley in accounts payable and/or accrued liabilities to related party at December 31, 2008 and 2009.

The accrued interest on the Second Swap transaction owed by the Company to an affiliate of Morgan Stanley was $(0.1) million at December 31, 2008. There was no accrued interest related to the Second Swap at December 31, 2009. The fair value of the Swap transactions at December 31, 2008, $(1.0) million. The Second Swap terminated on April 18, 2009 and the Company paid the fair value of the Third Swap in conjunction with the repayment of our senior credit facility and senior subordinated notes. The Company did not have any swaps at December 31, 2009.

In February 2008, we issued senior subordinated notes in the amount of $40.0 million before issuance costs to Morgan Stanley and funds and affiliates that are now managed by Beach Point Capital Management L.P.. In addition, an affiliate of Morgan Stanley earned fees totaling $0.4 million for the placement of these notes.

As a result of the debt repayment in April 2009, all deferred financing fees paid to Morgan Stanley associated with this debt were expensed to the income statement in loss from early extinguishment of debt. As a result of the early extinguishment of debt, the Company paid a penalty of $0.9 million and $7.1 million in new deferred financing fees. In April 2009, we paid our senior subordinated notes in full.

In April 2008, we made an initial filing of our S-1 registration statement (S-1) with the SEC. In that filing, we named Morgan Stanley as a book-runner manager for our proposed IPO.

In July 2008, the Company entered into an agreement with an affiliate of Morgan Stanley to provide management services for the Company’s employee stock option plans.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

In April 2009, Morgan Stanley was the book-running manager for our senior secured note offering.

At December 31, 2008 and 2009 Morgan Stanley and its affiliates held 15,968,099 and 14,366,395 shares, respectively, of the Company’s common stock. Pursuant to the Investor Agreement between us and Morgan Stanley, currently, five Morgan Stanley designees have been duly elected to and are serving on our Board of Directors. The Directors are Mr. Zervigon, Mr. Albert, Mr. Jenson, Mr. Whitehurst and Mr. Cyprus. Mr. Albert, Mr. Jenson, Mr. Whitehurst and Mr. Cyprus are independent directors, as defined under the applicable rules of the New York Stock Exchange.

Beach Point Capital Management L.P. (assignee of Post Advisory Group LLC)

In January 2009, Beach Point Capital Management L.P. (Beach Point Capital) assumed certain rights and obligations from Post Advisory Group LLC. In connection with that assignment, Beach Point Capital became investment manager of certain funds that hold common stock of the Company. In February 2008, we issued senior subordinated notes in the amount of $40.0 million before issuance costs to Morgan Stanley & Co. Incorporated and funds and affiliates that are now managed by Beach Point Capital. In addition, Beach Point Capital and its related funds and affiliates earned fees totaling $0.4 million for the placement of these notes.

As a result of the debt repayment in April of 2009, all deferred financing fees paid to Beach Point Capital associated with this debt were expensed to the income statement in loss from early extinguishment of debt. As a result of the early extinguishment of debt, the Company paid a penalty of $0.9 million. In April 2009, we paid our senior subordinated notes in full.

At December 31, 2008 and 2009, Beach Point Capital and their related funds and affiliates held 6,487,923 and 3,168,839 shares, respectively, of the Company’s common stock.

Ball Corporation

Under various contracts with Ball Aerospace, we incurred expenses of $128.1 million and $32.2 million for the years ended December 31, 2007 and 2008 respectively, which were capitalized as part of the costs of building our WorldView-1 and WorldView-2 satellites. We incurred expenses of $13.1 million for the year 2009 until the IPO date, which was capitalized as part of the costs of building our WorldView-2 satellite. There were no amounts owed to Ball Aerospace in accounts payable to related party or accrued liabilities to related party at December 31, 2008.

At December 31, 2008 and 2009, Ball Corporation and its affiliates held 2,791,090 and 697,772 shares, respectively, of the Company’s common stock. During 2007, Ball Corporation had a designated representative serving on the Board. This representative resigned from the Board in December 2007.

Hitachi, Ltd./Hitachi Software Engineering Co., Ltd.

Hitachi, Ltd. (Hitachi), currently is a master international distributor of the Company’s products and was the exclusive distributor in most of Asia. Its rights and obligations have been assigned to Hitachi Software Engineering Co., Ltd. (Hitachi Software), an affiliate of Hitachi. Its exclusivity in most of Asia was amended in January 2004 to allow DigitalGlobe access to markets outside of Japan.

On January 28, 2005, we entered into a data distribution agreement with Hitachi Software which appoints Hitachi Software as a reseller of our products and services and authorized Hitachi Software to sell access time to our WorldView-2 satellite. Under the data distribution agreement we received a payment of $10.0 million in 2005. We entered into a direct access facility purchase agreement with Hitachi Software on March 23, 2007. Under this agreement, we will construct and sell to Hitachi Software a direct access facility, which will allow a customer of Hitachi Software to directly access and task our WorldView-2 satellite. In total, under our direct access facility purchase agreement, we have received $14.7 million of payments at December 31, 2008. As of December 31, 2008, the accumulated amount received from Hitachi Software related to the data distribution agreement and the direct

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

access facility purchase agreement of $24.7 million was included in deferred revenue from related party. Engineering work associated with the agreement has been subcontracted to MacDonald Dettwiler and Associates Ltd. (MDA), also a stockholder of the Company.

Hitachi earned sales commissions on direct sales by the Company to customers in its region of $1.4 million for the year ended December 31, 2008. Hitachi earned sales commissions on direct sales by the Company to customers in its region of $0.5 million for the year 2009 until the initial public offering date. These amounts are accounted for as a reduction of revenue in the consolidated statements of operations. Amounts owed to Hitachi in accrued liabilities to related party totaled $0.1 million at December 31, 2008.

Hitachi Software purchased approximately $9.5 million of the Company’s products in the year ended December 31, 2008 and $2.7 million for the year 2009 until the initial public offering date. Hitachi had a balance in accounts receivable from related party of $0.9 million at December 31, 2008.

At December 31, 2008 and 2009, Hitachi and its affiliates held 3,309,144 and 3,309,144 shares, respectively, of the Company’s common stock. Until January 2008, they had a designated representative serving on the board of directors.

ITT Industries, Inc./Eastman Kodak

Under various contracts with ITT Industries, we incurred expenditures of $13.5 million and $7.0 million for the years ended December 31, 2007 and 2008, and $0.8 million for the year 2009 until the initial public offering date, which were capitalized as part of the costs of building our satellites. There were no amounts owed in accounts payable to related party at December 31, 2008. Amounts owed to ITT Industries in accrued liabilities to related party totaled $0.1 million at December 31, 2008.

At December 31, 2008 and 2009, ITT held 770,208 and 770,208 shares, respectively, of the Company’s common stock.

MacDonald Dettwiler and Associates, Ltd.

Since September 1996, we have had a series of agreements with MDA, a stockholder of the Company, for purchase of various goods, software licenses and engineering and related services.

Under various agreements we have incurred expenditures of $4.8 million and $11.8 million for the year ended December 31, 2007 and 2008, respectively, and $3.1 million for the year 2009 until the initial public offering date. Total costs incurred with MDA related to the construction of the direct access facility for Hitachi of $13.6 million was recorded as long term deferred contract costs to related parties at December 31, 2008. Remaining expenditures have been capitalized in the cost of the satellites. Amounts owed to MDA in accrued liabilities to related party totaled $1.0 million at December 31, 2008.

At December 31, 2008 and 2009, MDA and its affiliates held 27,667 and 27,667 shares, respectively, of the Company’s common stock.

Telespazio S.p.A./Eurimage S.p.A.

Telespazio S.p.A. (Telespazio), is a master reseller of our products and services in Europe. Telespazio earned sales commissions on direct sales by the Company to customers in its region of $0.5 million and $0.6 million for the year ended December 31, 2007 and 2008, respectively and $0.5 million for the year 2009 until the initial public offering date. Amounts owed to Telespazio in accounts payable to related party totaled $1.8 million at December 31, 2008.

Telespazio and its reseller and subsidiary, Eurimage S.p.A. (Eurimage), purchased approximately $6.9 million and $5.6 million of the Company’s products in the year ended December 31, 2007 and 2008 and $1.6 million for the

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

year 2009 until the initial public offering date. Amounts owed to us by Telespazio/Eurimage in accounts receivable from related party totaled $0.3 million at December 31, 2008.

At December 31, 2008 and 2009, Telespazio and its affiliates held 794,641 and 0 shares, respectively, of the Company’s common stock.

NOTE 13.	Material Relationship

National Geospatial-Intelligence Agency (NGA)

The ClearView Agreement, executed in 2002, with NGA originally provided for minimum annual purchase commitments over four years. There is currently no minimum purchase commitment for year five of the agreement. In January 2007, the ClearView Agreement was merged into the NextView Agreement.

Under the NextView Agreement, we initiated the development of the WorldView system in August 2003 and on November 16, 2007 the WorldView-1 Satellite reached its full operational capability. The NextView agreement provided for the advance payment of $266.0 million prior to the FOC of WorldView-1. These advance payments are accounted for as deferred revenue when funds are received. In November 2007, when the WorldView-1 satellite became certified as operational, the advance payments started to be ratably recognized as revenue over the estimated remaining life of the NGA customer relationship, currently assessed to correspond with the life of the WorldView-1 satellite, or 10.5 years.

The NextView agreement originally provided for minimum data purchase commitments from the WorldView-1 satellite. In January 2008, we amended the NextView agreement to modify the purchase arrangement with NGA from area-based ordering to a Service Level Agreement (SLA).

NOTE 14.	Commitments and Contingencies

The Company is obligated under certain non-cancelable operating leases for office space and equipment. We currently lease approximately 199,476 square feet of office and operations space in two locations in Longmont, Colorado. This space includes our principal executive offices. The rent varies in amounts per year through its expiration date in August 2015. Lease expense for the Longmont location has been recorded straight line over the term of the lease. The Company received approximately $8.5 million of certain rent incentives that we have deferred and are amortizing over the life of the lease. We have $3.8 million and $2.6 million of net leasehold improvements at December 31, 2008 and 2009, respectively, which we are amortizing ratably over the remaining lease term.

Rent expense net of sublease income approximated $2.6 million, $2.3 million and $3.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

We enter into agreements in the ordinary course of business with resellers and others. Most of these agreements require us to indemnify the other party against third-party claims alleging that one of our products infringes or misappropriates a patent, copyright, trademark, trade secret or other intellectual property right. Certain of these agreements require us to indemnify the other party against claims relating to property damage, personal injury or acts or omissions by us, our employees, agents or representatives. In addition, from time to time we have made guarantees regarding the performance of our systems to our customers.

In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates losses from such indemnification based on the likelihood that the future event will confirm the loss ranging from probable to remote. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in the Company’s financial statements.

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Future minimum lease payments under all non-cancelable operating leases (net of aggregate future minimum non-cancelable sublease rentals) as of December 31, 2009 are summarized below:

	Operating	Other
	Leases	Commitments

2010	$3.3	$13.0
2011	4.6	16.8
2012	2.9	11.8
2013	2.6	3.7
2014 and thereafter	3.6	3.2

	$17.0	$48.5
Sublease rentals	(1.1)	—

	$15.9	$48.5

In addition to operating lease commitments, other contractual commitments related to the manufacture and delivery of key components for the Company’s WorldView-2 satellite are included in the table above.

NOTE 15.	Acquisition

On January 4, 2007, the Company acquired GlobeXplorer for a total purchase price of $21.3 million, consisting of $9.4 million in cash consideration, net of cash acquired of $1.4 million, approximately $0.6 million in acquisition costs and 500,000 shares of the Company’s common stock, valued in the aggregate at $11.3 million based on the December 2006 sale of common stock. GlobeXplorer is a producer, integrator and provider of geographic data and earth imagery.

In valuing GlobeXplorer for the acquisition, the Company utilized recognized valuation methodologies. We obtained projected financial results from GlobeXplorer, adjusted those projections based on our knowledge of the market and then valued GlobeXplorer with a discounted cash flow model using those projections, an appropriate weighted cost of capital as a discount factor and an appropriate terminal multiple of earnings before interest, taxes, depreciation and amortization (EBITDA). After our initial valuation, we allocated the purchase price by performing a discounted cash flow valuation of GlobeXplorer’s business, the value of customer relationships, the value of the core technology and the value of certain relationships with prior management.

GlobeXplorer’s accounts and results of operations have been included in the consolidated financial statements of the Company since the acquisition date. The purchase price allocation resulted in $9.0 million of identifiable intangible assets, consisting primarily of trademarks, core technology and customer relationships, and $8.7 million of goodwill, after adjusting the additional acquired net assets to fair value. The $21.3 million purchase price was allocated as follows:

(In millions)

Working capital (net of cash)	$2.0
Aerial image library	3.2
Fixed assets	0.6
Deferred revenue	(2.2)
Intangible assets	9.0
Goodwill	8.7
Total allocation of purchase price	$21.3

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

Intangible assets resulting from the acquisition of GlobeXplorer during 2007 consist of the following:

Customer relationships	$4.3
Core technology	3.1
Trademark/trade name	1.1
Non-compete agreement	0.5
Intangible assets	$9.0

The identifiable intangible assets are being amortized on a straight-line basis over their useful lives, ranging from three to five years, except for customer relationships, which are being amortized using the declining balance method over a five year period. Goodwill represents the excess of the purchase price over the value of identifiable net assets and derives primarily from synergies in the operations of the combined business as well as allowing the Company to enter the web-based imagery distribution business sooner than would otherwise have been possible.

NOTE 16.	Quarterly Results from Operations (unaudited)

	2008				2009
	For the Quarters Ended				For the Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
	(In millions)

Revenue	$68.8	$67.4	$66.8	$72.2	$67.2	$70.0	$71.8	$72.9

Income before income taxes	23.5	21.7	23.8	22.9	17.7	14.0	23.9	22.8

Income tax benefit (expense)	(9.4)	(10.1)	(9.5)	(9.1)	(7.1)	(5.6)	(9.3)	(9.0)

Net income	$14.1	$11.6	$14.3	$13.8	$10.6	$8.4	$14.6	$13.8

Earnings per share — basic	$0.32	$0.27	$0.33	$0.32	$0.24	$0.19	$0.33	$0.32

Earnings per share — fully diluted	$0.32	$0.26	$0.32	$0.31	$0.24	$0.19	$0.32	$0.30

Weighted average common shares outstanding	43,420,261	43,434,781	43,459,653	43,434,251	43,499,757	44,163,507	44,679,714	43,219,134

Weighted average fully diluted shares outstanding	44,162,965	44,189,262	44,346,877	43,979,426	43,989,202	44,695,213	45,397,989	45,599,550

In connection with the preparation of our 2007 federal income tax return, we determined that certain adjustments should have been made prior to the release of the valuation allowance that was recorded in the fourth quarter of 2007 of $59.1 million. We noted that the net operating loss carryforward recorded as a deferred tax asset as of December 31, 2007 and related income tax benefit for the year ended December 31, 2007 should have been reduced by $1.4 million. We determined the adjustment is not material as of or for the years ended December 31, 2007 and 2008. Accordingly, the error was corrected in the second quarter of 2008.

NOTE 17.	Subsequent Events

On January 4, 2010 our WorldView-2 satellite achieved full operational capability. The company began taking orders from the WorldView-2 satellite during the fourth quarter of 2009 and we are currently selling imagery from the WorldView-2 satellite.

On February 9, 2010, DigitalGlobe, Inc. signed a contract to modify its Service Level Agreement, or SLA, with the National Geospatial-Intelligence Agency, or NGA. The modification restructures the option for NGA to extend the term of the SLA. The original option, if exercised, provided for a single nine-month extension of the term, from

DigitalGlobe, Inc.

Notes to Consolidated Financial Statements — (Continued)

April 1, 2010 to December 31, 2010. The modified option grant NGA the option to extend the SLA for three months on the same terms, from April 1, 2010 to June 30, 2010, with the six additional options, each for a one-month period, with the last option term expiring on December 31, 2010.

Our Company has evaluated and disclosed all subsequent events that have occurred from December 31, 2009 through February 24, 2010. Besides the subsequent events listed above, there were no other subsequent events that required disclosure in our financial statements.

NOTE 18.	Valuation and Qualifying Accounts

		Additions
	Balance at	(Reductions)		Balance at
	Beginning of	Charged to	Write-offs And	End of
	Period	Operations	Adjustments	Period
	(In millions)

Allowance for doubtful accounts
Year Ended:
December 31, 2009	0.9	1.0	(0.7)	1.2
December 31, 2008	0.6	0.4	(0.1)	0.9
December 31, 2007	0.4	0.3	(0.1)	0.6
Valuation allowance for deferred tax assets
Year Ended:
December 31, 2009	—	—	—	—
December 31, 2008	—	—	—	—
December 31, 2007	77.5	(73.0)	(4.5)	—

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2010

[ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

PRELIMINARY PROSPECTUS

$355,000,000

10.5% Senior Secured Notes due 2014

Interest payable on May 1 and November 1

The notes will bear interest at the rate of 10.5% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on November 1, 2009. The notes will mature on May 1, 2014. We may redeem any of the notes beginning on May 1, 2012 at a redemption price equal to 105.25% of their principal amount at maturity through May 1, 2013 and 100% thereafter plus, in each case, accrued and unpaid interest. In addition, on or prior to May 1, 2012, we may redeem up to 35% of the principal amount at maturity of the notes at a redemption price equal to 110.5% of the principal amount at maturity of the notes, plus accrued and unpaid interest, using the net cash proceeds from sales of certain types of capital stock. There is no sinking fund for, or mandatory redemption of, the notes. If a change of control occurs, we must give holders of the notes an opportunity to sell us their notes at a purchase price of 101% of the accreted value of such notes, plus accrued and unpaid interest, to the date of purchase. In addition, our obligations under the notes to comply with certain covenants will be suspended and cease to have any further effect from and after the first date when the rating of the notes is investment grade.

The notes will be our senior obligations. The notes will be unconditionally guaranteed by our existing and certain of our future domestic subsidiaries. The notes and the guarantees with respect to the notes will be secured by a first-priority security interest in substantially all of the assets of the company and the guarantors with certain exclusions.

Investing in the notes involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

[ALTERNATE SECTIONS FOR MARKET-MAKING PROSPECTUS]

USE OF PROCEEDS

We will not receive any cash proceeds from the market making in the notes undertaken by our affiliates.

PLAN OF DISTRIBUTION

This prospectus has been prepared for use by Morgan Stanley & Co. Incorporated in connection with offers and sales of the notes in market making transactions effected from time to time. Morgan Stanley & Co. Incorporated may act as principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act, and to contribute payments which Morgan Stanley & Co. Incorporated might be required to make in respect thereof.

As of March 23, 2010, Morgan Stanley & Co. Incorporated and its affiliates owned approximately 31.6% of the outstanding share of our common stock and certain of our directors are employed by an affiliate of Moran Stanley & Co. Incorporated.

PROSPECTUS

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section of the Registrant’s by-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DigitalGlobe, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Longmont, State of Colorado, on April 26, 2010.

DIGITALGLOBE, INC.

By	/s/ Yancey L. Spruill
Name:     Yancey L. Spruill

Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Each person whose signature appears below hereby severally constitutes and appoints Yancey L. Spruill and J. Alison Alfers or any of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 26, 2010, by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jill D. Smith Jill D. Smith	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 26, 2010

/s/ Yancey L. Spruill Yancey L. Spruill	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 26, 2010

/s/ Paul M. Albert, Jr. Paul M. Albert, Jr.	Director	April 26, 2010

/s/ Nick S. Cyprus Nick S. Cyprus	Director	April 26, 2010

/s/ General Howell M. Estes III General Howell M. Estes III	Director	April 26, 2010

/s/ Warren C. Jenson Warren C. Jenson	Director	April 26, 2010

/s/ Alden Munson Jr. Alden Munson Jr.	Director	April 26, 2010

Signature	Title	Date

/s/ James M. Whitehurst James M. Whitehurst	Director	April 26, 2010

/s/ Eddy Zervigon Eddy Zervigon	Director	April 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DigitalGlobe, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Longmont, State of Colorado, on April 26, 2010.

DG CONSENTS SUB, INC.

By	/s/ Walter S. Scott
Name:     Walter S. Scott

Title:	President

Each person whose signature appears below hereby severally constitutes and appoints Yancey L. Spruill and J. Alison Alfers or any of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 26, 2010, by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Walter S. Scott Walter S. Scott	President (Principal Executive Officer)	April 26, 2010

/s/ Amy M. Gibbs Amy M. Gibbs	Treasurer (Principal Financial and Accounting Officer)	April 26, 2010

/s/ Yancey L. Spruill Yancey L. Spruill	Director	April 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DigitalGlobe, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Longmont, State of Colorado, on April 26, 2010.

DIGITALGLOBE INTERNATIONAL, INC.

By	/s/ A. Rafay Khan
Name:     A. Rafay Khan

Title:	President

Each person whose signature appears below hereby severally constitutes and appoints Yancey L. Spruill and J. Alison Alfers or any of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 26, 2010, by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Rafay Khan A. Rafay Khan	President (Principal Executive Officer)	April 26, 2010

/s/ Amy M. Gibbs Amy M. Gibbs	Treasurer (Principal Financial and Accounting Officer)	April 26, 2010

/s/ Yancey L. Spruill Yancey L. Spruill	Director	April 26, 2010

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 on the company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2010)
3.2		Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 on the company’s Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2009)
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 on the company’s Registration Statement on Form S-1, filed with the SEC on May 13, 2009)
4.2		Indenture relating to the senior secured notes, by and between DigitalGlobe, Inc. and U.S. Bank, National Association, as trustee, dated as of April 28, 2009 (incorporated by reference to Exhibit 4.2 on the company’s Registration Statement on Form S-1, filed with the SEC on May 6, 2009)
4	.3*	Form of 10.5% Senior Secured Notes due 2014
5	.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1		NextView Contract #NMAHM 1573-04-C-0001, by and between DigitalGlobe, Inc. and National Geospatial — Intelligence Agency (NGA), dated December 9, 2003, as amended (incorporated by reference to Exhibit 10.1 on the company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2010)
10.2		Data Reception and Distribution Agreement, by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated September 15, 2005, as amended by Amendments Number 1 to 4 (incorporated by reference to Exhibit 10.3 on the company’s Registration Statement on Form S-1, filed with the SEC on March 5, 2009)
10.3		Direct Access Facility Purchase Agreement by and between DigitalGlobe, Inc. and Hitachi Software Engineering Co., Ltd., dated march 23, 2007, as amended by Amendment Number 1, dated as of July 10, 2007 (incorporated by reference to Exhibit 10.4 on the company’s Registration Statement on Form S-1, filed with the SEC on March 5, 2009)
10.4		Office Lease, by and between DigitalGlobe, Inc. and K/B Fund IV, dated March 19, 2004, as amended and assigned to Hub Properties Trust as a successor interest of K/B Fund IV (incorporated by reference to Exhibit 10.6 on the company’s Registration Statement on Form S-1, filed with the SEC on April 14, 2008)
10.5		Stockholders’ Agreement, among DigitalGlobe, Inc. and certain stockholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.7 on the company’s Registration Statement on Form S-1, filed with the SEC on June 6, 2008)
10.6		Amendment to the Stockholders’ Agreement, dated as of March 24, 2008 among DigitalGlobe, Inc. and certain stockholders (incorporated by reference to Exhibit 10.8 on the company’s Registration Statement on Form S-1, filed with the SEC on April 29, 2009)
10.7		Letter Agreement by and between DigitalGlobe, Inc. and Post Advisory Group, dated as of June 25, 2008 (incorporated by reference to Exhibit 10.22 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.8		Assignment, by and among DigitalGlobe, Inc., Post Advisory Group and Beach Point Capital, dated February 9, 2009, of 2004 Purchase and Sale Agreement and June 2008 Letter Agreement (incorporated by reference to Exhibit 10.25 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.9		Investor Agreement by and between DigitalGlobe, Inc. and Morgan Stanley & Co., Inc., dated as of April 28, 2009 (incorporated by reference to Exhibit 10.21 on the company’s Registration Statement on Form S-1, filed with the SEC on May 6, 2009)
10.10		Employment Agreement by and between DigitalGlobe, Inc. and Jill D. Smith, dated as of September 1, 2008 (incorporated by reference to Exhibit 10.9 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.11		Employment Agreement by and between DigitalGlobe, Inc. and Yancey L. Spruill, dated as of June 1, 2008 (incorporated by reference to Exhibit 10.11 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.12		Offer letter to A. Rafay Khan, dated as of December 31, 2008 (incorporated by reference to Exhibit 10.13 on the company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2010)

Exhibit
Number		Description

10.13		Severance Protection Agreement by and between Digital Globe, Inc and A. Rafay Khan, dated as of January 16, 2009 (incorporated by reference to Exhibit 10.14 on the company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2010)
10.14		Offer Letter to J. Alison Alfers, dated as of December 13, 2007 (incorporated by reference to Exhibit 10.15 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.15		Severance Agreement by and between DigitalGlobe, Inc. and J. Alison Alfers, dated as of June 1, 2008 (incorporated by reference to Exhibit 10.16 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.16		1995 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.17 on the company’s Registration Statement on Form S-1, filed with the SEC on April 14, 2008)
10.17		Amended and Restated 1999 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 on the company’s Registration Statement on Form S-1, filed with the SEC on April 14, 2008)
10.18		2007 Employee Stock Option Plan (incorporated by reference to Exhibit 10.19 on the company’s Registration Statement on Form S-1, filed with the SEC on April 14, 2008)
10.19		2008 Success Sharing Plan (Executive & Director Bonus Plan) (incorporated by reference to Exhibit 10.20 on the company’s Registration Statement on Form S-1, filed with the SEC on March 24, 2009)
10.20		2009 Success Sharing Plan (Executive & Director Bonus Plan) (incorporated by reference to Exhibit 10.22 on the company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2010)
10	.21*	2010 Success Sharing Plan
10	.22*	Registration Rights Agreement, by and between DigitalGlobe, Inc. and Morgan Stanley & Co., Inc., dated as of April 28, 2009
12	.1*	Statement regarding the computation of ratio of earnings to fixed charges for the registrant.
21	.1*	Subsidiaries of the registrant.
23	.1*	Consent of PricewaterhouseCoopers LLP
23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1		Power of Attorney included on signature page hereto.
25	.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture relating to the exchange notes.
99	.1*	Form of Letter of Transmittal.
99	.2*	Notice of Guaranteed Delivery.

*	Filed herewith.

**	To be filed by amendment.